As filed with the Securities and Exchange Commission on July 8, 1998
                                              Registration No. 33-97090

==============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               -------------
                     POST-EFFECTIVE AMENDMENT NO. 4 to

                                 FORM S-1
                         REGISTRATION STATEMENT             CONFORMED COPY
                                 UNDER THE                  --------------
                          SECURITIES ACT OF 1933

                               -------------
                            ACG Holdings, Inc.
                       American Color Graphics, Inc.

        (Exact name of registrants as specified in their charters)

                 Delaware                                      2750                                     62-1395968
                 New York                                      2750                                     16-1003976
        (State or jurisdiction of                  (Primary standard industrial                      (I.R.S. employer
      incorporation or organization)                classification code number)                  identification numbers)
            ACG Holdings, Inc.                                                                American Color Graphics, Inc.
           225 High Ridge Road                                                                      100 Winners Circle
       Stamford, Connecticut 06905                                                              Brentwood, Tennessee 37027
              (203) 977-8101                                                                          (615) 377-0377
      (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                                                        TIMOTHY M. DAVIS
                              Senior Vice President - Administration, General Counsel and Secretary
                                                       ACG Holdings, Inc.
                                                  American Color Graphics, Inc.
                                                       225 High Ridge Road
                                                   Stamford, Connecticut 06905
                                                         (203) 977-8101
    (Name, address, including zip code, and telephone number, including area code, of agent for service for both registrants)

                                                           -------------
                                                            Copies to:
                                                         JOHN R. ETTINGER
                                                       Davis Polk & Wardwell
                                                       450 Lexington Avenue
                                                     New York, New York 10017
                                                          (212) 450-4000

                                                           -------------


               Approximate date of commencement of proposed exchange offer:
As soon as practicable after this Registration Statement becomes effective.
               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 please check the following box. [X]
               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [ ]
               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                               CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                     Proposed Maximum          Proposed
                                                       Amount            Offering               Maximum            Amount of
             Title of Each Class of                     to be              Price          Aggregate Offering     Registration
          Securities to be Registered                Registered          Per Note                Price              Fee(1)
-----------------------------------------------------------------------------------------------------------------------------
12 3/4% Senior Subordinated Exchange Notes Due      $185,000,000          $1,000             $185,000,000         $63,793.10
  2005(2)(3)
=============================================================================================================================

(1) Previously paid.
(2) The guarantee of principal of and interest on the Notes is also being registered hereby.
(3) An indeterminable amount of Notes to be offered and sold in market-making transactions are also being registered hereby.

                               ------------

  This Post-Effective Amendment shall become effective in accordance with
                Section 8(c) of the Securities Act of 1933.

==============================================================================

PROSPECTUS

                       American Color Graphics, Inc.
            12 3/4% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2005

                               ------------

       Unconditionally Guaranteed on a Senior Subordinated Basis by
                            ACG Holdings, Inc.

                               ------------

               Interest on the 12 3/4% Senior Subordinated Exchange Notes Due 2005 (the "Notes") is payable semiannually on February 1 and August 1 of each year. The Notes are redeemable at the option of American Color Graphics, Inc. ("Graphics"), in whole or in part, at any time on or after August 1, 2000, initially at 106.375% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after August 1, 2002. In addition, at the option of Graphics, at any time or from time to time prior to August 1, 1998, the Notes are redeemable from the proceeds of one or more Public Equity Offerings following which there is a Public Market at 110% of their principal amount, plus accrued interest; provided that at least $115 million aggregate principal amount of Notes remains outstanding after each such redemption. Upon the occurrence of a Change of Control Triggering Event (as defined herein) each holder of Notes will have the right to require Graphics to repurchase all or any portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest.

               The Notes are subordinated in right of payment to all existing and future Senior Indebtedness of Graphics, including indebtedness under the Amended and Restated Credit Agreement (as defined herein) and pari passu in right of payment with any future senior subordinated indebtedness of Graphics and will be senior in right of payment to any future subordinated indebtedness of Graphics. At March 31, 1998, Graphics had approximately $134.7 million of Senior Indebtedness, no senior subordinated indebtedness other than the Notes and no subordinated indebtedness outstanding and Graphics' subsidiaries had approximately $0.3 million of liabilities (which were effectively senior to the Notes).

               The Notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by ACG Holdings, Inc. ("Holdings"). Holdings has no significant assets other than the capital stock of Graphics, all of which is pledged to secure Senior Indebtedness of Holdings.

               The Notes were issued pursuant to an exchange offer (the "Exchange Offer") consummated by Graphics and Holdings on January 3, 1996, pursuant to which the Notes were issued in exchange for Graphics' outstanding 12 3/4% Senior Subordinated Notes Due 2005 (the "Old Notes").

                                  ------------

               See "Risk Factors" beginning on page 13 of this Prospectus for a discussion of certain information that should be considered in connection with an investment in the Notes.

               The Notes have received ratings from Moody's Investors Service, Inc. and Standard and Poor's Ratings Services which are below "investment grade" and there is no required rating that must be maintained.

                                  ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               This Prospectus is to be used by Morgan Stanley & Co. Incorporated ("MS&Co."), in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. MS&Co. may act as principal or agent in such transactions. Graphics will receive no portion of the proceeds of such sales and will bear the expenses incident to the registration thereof. If MS&Co. conducts any market-making activities, it may be required to deliver a "market-making prospectus" when effecting offers and sales in the Notes because of the beneficial ownership of Holdings by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF") and Morgan Stanley Capital Partners III, L.P. ("MSCP") and two other limited partnerships, all of which are affiliates of MS&Co. For so long as a market-making prospectus is required to be delivered, the ability of MS&Co. to make a market in the Notes may, in part, be dependent on the ability of Graphics and Holdings to maintain a current market-making prospectus.

               July 8, 1998



No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Graphics, Holdings or MS&Co. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information herein is correct as of any date subsequent to the date hereof.


                               ------------

                               TABLE OF CONTENTS

                                  Page                                              Page
                                  ----                                              ----
Available Information...............2    Certain Transactions........................23
Prospectus Summary..................3    Description of the Amended and Restated
Risk Factors.......................13    Credit Agreement............................24
Use of Proceeds....................19    Description of the Notes....................27
Capitalization.....................19    Certain Federal Income Tax Considerations...54
Selected Historical Financial Data.20    Plan of Distribution........................56
Business...........................23    Legal Matters...............................56
Management's Discussion and              Experts.....................................56
   Analysis of Financial Condition       Appendix 1:  Holdings' and Graphics' Annual
   and Results of Operations.......23      Report on Form 10-K for the Fiscal Year
Management.........................23      Ended March 31, 1998
Security Ownership of Certain
   Beneficial Owners and
   Management......................23


                                  ------------

                             AVAILABLE INFORMATION

               Graphics and Holdings have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933 (the "Securities Act") with respect to the Notes offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration
Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to Graphics, Holdings and the Notes offered hereby, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at its regional offices at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary
Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. A copy of the Company's Annual Report on Form 10-K for the year ended March 31, 1998
(its "Annual Report") is included as Appendix 1 hereto.

               The Indenture requires Holdings and, in the circumstances described below, Graphics to file with the Commission the annual, quarterly and other reports required by Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regardless of whether such Sections are applicable to Graphics or Holdings. Holdings or Graphics, as the case may be, will supply without cost to each holder of Notes, and file with the trustee under the Indenture, within fifteen days after Holdings is required to file the same with the Commission, copies of the audited financial statements, quarterly reports and other reports which Graphics and Holdings are required to file with the Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act; provided, however, that in the event Holdings is no longer the guarantor on the Notes, Holdings shall no longer be required to file such reports and Graphics will be required to file such reports, in each case as of the date and time that Holdings is no longer the guarantor on the Notes.


                            PROSPECTUS SUMMARY

               The following information is qualified in its entirety by the detailed information and financial statements and accompanying notes appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term "Company" refers to ACG Holdings, Inc. and its subsidiaries, including its wholly-owned subsidiary, American Color Graphics, Inc., the term "Graphics" refers to American Color Graphics, Inc. and its subsidiaries and the term "Holdings" refers to ACG Holdings, Inc. The term "Fiscal Year 1998" refers to the year ended March 31, 1998, the term "Fiscal Year 1997" refers to the year ended March 31, 1997 and the term "Fiscal Year 1996" refers to the year ended March 31, 1996.


                                The Company

               The Company is a successor to a business that commenced operations in 1926, and is one of the largest national diversified commercial printers in North America with ten printing plants in eight states and Canada and 15 prepress facilities located throughout the United States. The Company operates primarily in two business sectors of the commercial printing industry: printing (which accounted for approximately 84% of total sales during Fiscal Year 1998) and digital imaging and prepress services conducted through its American Color division (which accounted for approximately 16% of total sales in Fiscal Year 1998). The Company's printing business and American Color division are both headquartered in Nashville, Tennessee. Partnerships affiliated with Morgan Stanley, Dean Witter & Co.
currently own 61.4% of the outstanding common stock and 72.5% of the outstanding preferred stock of Holdings.

               On April 8, 1993 (the "Acquisition Date"), pursuant to an Agreement and Plan of Merger dated March 12, 1993, as amended (the "Merger Agreement"), between Holdings and SGI Acquisition Corp. ("Acquisition Corp."), Acquisition Corp. was merged with and into Holdings (the "1993 Acquisition"). Acquisition Corp. was formed by MSLEF, certain institutional investors and certain members of management (the "Purchasing Group") for the purpose of acquiring a majority interest in Holdings. Acquisition Corp. acquired a substantial and controlling majority interest in Holdings in exchange for $40 million in cash. In the 1993 Acquisition, Holdings continued as the surviving corporation and the separate corporate existence of Acquisition Corp. was terminated.

               On August 15, 1995, the Company completed a merger transaction (the "Shakopee Merger") with Shakopee Valley Printing Inc. ("Shakopee"). Shakopee was formed to effect the purchase of certain assets and assumption of certain liabilities of Shakopee Valley Printing, a division of Guy Gannett Communications. On December 22, 1994, pursuant to an Agreement for the Purchase of Assets between Guy Gannett Communications (the "Seller") and Shakopee (the "Buyer"), the Seller sold certain assets and transferred certain liabilities of Shakopee Valley Printing to the Buyer for a total purchase price of approximately $42.6 million, primarily financed through the issuance of 35,000 shares of Common Stock and bank borrowings. The 35,000 shares were purchased by MSCP, Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. (collectively, the "MSCP III Entities"), together with First Plaza Group Trust and Leeway & Co. Each of the MSCP III Entities is affiliated with Morgan Stanley, Dean Witter & Co. In addition, the other stockholders of Shakopee were also stockholders of the Company. See "-- The Transactions -- The Shakopee Merger."

               On March 11, 1996, Graphics sold its 51% interest in National Inserting Systems, Inc. ("NIS"). The proceeds from the sale were used to repay indebtedness under the Bank Credit Agreement (as defined below).

               On March 12, 1996, Graphics acquired the assets of Gowe, Inc., a Medina, Ohio regional printer of newspapers, T.V. books and retail advertising inserts and catalogs (the "Medina Facility") for cash and assumption of certain liabilities of Gowe, Inc. (the "Medina Acquisition").

               During March 1996, the Company completed the construction and start-up of a plant in Hanover, Pennsylvania ("Flexi-Tech"). Flexi-Tech is dedicated to the production of commercial flexi books (a form of advertising inserts) serving various segments of the retail advertising market and the production of T.V. listing guides serving the newspaper market.

               In February 1997, the Company made a strategic decision to shut down the operations of its wholly-owned subsidiary, Sullivan Media Corporation ("SMC"). SMC's shutdown has been accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Discontinued Operations" and note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

               Market data used throughout this Prospectus was obtained from industry publications and internal Company estimates. While the Company believes such information is reliable, the accuracy of such information has not been independently verified and cannot be guaranteed.

               Printing. The Company's printing business, which accounted for approximately 84% of the Company's sales in Fiscal Year 1998, produces retail advertising inserts, comics (newspaper Sunday comics, comic insert advertising and comic books) and other publications.

               Retail Advertising Inserts (80% of printing sales in Fiscal Year 1998). The Company believes that it is one of the largest printers of retail advertising inserts in the United States. Retail advertising inserts are preprinted advertisements, generally in color, that display products sold by a particular retailer or manufacturer. Advertising inserts are used extensively by many retailers and are believed to be an important and cost-effective means of advertising for these merchants. Advertising inserts are primarily distributed through insertion in newspapers but are also distributed by direct mail or in-store by retailers. They generally advertise for a specific, limited sale period. The Company prints advertising inserts for approximately 300 retailers.

               Comics (14% of printing sales in Fiscal Year 1998 include Sunday comics and comic books). The Company believes that it is one of the largest printers of comics in the United States. The Company prints Sunday comics for over 300 newspapers in the United States and Canada and prints the majority of the annual comic book requirements of Marvel Entertainment Group, Inc. ("Marvel").

               Other Publications (6% of printing sales in Fiscal Year 1998). The Company prints local newspapers, T.V. guide listings and other publications.

               In January 1998, the Company approved a plan for its printing division which was designed to improve responsiveness to customer requirements, increase asset utilization and reduce overhead costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring Costs and Other Special Charges" and note 19 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

               American Color. The Company's digital imaging and prepress services business is conducted by its American Color division, which accounted for approximately 16% of the Company's sales in Fiscal Year 1998. The Company believes it is one of the largest full-service providers of digital imaging, prepress and color separation services in the United States and a technological leader in its industry. American Color commenced operations in 1975 and maintains 15 full service locations nationwide.

               American Color assists its customers in the capture, manipulation, transmission and distribution of images. The majority of its work leads to the production of four-color separations in a format appropriate for use by printers. In recent years, technological advances have made it possible to replace largely manual and photography-based production methods with computer-based, electronic means for producing four-color films faster and at lower costs. American Color makes page changes, including typesetting, and combines digital page layout information with electronically captured and color-corrected four-color images. From these digital files, proofs, final corrections and, finally, four-color films or digital output are produced for each advertising or editorial page. The final four-color films or digital output enables printers to prepare plates for each color resulting in the appearance of full color in the printed page.

               American Color's revenue from these traditional services is being supplemented by new revenue sources from electronic prepress services such as digital image storage, facilities management (operating digital imaging prepress service facilities at a customer location), computer-to-plate services, creative services, consulting and training services and software and data management. American Color has been a leader in implementing these new technologies, enabling it to reduce unit costs and effectively service the increasingly complex demands of its customers more quickly than many of its competitors. American Color has also been one of the leaders in the integration of electronic page make-up, microcomputer-based design and layout, and digital cameras into prepress production.

               The digital imaging and prepress services industry is highly fragmented, primarily consisting of smaller local and regional companies, with only a few national full-service digital imaging and prepress companies such as American Color, none of which has a significant nationwide market share. Many smaller digital imaging and prepress companies have left the industry in recent years due to their inability to keep pace with technological advances in the industry.

               In April 1995, the Company implemented a plan for its American Color division designed to improve productivity, increase customer service and responsiveness, and provide increased growth in this business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Restructuring Costs and Other Special Charges" and note 19 to the Company's consolidated financial statements in this Prospectus.

Competitive Advantages and Strategy

               Competitive Advantages. The Company believes that it has the following competitive advantages in its printing and digital imaging and prepress services businesses:

               Modern Equipment. The Company believes that its web heatset offset and flexographic web printing equipment is among the most advanced in the industry and that the average age of its equipment is significantly less than the majority of its regional competitors and is comparable to its major national competitors. The Company is also committed to a comprehensive, long-term maintenance program which enhances the reliability and extends the life of its presses and other production equipment. It also believes that its digital imaging and prepress equipment is significantly more advanced than many of its smaller regional competitors, many of whom have not incorporated digital prepress technologies to the same extent as the Company, nor adopted an open systems environment which allows greater flexibility and more efficient maintenance.

               Strong Customer Base. The Company provides printing services to a diverse base of customers, including approximately 300 retailers and over 300 newspapers in the United States and Canada. The customer base includes a significant number of the major national retailers and larger newspaper chains as well as numerous smaller regional retailers. The Company's consistent focus on providing high quality printing products and strong customer service at competitive prices has resulted in long-term relationships with many of these customers. American Color's customer base includes large and medium-sized customers in the retail, publishing and catalog businesses, many of whom have long-term relationships with the Company. Although the digital imaging and prepress services business has generally been on a spot bid basis in the past, the Company has been successful in continuing to increase the proportion of its business under long-term contracts.

               Competitive Cost Structure. The Company has reduced the variable and fixed costs of production at its printing facilities over the past several years and believes it is well positioned to maintain its competitive cost structure in the future due to economies of scale. The Company has also reduced both labor and material costs (the principal variable production costs) in its digital imaging and prepress services business primarily through the adoption of new digital prepress production methodologies.

               Strong Management Team. Since the 1993 Acquisition, the Company has strengthened its printing management group by hiring experienced managers with a clear focus on growth and continued cost reduction, resulting in an improved cost structure and a well-defined strategy for future expansion. The Company also has strengthened its management group in its digital imaging and prepress services business, filling a number of senior, regional and plant management positions with individuals who the Company believes will manage the digital imaging and prepress services business for growth and profitability and will continue to upgrade its capabilities.

               National Presence. The Company's nine printing plants in the United States and one plant in Canada provide the Company with distribution efficiencies, strong customer service, flexibility and short turnaround times, all of which are instrumental in the Company's continued success in servicing its large national and regional retail accounts. The Company's expanded sales and marketing groups provide greater customer coverage and enable it to more successfully penetrate regional markets. The Company believes that its 15 digital imaging and prepress facilities provide it with contingency capabilities, increased capacity during peak periods, access to top quality internal technical personnel throughout the country, short turnaround time and other customer service advantages.

               Strategy. The Company's objective is to increase sharheolder value by growing its revenues, increasing its market share and reducing costs. The Company's strategy to achieve this objective is as follows:

               Grow Unit Volume. Management believes that the Company's level of national sales coverage, when coupled with its significant industry experience and customer-focused sales force, will result in unit growth. In an effort to stimulate unit volume growth, the Company has strengthened its printing sales group. Unit volume growth is also expected to result from continued capital expansion and selective printing acquisitions. In addition, in its digital imaging and prepress services business, the Company has expanded its sales force, strengthened training, more closely focused its marketing efforts on new, larger customers and implemented a revised incentive compensation program.

               Continue to Improve Product Mix. The Company intends to increase its share of the retail advertising insert market. In addition, the Company expects to continue to adjust the mix of its customers and products within the retail advertising insert market to those that are more profitable and less seasonal and to maximize the use of the Company's equipment. The Company is also continuing expansion of its printing facilities' capabilities for in-plant prepress and postpress services. The Company's digital imaging and prepress services business will continue to focus on high value-added new business opportunities, particularly large-scale projects that will best utilize the breadth of services and technologies the Company has to offer. Additionally, the Company will continue to pursue large facilities management opportunities as well as national and large regional customers that require more sophisticated levels of service and technologies.

               Continue to Reduce Manufacturing Costs and Improve Quality.
The Company intends to further reduce its production costs at its printing facilities through its Total Quality Management Process, an ongoing cost reduction and continuous quality improvement process. Additionally, the Company plans to continue to maximize scale advantages in the purchasing, technology and engineering areas. The Company also intends to continue to gain variable cost efficiencies in its digital imaging and prepress services business by using its technical resources to improve digital prepress workflows at its various facilities. The Company also believes it will be able to reduce its per unit technical, sales and management costs as its sales volumes increase in this business.

               Continue to Make Opportunistic Acquisitions. An integral part of the Company's long-term growth strategy includes a plan to selectively assess and acquire other printing and digital imaging and prepress services companies that the Company believes will enhance its leadership position in these industries.

                             The Transactions

               The Company entered into the following merger and refinancing transactions (the "Refinancing" and, together with the Shakopee Merger, the "Transactions") in connection with the offering of the Old Notes:

               The Shakopee Merger. In December 1994, certain shareholders of Holdings and others established Shakopee to acquire a Minneapolis regional printer for an aggregate purchase price of $42.6 million, of which $17.5 million was contributed in the form of equity. As part of the Transactions, Shakopee was merged with Graphics.

               The August 1995 Refinancing. The offering of the Old Notes was part of a series of transactions, including the following: (i) Graphics entered into a Credit Agreement with BT Commercial Corporation (the "Bank Credit Agreement"), providing for a $75 million revolving credit facility maturing in 2000 (the "Revolving Credit Facility") and a $60 million amortizing term loan maturing in 2000 (the "Term Loan"); (ii) the repayment of all $126.5 million of indebtedness outstanding under Graphics' old bank credit agreement (the "Old Bank Credit Agreement") (plus $2.3 million of accrued interest to August 15, 1995, the date of repayment); (iii) the redemption of all outstanding 15% Senior Subordinated Notes Due 2000 of Graphics (the "15% Notes") at an aggregate redemption price of $105.6 million (plus $1.8 million of accrued interest to September 15, 1995, the redemption date); (iv) the repayment of all $24.6 million of indebtedness assumed in the Shakopee Merger (plus $0.1 million of accrued interest to August 15, 1995, the date of repayment); and (v) the payment of approximately $11.8 million of fees and expenses incurred in connection with the Transactions.


                           Subsequent Financings

               The June 1997 Term Loan Facility. On June 30, 1997, Graphics entered into a Term Loan Agreement (the "Term Loan Agreement") with Bankers Trust Company and a syndicate of lenders (including Morgan Stanley Senior Funding, Inc., an affiliate of the Company's majority stockholders, which agreed to purchase a $5 million participation in the Term Loan Agreement) providing for a $25 million term loan maturing on March 31, 2001.

               The May 1998 Refinancing. On May 8, 1998, the Company completed a refinancing transaction (the "1998 Refinancing") which included the following: (1) the Company entered into a $145 million credit facility with Bankers Trust Company, Morgan Stanley Senior Funding, Inc., General Electric Capital Corporation and a syndicate of lenders (the "Amended and Restated Credit Agreement") providing for a $70 million revolving credit facility, which is not subject to a borrowing base limitation, maturing on March 31, 2004, a $25 million amortizing term loan facility maturing on March 31, 2004 and a $50 million amortizing term loan facility maturing on March 31, 2005;
(2) the repayment of all $57.0 million of indebtedness outstanding under the existing Bank Credit Agreement (plus $0.4 million of accrued interest to the date of repayment); (3) the repayment of all $25.0 million of indebtedness outstanding under its existing term loan facility (plus $0.6 million of accrued interest to the date of repayment) and (4) the payment of approximately $2.2 million in fees and expenses associated with the refinancing transaction. In connection with its write-off of refinanced indebtedness and deferred financing costs, the Company recorded in the first quarter of the fiscal year ending March 31, 1999 an extraordinary loss related to early extinguishment of debt of $4.0 million, net of taxes.

               Interest under the Amended and Restated Credit Agreement is floating, based upon existing market rates plus agreed upon margin levels. Borrowings under the Amended and Restated Credit Agreement are secured by substantially all of the Company's assets. In addition, Holdings has guaranteed the indebtedness under the Amended and Restated Credit Agreement, which guarantee is secured by a pledge of all of Graphics' and its subsidiaries' stock. The Amended and Restated Credit Agreement (1) requires satisfaction of certain financial covenants including Minimum Consolidated EBITDA, Consolidated Interest Coverage Ratio and Leverage Ratio requirements,
(2) requires prepayments in certain circumstances including excess cash flows, proceeds from asset dispositions in excess of prescribed levels and certain capital structure transactions and (3) contains various customary affirmative and negative covenants. See "Description of the Amended and Restated Credit Agreement".


                     Summary Description of the Notes

Issuer..............................   American Color Graphics, Inc.

Maturity Date.......................   August 1, 2005.

Securities..........................   $185 million aggregate principal amount
                                       of 12 3/4% Senior Subordinated Exchange
                                       Notes Due 2005.

Interest Payment Dates..............   Payable semiannually, in cash, on
                                       February 1 and August 1 of each year.

Ranking.............................   The Notes are unsecured obligations of
                                       Graphics, subordinated in right of
                                       payment to all existing and future
                                       Senior Indebtedness of Graphics,
                                       including indebtedness under the
                                       Amended and Restated Credit Agreement.
                                       The Notes will rank pari passu in right
                                       of payment with any future senior
                                       subordinated indebtedness of Graphics
                                       and will be senior in right of payment
                                       to any future subordinated indebtedness
                                       of Graphics. See "Description of the
                                       Notes -- Ranking." At March 31, 1998,
                                       Graphics had $134.7 million of Senior
                                       Indebtedness, no senior subordinated
                                       indebtedness other than the Notes and no subordinated indebtedness outstanding and Graphics' subsidiaries had approximately $0.3 million of liabilities (which were effectively senior to the Notes). See "Risk
                                       Factors--High Level of Indebtedness" and
                                       "--Subordinated Ranking of the Notes
                                       and Holdings Guaranty; Liens Securing
                                       Amended and Restated Credit Agreement."

Guaranty............................   The payment of principal and interest
                                       on the Notes is fully and
                                       unconditionally guaranteed on an
                                       unsecured senior subordinated basis by
                                       Holdings.  The guaranty by Holdings is
                                       subordinated to all existing and future
                                       Senior Indebtedness of Holdings,
                                       including Holdings' guaranty of
                                       Graphics' obligations under the Amended
                                       and Restated Credit Agreement.
                                       Holdings conducts no business other
                                       than as the sole shareholder of
                                       Graphics and has no significant assets
                                       other than the capital stock of
                                       Graphics, all of which is pledged to
                                       secure Holdings' obligations under the
                                       Amended and Restated Credit Agreement.
                                       See "Description of the
                                       Notes--Guaranty."

Optional Redemption.................   The Notes are redeemable at the option
                                       of Graphics, in whole or in part, at
                                       any time or from time to time on and
                                       after August 1, 2000, initially at
                                       106.375% of their principal amount,
                                       plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on and after August
                                       1, 2002. In addition, at any time or
                                       from time to time prior to August 1,
                                       1998, the Notes are redeemable at the
                                       option of Graphics from the proceeds
                                       of one or more Public Equity Offerings
                                       (as defined herein) following which
                                       there is a Public Market (as defined
                                       herein), at 110% of their principal
                                       amount plus accrued interest to the
                                       redemption date; provided that at least
                                       $115 million aggregate principal amount
                                       of Notes remains outstanding.  See
                                       "Description of the Notes -- Optional
                                       Redemption."

Change of Control Triggering
Event...............................   In the event of a Change of Control
                                       Triggering Event (as defined herein),
                                       the holders of the Notes will have the
                                       right to require Graphics to purchase
                                       the Notes at a purchase price of 101%
                                       of their principal amount plus accrued
                                       interest to the purchase date. See
                                       "Risk Factors -- Possible Inability of
                                       Graphics to Repurchase Notes upon a
                                       Change of Control Triggering Event" and
                                       "Description of the Notes -- Repurchase
                                       of Notes upon a Change of Control
                                       Triggering Event."  The occurrence of a
                                       Change of Control Triggering Event will
                                       require Graphics to repay all
                                       indebtedness then outstanding which by
                                       its terms would prohibit Graphics from
                                       repurchasing the Notes or obtain
                                       consents from the holders of such
                                       indebtedness, including indebtedness
                                       outstanding under the Amended and
                                       Restated Credit Agreement.  There can
                                       be no assurance that Graphics would
                                       have sufficient funds available to
                                       repurchase such indebtedness and the
                                       Notes.  See "Risk Factors -- Possible
                                       Inability of Graphics to Repurchase
                                       Notes upon a Change of Control
                                       Triggering Event."

Covenants...........................   The Indenture contains covenants that,
                                       among other things, limit the ability
                                       of Graphics and its subsidiaries to
                                       incur indebtedness, pay dividends,
                                       redeem capital stock, make investments
                                       and make other restricted payments,
                                       issue capital stock of subsidiaries,
                                       engage in transactions with
                                       stockholders and affiliates, sell
                                       assets and engage in mergers and
                                       consolidations. However, these
                                       limitations are subject to a number of
                                       important qualifications and
                                       exceptions. See "Description of the
                                       Notes -- Covenants."

Credit Rating.......................   The Notes have received ratings from
                                       Moody's Investors Service, Inc. and
                                       Standard and Poor's Ratings Group which
                                       are below "investment grade" and there
                                       is no required rating that must be
                                       maintained.

Settlement at DTC...................   Transfers of Notes between participants
                                       in The Depository Trust Company ("DTC")
                                       will be effected in the ordinary way in
                                       accordance with DTC rules and will be
                                       settled in next-day funds.



                     SUMMARY HISTORICAL FINANCIAL DATA

               The summary historical consolidated financial data and other data presented as of and for the fiscal years ended March 31, 1994, 1995, 1996, 1997 and 1998 were derived from the Consolidated Financial Statements of Holdings. The summary historical financial data should be read in conjunction with "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Holdings appearing elsewhere in this Prospectus.

                                                                         Fiscal Year Ended March 31,
                                               --------------------------------------------------------------------------------
                                                 1998              1997              1996             1995(a)            1994
                                               --------          --------          --------          --------          --------
                                                                            (dollars in thousands)
Statement of Operations Data:
Sales......................................   $ 533,335         $ 524,551         $ 529,523         $ 433,198         $ 414,673
Gross profit...............................      71,928            64,671            64,413            62,931            45,153
Restructuring costs and other special
 charges (b)...............................       5,598             2,881             7,533                --                --
Gain from curtailment and establishment of
 defined benefit pension plans, net (c)....          --                --                --            (3,311)               --
Operating income...........................      12,103            10,372            12,716            24,450             5,810
Interest expense, net......................      38,813            36,132            32,425            25,334            23,737
Loss from continuing operations before
 extraordinary items.......................     (29,228)          (28,596)          (26,305)           (4,421)          (22,676)
(Loss) income from discontinued operations
 (net of tax)(d)...........................        (667)           (3,107)            1,504            17,583           (61,684)
Loss on early extinguishment of debt (e)...          --                --            (4,526)               --               --
Net (loss) income..........................   $ (29,895)          (31,703)          (29,327)           13,162           (84,360)

Balance Sheet Data (at end of period):
Cash and cash equivalents..................   $       0         $       0         $       0         $   4,635         $   8,839
Working capital (deficit)..................      11,610            (8,598)            9,612             4,958             6,956
Total assets...............................     329,958           333,975           351,181           328,368           305,521
Long-term debt and capitalized leases,
 including current installments(f).........     319,657           312,309           297,617           258,201           250,439
Other Data:
Net cash provided (used) by operating
 activities................................   $  18,625         $  24,313         $  (4,187)        $  30,510         $ (27,329)
Net cash (used) by investing activities....     (10,024)          (10,997)          (24,436)          (17,580)           (1,332)
Net cash (used) provided by financing
 activities................................      (8,587)          (13,312)           23,982           (17,527)           23,113
Capital expenditures.......................      23,713            37,767            28,022            20,415            15,722
Deficiency of earnings to cover fixed
 charges(g)................................     (27,122)          (26,005)          (21,431)           (1,869)          (20,296)
EBITDA(h):
 Printing..................................   $  46,838         $  46,755         $  46,597         $  38,357         $  23,103
 American Color............................       9,927             5,770             2,907            12,662            12,656
 Other.....................................      (4,398)           (5,553)           (2,657)              700            (2,691)
                                                -------           -------           -------           -------           -------
   Total                                      $  52,367         $  46,972         $  46,847         $  51,719         $  33,068
                                                =======           =======           =======           =======           =======


                                                                                                  (footnotes on following page)


(a) On August 15, 1995, Shakopee was merged with and into Graphics. The merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests), and accordingly, the consolidated financial statements give retroactive effect to the Shakopee
     Merger and include the combined operations of Holdings and Shakopee subsequent to December 22, 1994 (the date on which Shakopee became under common control with the Company). Shakopee's financial results are not reflected in periods prior to December 22, 1994 as these periods were prior to common control ownership.

(b) In January 1998, the Company approved a restructuring plan for its printing division designed to improve responsiveness to customer requirements, increase asset utilization and reduce overhead costs. The
     Company recognized $3.9 million of costs under such plan in Fiscal Year
     1998.

     In April 1995, the Company implemented a restructuring plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness, and provide increased growth in the business. The Company recognized $0.9 million and $4.1 million of costs under such plan in Fiscal Year 1997 and Fiscal Year
     1996, respectively.

     In addition, the Company recorded $1.7 million, $1.9 million and $3.4 million of other special charges related to asset write-offs and write-downs in its printing and American Color divisions in Fiscal
     Year 1998, Fiscal Year 1997 and Fiscal Year 1996, respectively.  See note 19 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

(c) In October 1994, the Company amended its defined benefit pension plans, which resulted in the freezing of additional defined benefits for future services under the plans effective January 1, 1995. The Company recognized a curtailment gain of $3.7 million as a result of freezing such benefits. Also in October 1994, the Board of Directors approved a new Supplemental Executive Retirement Plan ("SERP"), which is a defined benefit plan for certain key executives. The Company recognized a $0.4 million expense associated with the establishment of the SERP.

(d) In February 1997, the Company made a strategic decision to shut down the operation of its wholly-owned subsidiary SMC. SMC's shut down has been accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. Sales, cost of sales and selling, general and administrative expenses for Fiscal Years 1996 and 1995 have been reclassified to discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Discontinued Operations" and note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

     On February 16, 1994, the Company assigned the coupon free-standing insert ("FSI") contracts of its subsidiary, Sullivan Marketing, Inc.
     ("SMI"), to News America FSI, Inc. ("News America"). In June 1994, the Company recorded income from the settlement of a lawsuit entitled
     Sullivan Marketing Inc. and Sullivan Graphics, Inc. v.  Valassis
     Communications, Inc., News America FSI Inc. and David Brandon (the
     "SMI Settlement") of $18.5 million, net of taxes, and when coupled with settlement expenses which had previously been accrued, the net cash proceeds resulting from this settlement were approximately $16.7 million.

     In Fiscal Year 1996, the Company recognized settlement of the lawsuit with EPI Group Limited ("EPI") (the "EPI lawsuit") and reversed certain accruals related to the estimated loss on shut down of SMI.
     The resulting effect reflected in the Fiscal Year 1996 consolidated statement of operations was $2.9 million income in discontinued operations. See "Management's Discussion and Analysis of Financial
     Condition and Results of Operations -- Discontinued Operations" and
     note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

(e) As part of the Transactions, the Company recorded an extraordinary loss related to early extinguishment of debt of $4.5 million, net of zero taxes. This extraordinary loss primarily consisted of the early redemption premium on the 15% Notes and the write-off of deferred financing costs related to refinanced indebtedness partially offset by the write-off of a bond premium associated with the 15% Notes.

(f) The balance of long-term debt outstanding at March 31, 1995 and 1994 includes an additional $9.7 million and $11.3 million, respectively, relating to a purchase accounting adjustment to the 15% Notes resulting from the 1993 Acquisition. The principal amount payable at maturity of the 15% Notes remained at $100 million. The 15% Notes were redeemed in connection with the Transactions.


                                       (footnotes continued on following page)


(g) The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operation and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor.
     The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                                Fiscal Year Ended March 31,
                  --------------------------------------------------------
                    1998        1997        1996        1995        1994
                  --------    --------    --------    --------    --------
Depreciation..     $28,124     $25,282     $21,385     $18,327     $17,897
Amortization..      10,413       9,374       9,311       8,941       9,361
                    ------      ------      ------      ------      ------
 Total........     $38,537     $34,656     $30,696     $27,268     $27,258
                    ======      ======      ======      ======      ======


(h) EBITDA is included in the Summary Historical Financial Data because management believes that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its future debt service requirements. EBITDA is defined as earnings before net interest expense, income tax expense (benefit), depreciation, amortization, other special charges related to asset write-offs and write-downs, other income
     (expense), discontinued operations and extraordinary items. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (or any other measure of performance under generally accepted accounting principles) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Certain covenants in the Indenture and the Amended and Restated Credit Agreement are based on EBITDA, subject to certain adjustments.

     EBITDA includes (1) $1.5 million of non-recurring charges associated with the relocation of American Color's corporate office and various severance related expenses and (2) $0.6 million of non-cash charges associated with an employee benefit program in Fiscal Year 1998.

     EBITDA includes $3.9 million in restructuring costs related to its printing division in Fiscal Year 1998 and $0.9 million and $4.1 million of restructuring costs related to its American Color division in Fiscal Year 1997 and Fiscal Year 1996, respectively. See note 19 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

     EBITDA includes non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's Chief Executive Officer - see note 21 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

     EBITDA in Fiscal Year 1995 includes a $3.3 million net gain related to a change in the Company's defined benefit pension plans (as discussed in note (c) above).



                               RISK FACTORS

               In addition to the other information and financial data set forth elsewhere in this Prospectus, the following information should be considered carefully by prospective investors in evaluating the Company, its business and an investment in the Notes.

High Level of Indebtedness

               The Company has had a negative net worth in each of the last eight fiscal years. At March 31, 1998, the Company's consolidated indebtedness including capital leases was approximately $319.7 million (including $9.1 million of current installments) and the Company's negative net worth was $106.1 million. The level of the Company's indebtedness could have important consequences to holders of the Notes including the following: (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business. See "-- Possible Inability to Service Debt; Deficit of Earnings to Fixed Charges," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Amended and Restated Credit Agreement." If the Company is not able to satisfy its obligations, including its interest payment obligations, it could default on its indebtedness, including the Notes, which would entitle the holders of such indebtedness to accelerate the maturity thereof. Because the Notes are subordinated in right of payment to all Senior Indebtedness and at March 31, 1998, approximately 26% of the Company's total assets were intangible assets, payment in full on the Notes in the event of an acceleration of the Notes may not occur.

               There can be no assurance that the Company will not need additional financing in the future or that the Company will be able to obtain such financing on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In addition, the Indenture permits the Company to incur additional indebtedness to finance the acquisition of additional assets.

Possible Inability to Service Debt; Deficit of Earnings to Fixed Charges

               The Company's earnings before fixed charges were insufficient to cover fixed charges for the years ended Fiscal Year 1994, Fiscal Year 1995, Fiscal Year 1996, Fiscal Year 1997 and Fiscal Year 1998 by $20.3 million, $1.9 million, $21.4 million, $26 million and $27.1 million, respectively. See "Selected Historical Financial Data."

               There can be no assurance that the Company will be able to improve its earnings before fixed charges or that the Company will be able to meet its debt service obligations, including its obligations on the Notes. Graphics is obligated to make substantial principal and interest payments under the Amended and Restated Credit Agreement during the next several years. The term loan facilities under the Amended and Restated Credit Agreement require principal repayments in quarterly installments in the following aggregate annual amounts:

                                 Term Loan Principal Repayments
Fiscal year ended March 31,              Due in the Year
---------------------------      ------------------------------

       1999                              $     500,000
       2000                                  2,500,000
       2001                                  6,250,000
       2002                                  6,250,000
       2003                                  6,250,000
       2004                                 29,500,000
       2005                                 23,750,000


               If the Company's cash flow is inadequate to meet its debt service obligations, the Company could face liquidity problems and might be required to dispose of material assets or operations to meet its obligations, and there can be no assurance as to the timing of such sales or the proceeds which the Company could realize therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Amended and Restated Credit Agreement." In addition, most of the Company's indebtedness (other than the Notes) bears interest at floating rates (8.48% weighted average rate at March 31, 1998), causing the Company to be sensitive to prevailing market interest rates. If interest rates rise, the Company's ability to meet its debt service obligations, including its obligations pursuant to the Notes, may be adversely affected.

               If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on its indebtedness or, if the Company otherwise fails to comply with the various covenants in such indebtedness (including covenants in the Amended and Restated Credit Agreement), it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company or result in a bankruptcy of the Company. Such defaults or any bankruptcy of the Company resulting therefrom would result in a default on the Notes and could delay or preclude payment of principal of, or interest on, the Notes.
The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company.

Certain Financial and Operating Restrictions

               The Indenture and the Amended and Restated Credit Agreement impose significant operating and financial restrictions on the Company. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness or create liens on its assets, sell assets, engage in mergers or acquisitions or make investments. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, react to future industry trends, withstand downturns in its business or the economy or otherwise conduct necessary corporate activities.

               The Amended and Restated Credit Agreement contains covenants requiring the Company to meet certain financial ratios. See "Description of the Amended and Restated Credit Agreement." Such covenants are similar to those under the Company's prior Bank Credit Agreement, which was replaced in May 1998 by the Amended and Restated Credit Agreement. Failure to comply with any such covenant could limit the availability of borrowings under the Amended and Restated Credit Agreement or result in a default thereunder. There can be no assurance that the Company will be able to comply with such covenants. As a result of the Company's past financial results, the Company and its banks amended certain of the financial covenants contained in the Bank Credit Agreement on February 27, 1997 and again on June 30, 1997. A default under the Amended and Restated Credit Agreement could result in an acceleration of the Notes, in which case the holders of the Notes may not be paid in full because under the Indenture, Senior Indebtedness (including indebtedness under the Amended and Restated Credit Agreement) would be entitled to be paid first. See "-- Subordinated Ranking of the Notes and Holdings' Guaranty; Liens Securing the Amended and Restated Credit Agreement."

Subordinated Ranking of the Notes and Holdings' Guaranty; Liens Securing the Amended and Restated Credit Agreement

               The Notes are subordinated to all Senior Indebtedness of Graphics, including indebtedness under the Amended and Restated Credit Agreement. Therefore, in the event of bankruptcy, liquidation or reorganization of Graphics, the assets of Graphics will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes. See "Description of the Notes -- Ranking." At March 31, 1998, Graphics had $134.7 million of Senior Indebtedness, no senior subordinated indebtedness other than the Notes and no subordinated indebtedness outstanding. At that date, Graphics' subsidiaries had approximately $0.3 million of liabilities (which were effectively senior to the Notes). In addition, the indebtedness under the Amended and Restated Credit Agreement is secured by liens on substantially all of the assets of Graphics and guaranteed by Holdings, which guarantee is secured by a pledge of all of the capital stock of Graphics. See "Description of the Amended and Restated Credit Agreement." Accordingly, if an event of default occurs under the Amended and Restated Credit Agreement and the Notes, the lenders under the Amended and Restated Credit Agreement will have a prior right to such collateral and may foreclose thereon to the exclusion of the holders of the Notes, notwithstanding the existence of an event of default with respect to the Notes. In such an event, those assets constituting collateral would first be used to repay in full all amounts outstanding under the Amended and Restated Credit Agreement, resulting in such assets being unavailable to satisfy the claims of holders of the Notes.

               Holdings has fully and unconditionally guaranteed the Notes on an unsecured, senior subordinated basis. Currently, Holdings conducts no business other than as sole shareholder of Graphics and has no significant assets other than the capital stock of Graphics, all of which has been pledged to secure Holdings' obligations under the Amended and Restated Credit Agreement. Thus, currently there are no resources supporting Holdings' guarantee of the Notes that are incremental to those to which holders of the Notes already have access as direct creditors of Graphics. Holdings' guarantee of the Notes is subordinated in right of payment to the guarantee by Holdings of Graphics' obligations under the Amended and Restated Credit Agreement. Generally, the Indenture contains no restrictions on the activities of Holdings. See "Description of the Notes -- Guaranty."

Possible Inability of Graphics to Repurchase Notes upon a Change of Control Triggering Event

               The Amended and Restated Credit Agreement does not permit Graphics to repurchase Notes upon the occurrence of a Change of Control Triggering Event. In addition, the occurrence of a "Change of Control" under the Amended and Restated Credit Agreement, which is defined to include a "Change of Control" under the Notes, would constitute an event of default under the Amended and Restated Credit Agreement. See "Description of the Amended and Restated Credit Agreement." Therefore, unless Graphics obtains a waiver, upon the occurrence of a Change of Control Triggering Event, the amounts outstanding under the Amended and Restated Credit Agreement (and any other indebtedness then outstanding which by its terms would prohibit Graphics from repurchasing Notes) would have to be repaid before the holders of Notes could receive any payment. Due to the highly leveraged nature of Graphics, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any payments due under the Amended and Restated Credit Agreement or, thereafter, to make any required repurchases of the Notes.

               The obligation of Graphics to offer to repurchase Notes upon the occurrence of a Change of Control Triggering Event may in certain circumstances make more difficult or discourage a takeover of Graphics and Holdings, and, thus, the removal of incumbent management. Graphics could in the future enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Graphics' capital structure or credit ratings. Except as described under "Description of Notes -- Repurchase of Notes upon a Change of Control Triggering Event", there are no covenants or other provisions in the Indenture providing for a put or increased interest rate or otherwise that would afford holders of the Notes additional protection in the event of a recapitalization transaction, a change of control of Graphics and Holdings or a highly leveraged transaction. If Graphics is required to make an offer to repurchase Notes pursuant to the "Repurchase of Notes upon a Change of Control Triggering Event" covenant, Graphics will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1. See "Description of the Notes -- Repurchase of Notes upon a Change of Control Triggering Event."

Competitive Climate

               Commercial printing in the United States is a large, highly fragmented, capital-intensive industry and the Company competes with numerous national, regional and local printers. A trend of industry consolidation in recent years can be attributed to (1) customer preferences for larger printers with a greater range of services, (2) capital requirements and (3) competitive pricing pressures.

               The Company believes that competition in the printing business is based primarily on quality and service at a competitive price. The advertising insert business is a large, fragmented industry in which the Company competes for national accounts with several large national printers, several of whom are larger and better capitalized than the Company. In addition, the Company also competes with numerous regional printers for the printing of advertising inserts. Although the Company faces competition principally from one other company (Big Flower Holdings, Inc.) in the printing of newspaper Sunday comics in the United States, there are numerous newspapers that print their own Sunday comics. The Company's other publication business competes with many large national and regional commercial printers.

               American Color competes with numerous digital imaging and prepress service firms on both a national and regional basis. The industry is highly fragmented, primarily consisting of smaller local and regional companies, with only a few national full-service digital imaging and prepress companies such as American Color, none of which has a significant nationwide market share. Many smaller digital imaging and prepress companies have left the industry in recent years due to their inability to keep pace with technological advances required to service increasingly complex customer demands. The Company believes that the digital imaging and prepress services sector will continue to be subject to high levels of ongoing technological change and the need for capital expenditures to keep up with such change.

Technological Change

               The digital imaging and prepress services business has experienced rapid and substantial changes during the past few years primarily due to advancements in available technology, including the evolution to electronic and digital formats. Many smaller competitors have left the industry as a result of their inability to keep pace with technological advances required to service customer demands. The Company expects that further changes in technology will affect the Company's digital imaging and prepress services business and that the Company will need to adapt to technological advances as they occur. As technology in this business continues to improve and evolve, the Company will need to make capital expenditures to maintain its competitive position. If the Company is unable to respond to future changes and advancements in digital imaging and prepress technology, the Company's American Color business could be adversely affected.

Sensitivity to Paper Prices

               The Company's results of operations and financial condition are affected by the cost of paper, which is determined by constantly changing market forces of supply and demand over which the Company has no control. Beginning in the fiscal year ended March 31, 1994 ("Fiscal Year 1994") and throughout Fiscal Year 1995 and the majority of Fiscal Year 1996, the printing industry experienced substantial increases in the cost of paper. In late Fiscal Year 1996 and throughout Fiscal Year 1997, however, the overall cost of paper declined. During Fiscal Year 1998, paper prices remained relatively stable. Management expects that as a result of the Company's strong relationship with key suppliers that its material costs will remain competitive within the industry. In accordance with industry practice, the Company generally passes through changes in the cost of paper to its customers. Although the Company has been successful in passing through paper price increases to its customers, there can be no assurance that the Company will be able to pass through future paper price increases. In the event the Company is unable to pass through such increases, severe increases in paper prices could have a material adverse effect on the Company's profits and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, increases in the cost of paper, and therefore the cost of printed advertisements, may cause some of the Company's advertising customers to reduce their print advertising programs, which could have a material adverse effect on the Company.

Acquisitions and Integration of Additional Businesses

               As part of its long-term strategy, the Company seeks to acquire other commercial printers, such as Shakopee and the Medina Facility, and other digital imaging and prepress services businesses. This strategy also provides for the integration of new start-up ventures into the Company's operations, such as Flexi-Tech. While the Company's management has experience acquiring companies and integrating their operations into existing operations, there can be no assurance that the Company will find additional attractive acquisition candidates or succeed at effectively managing the integration of any other acquired business and start-up ventures into the Company's existing business.

Environmental Regulations

               The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes and
(ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances (together, "Environmental Laws"). The Company believes that it currently conducts its operations, and in the past has operated its business, in substantial compliance with applicable Environmental Laws. Noncompliance with or liability for cleanup pursuant to Environmental Laws could have a material adverse effect on the Company's results of operations or financial condition. See "Business -- Environmental Matters."

Risk of Fraudulent Transfer Liability

               Management of the Company believes that the indebtedness of Graphics represented by the Notes, and the indebtedness of Holdings under its guarantee of the Notes, were incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information at the time of issuance of the Notes, Graphics and Holdings were and are solvent, had and will have sufficient capital for carrying on their business and were and will be able to pay their debts as they mature. Notwithstanding management's belief, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that Graphics (or Holdings) did not receive fair consideration or reasonably equivalent value for incurring the Notes (or the guarantee) or any debt being refinanced thereby and, at the time of the incurrence of the Notes (or the guarantee) or such indebtedness, Graphics (or Holdings) was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or intended to hinder, delay or defraud its creditors, such court could avoid such indebtedness. A likely consequence of such avoidance would be the subordination of the indebtedness represented by the Notes (or the guarantee) to existing and future indebtedness of Graphics (or Holdings). The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on existing debts as they become absolute and matured.

Control by Morgan Stanley, Dean Witter & Co.

               MSLEF and the MSCP III Entities (collectively, the "MSCP Entities") own a substantial majority of the outstanding shares of capital stock of Holdings. Each of the MSCP Entities is a limited partnership whose general partner is affiliated with Morgan Stanley, Dean Witter & Co. Two of the current directors of Holdings, Messrs. Janson and Fry, are employees of MS&Co., an affiliate of MSLEF and the MSCP Entities and also a subsidiary of Morgan Stanley, Dean Witter & Co. As a result of these relationships, Morgan Stanley, Dean Witter & Co. may be deemed to control the management and policies of the Company, although such control is not exercised on a day-to-day basis. In addition, Morgan Stanley, Dean Witter & Co. may be deemed to control all matters requiring stockholder approval, including the election of all directors, the adoption of amendments to the Company's certificate of incorporation and the approval of mergers and sales of all or substantially all of the Company's assets. Circumstances could arise under which the interests of the MSCP Entities could be in conflict with the interests of holders of the Notes. See "Certain Transactions" and "Security Ownership of Certain Beneficial Owners and Management."

Lack of a Public Market

               There is currently no established public market for the Notes. Graphics does not intend to list the Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. Graphics has been advised by MS&Co. that it intends to make a market in the Notes. However, MS&Co. is not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, MS&Co. will be required to deliver a current prospectus pursuant to Section 10(a)(3) of the Securities Act in connection with any market making activities and may be prohibited from engaging in market-making activities during certain distributions of securities by the Company pursuant to Rule 10b-6 under the Exchange Act. For so long as a market-making prospectus is required to be delivered, the ability of MS&Co. to make a market in the Notes may, in part, be dependent on the ability of Graphics and Holdings to maintain a current market-making prospectus. Accordingly, no assurance can be given that an active public or other market will develop for the Notes or as to the liquidity of or the trading market for the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may cease to continue at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities and other factors, including the financial condition of the Company.


                              USE OF PROCEEDS

               This Prospectus is to be used by MS&Co. in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. MS&Co. may act as principal or agent in such transactions. The Company will not receive any portion of the proceeds of such sales.


                              CAPITALIZATION

               The following table sets forth the consolidated capitalization of Holdings as of March 31, 1998. This table should be read in conjunction with "Selected Historical Financial Data," "Description of the Amended and Restated Credit Agreement" and the consolidated financial statements of Holdings appearing elsewhere in this Prospectus.

                                                                                                   March 31, 1998
                                                                                                     (dollars in
                                                                                                      thousands)
                                                                                                   --------------
Short-term debt:
 Current installments of long-term debt and capitalized leases:
   Term loan....................................................................................        $     500*
   Other........................................................................................            8,631
                                                                                                          -------
     Total short-term debt......................................................................        $   9,131

Long-term debt:
 Revolving credit facility......................................................................        $  29,257
 Term loan......................................................................................           35,479*
 Term loan facility.............................................................................           25,000
 Senior subordinated notes due 2005.............................................................          185,000
 Other..........................................................................................           35,790
                                                                                                          -------
     Total long-term debt and capitalized leases, excluding current installments................          310,526

Stockholders' deficit:
Common stock, voting, $.01 par value, 5,852,223 shares authorized, 134,812 shares issued and
 outstanding....................................................................................                1
Preferred stock, $.01 par value, 15,823 shares authorized, 3,631 shares Series AA convertible preferred stock issued and outstanding at March 31, 1998, $40,000,000 liquidation preference, 1,606 shares Series BB convertible preferred stock issued and outstanding at
 March 31, 1998, $17,500,000 liquidation preference.............................................               --
Additional paid-in capital......................................................................           58,249
Accumulated deficit.............................................................................         (162,250)
Unfunded pension liability......................................................................              (85)
Cumulative translation adjustment...............................................................           (2,000)
                                                                                                          -------
 Total stockholders' deficit....................................................................         (106,085)
                                                                                                          -------
   Total long-term debt and stockholders' deficit...............................................        $(204,441)
                                                                                                          =======

------------
*  The amortization for the term loan has been adjusted to reflect the scheduled payments due under the terms of the Company's senior debt structure as refinanced on May 8, 1998 (see note 23 of the Company's consolidated financial statements appearing elsewhere in this Prospectus).



                    SELECTED HISTORICAL FINANCIAL DATA

                          (dollars in thousands)

               Set forth below is selected historical financial data as of and for the fiscal years ended March 31, 1994, 1995, 1996, 1997 and 1998. The balance sheet data as of March 31, 1994, 1995, 1996, 1997 and 1998, and the statement of operations data for the fiscal years ended March 31, 1994, 1995, 1996, 1997 and 1998 are derived from the audited consolidated financial statements for such periods and at such dates. The selected historical financial data below also reflects the Company's discontinued wholly-owned subsidiaries SMI and SMC. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Holdings appearing elsewhere in this Prospectus.

                                                                               Fiscal Year Ended March 31,
                                                          --------------------------------------------------------------------
                                                            1998           1997           1996          1995(a)         1994
                                                          --------       --------       --------       --------       --------
Statement of Operations Data:
Sales................................................      $533,335       $524,551       $529,523       $433,198       $414,673
Cost of Sales........................................       461,407        459,880        465,110        370,267        369,520
                                                            -------        -------        -------        -------        -------
 Gross Profit........................................        71,928         64,671         64,413         62,931         45,153
Selling, general and administrative expenses (b).....        54,227         51,418         44,164         41,792         39,343
Restructuring costs and other  special charges (c)...         5,598          2,881          7,533             --             --
Gain from curtailment and establishment of
 defined benefit pension plans, net (d)..............            --             --             --         (3,311)            --
                                                            -------        -------        -------        -------        -------
 Operating income....................................        12,103         10,372         12,716         24,450          5,810
Interest expense, net................................        38,813         36,132         32,425         25,334         23,737
Other expense (income)...............................           412            245          1,722            985          2,369
Income tax expense...................................         2,106          2,591          4,874          2,552          2,380
                                                            -------        -------        -------        -------        -------
 Loss from continuing operations before
   extraordinary items...............................
                                                            (29,228)       (28,596)       (26,305)        (4,421)       (22,676)
Discontinued operations (e)
 Loss from operations, net of tax....................            --         (1,557)        (1,364)          (912)       (23,272)
 Estimated (loss) on shut down, and gain
   on settlement, net of tax.........................          (667)        (1,550)         2,868         18,495        (38,412)
 Loss on early extinguishment of debt (f)............            --             --         (4,526)            --             --
                                                            -------        -------        -------        -------        -------
 Net loss............................................      $(29,895)      $(31,703)      $(29,327)      $ 13,162       $(84,360)
                                                            =======        =======        =======        =======        =======

Balance Sheet Data (at end of period):
Cash and cash equivalents............................      $      0       $      0       $      0       $  4,635       $  8,839
Working capital (deficit)............................        11,610         (8,598)         9,612          4,958          6,956
Total assets.........................................       329,958        333,975        351,181        328,368        305,521
Long-term debt and capitalized  leases,
 including current  installments (g).................       319,657        312,309        297,617        258,201        250,439
Stockholders' deficit................................      (106,085)       (76,318)       (44,396)       (14,970)       (45,485)

Other Data:
Net cash provided (used) by  operating activities....      $ 18,625       $ 24,313       $ (4,187)      $ 30,510       $(27,329)
Net cash (used) by investing activities..............       (10,024)       (10,997)       (24,436)       (17,580)        (1,332)
Net cash (used) provided by  financing activities....        (8,587)       (13,312)        23,982        (17,527)        23,113
Capital expenditures.................................        23,713         37,767         28,022         20,415         15,722
Deficiency of earnings to cover fixed charges
 (h).................................................       (27,122)       (26,005)       (21,431)        (1,869)       (20,296)
EBITDA(i)............................................        52,367         46,972         46,847         51,719         33,068

                                                                                                  (footnotes on following page)



                NOTES TO SELECTED HISTORICAL FINANCIAL DATA

(a) On August 15, 1995, Shakopee was merged with and into Graphics. The merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests), and accordingly, the consolidated financial statements give retroactive effect to the Shakopee
     Merger and include the combined operations of Holdings and Shakopee subsequent to December 22, 1994 (the date on which Shakopee became under common control with the Company). Shakopee's financial results are not reflected in periods prior to December 22, 1994 as these periods were prior to common control ownership.

(b)  Fiscal Year 1998 selling, general and administrative expenses includes
     (1) $1.5 million of non-recurring American Color charges associated with the relocation of American Color's corporate office and various severance related expenses, and (2) $0.6 million on non-cash charges associated with an employee benefit program. Fiscal Year 1997 selling, general and administrative expenses include $2.5 million of non-recurring employee termination expenses (including $1.9 million related to the resignation of the Company's former Chief Executive Officer - see note 21 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

(c) In January 1998, the Company approved a plan for its printing division which was designed to improve responsiveness to customer requirements, increase asset utilization and reduce overhead costs. The Company recognized $3.9 million of costs under such plan in Fiscal Year 1998.

     In April 1995, the Company implemented a restructuring plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness, and provide increased growth in the business. The Company recognized $0.9 million and $4.1 million of costs under such plan in Fiscal Year 1997 and Fiscal Year
     1996, respectively.

     In addition, the Company recorded $1.7 million, $1.9 million and $3.4 million of other special charges related to asset write-offs and write-downs in its Printing and American Color divisions in Fiscal
     Year 1998, Fiscal Year 1997 and Fiscal Year 1996, respectively.  See note 19 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

(d) In October 1994, the Company amended its defined benefit pension plans, which resulted in the freezing of additional defined benefits for future services under the plans effective January 1, 1995. The Company recognized a curtailment gain of $3.7 million as a result of freezing such benefits. Also in October 1994, the Board of Directors approved a new SERP, which is a defined benefit plan for certain key executives. The
     Company recognized a $0.4 million expense associated with the establishment of the SERP.

(e) In February 1997, the Company made a strategic decision to shut down the operation of its wholly-owned subsidiary SMC. SMC's shut down has been accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. Sales, cost of sales and selling, general and administrative expenses attributable to SMC for Fiscal Years 1996 and 1995 have been reclassified to discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--
     Discontinued Operations" and note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

     On February 16, 1994, the Company assigned the coupon FSI contracts of its subsidiary, SMI, to News America. In June 1994, the Company recorded income from the SMI Settlement of $18.5 million, net of taxes, and when coupled with settlement expenses which had previously been accrued, the net cash proceeds resulting from this settlement were approximately $16.7 million.

     In Fiscal Year 1996, the Company recognized settlement of the EPI lawsuit and reversed certain accruals related to the estimated loss on shut down of SMI. The resulting effect reflected in the Fiscal Year
     1996 consolidated statement of operations was $2.9 million income in discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discontinued
     Operations" and note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

(f) As part of the Transactions, the Company recorded an extraordinary loss related to early extinguishment of debt of $4.5 million, net of zero taxes. This extraordinary loss primarily consisted of the early redemption premium on the 15% Notes and the write-off of deferred financing costs related to refinanced indebtedness partially offset by the write-off of a bond premium associated with the 15% Notes.

(g) The balance of long-term debt outstanding at March 31, 1995 and 1994 includes an additional $9.7 million and $11.3 million, respectively, relating to a purchase accounting adjustment to the 15% Notes resulting from the 1993 Acquisition. The principal amount payable at maturity of the 15% Notes remained at $100 million. The 15% Notes were redeemed in connection with the Transactions.

(h) The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                                Fiscal Year Ended March 31,
                   --------------------------------------------------------
                     1998        1997        1996        1995        1994
                   --------    --------    --------    --------    --------
Depreciation..     $28,124     $25,282     $21,385     $18,327     $17,897
Amortization..      10,413       9,374       9,311       8,941       9,361
                    ------      ------      ------      ------      ------
 Total........     $38,537     $34,656     $30,696     $27,268     $27,258
                    ======      ======      ======      ======      ======

(i) EBITDA is included in the Selected Historical Financial Data because management believes that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its future debt service requirements. EBITDA is defined as earnings before net interest expense, income tax expense (benefit), depreciation, amortization, other special charges related to asset write-off and write-downs, other income
     (expense), discontinued operations and extraordinary items. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (or any other measure of performance under generally accepted accounting principles) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Certain covenants in the Indenture and the Amended and Restated Credit Agreement are based on EBITDA, subject to certain adjustments.

     EBITDA includes (1) $1.5 million of non-recurring American Color charges in Fiscal Year 1998 associated with the relocation of American
     Color's corporate office and various severance related expenses, and
     (2) $0.6 million of non-cash charges associated with an employee benefit program in Fiscal Year 1998.

     EBITDA includes $3.9 million in restructuring costs related to its printing division in Fiscal Year 1998 and $0.9 million and $4.1 million of restructuring costs related to its American Color division in Fiscal Year 1997 and Fiscal Year 1996, respectively. See note 19 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

     EBITDA includes non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's Chief Executive Officer - see note 21 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

     EBITDA in Fiscal Year 1995 includes a $3.3 million net gain related to a change in the Company's defined benefit pension plans (as discussed in note (d) above).



                                 BUSINESS

See Items 1, 2 and 3 in Part I of the Annual Report attached as Appendix 1 hereto.



                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See Item 7 in Part II of the Annual Report attached as Appendix 1 hereto.



                                MANAGEMENT

See Items 10 and 11 in Part III of the Annual Report attached as Appendix 1 hereto.



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT

See Item 12 in Part III of the Annual Report attached as Appendix 1 hereto.



                           CERTAIN TRANSACTIONS

See Item 13 in Part III of the Annual Report attached as Appendix 1 hereto.



         DESCRIPTION OF THE AMENDED AND RESTATED CREDIT AGREEMENT

               The following summary of the material provisions of the Amended and Restated Credit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Amended and Restated Credit Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Defined terms that are used but not defined in this section have the meanings given such terms in the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement

               On May 8, 1998, the Company entered into a $145 million credit facility with Bankers Trust Company, Morgan Stanley Senior Funding, Inc., General Electric Capital Corporation and a syndicate of lenders (the "Amended and Restated Credit Agreement"). The Amended and Restated Credit Agreement comprises (i) a $70 million revolving credit facility, which is not subject to a borrowing base limitation, maturing on March 31, 2004, (ii) a $25 million amortizing term loan facility maturing on March 31, 2004 and (iii) a $50 million amortizing term loan facility maturing on March 31, 2005.
Concurrently with the Company entering into the Amended and Restated Credit Agreement, it paid off all amounts outstanding under the Bank Credit
Agreement and the Term Loan Agreement. In connection with its write-off of deferred financing costs related to refinanced indebtedness, the Company recorded in the first quarter of the fiscal year ending March 31, 1999 an extraordinary loss related to early extinguishment of debt of $4.0 million, net of taxes.

               Interest under the Amended and Restated Credit Agreement is floating, based upon existing market rates plus agreed-upon margin levels. In addition, the Company is obligated to pay specific commitment and letter of credit fees. Such margin levels and fees will diminish if the Company achieves certain leverage ratio measures.

               Borrowings under the Amended and Restated Credit Agreement are secured by substantially all of the Company's assets. In addition, Holdings has guaranteed the indebtedness under the Amended and Restated Credit Agreement, which guarantee is secured by a pledge of all of Graphics' and its subsidiaries' stock. The Amended and Restated Credit Agreement (1) requires satisfaction of certain financial covenants including Minimum Consolidated EBITDA, Consolidated Interest Coverage Ratio and Leverage Ratio requirements,
(2) requires prepayments in certain circumstances including excess cash flows, proceeds from asset dispositions in excess of prescribed levels and certain capital structure transactions and (3) contains various restrictions and limitations on items including the following: (a) mergers, acquisitions, investments and similar transactions and dividends and other distributions, (b) the incurrence of additional liens, (c) the incurrence of additional indebtedness, (d) the level of capital spending, (e) the undertaking of certain investments, (f) payment of dividends or other distributions, (g) transactions with affiliates, (h) issuances of subsidiary stock and (i) restrictions affecting subsidiaries. In addition, the agreement includes various other customary affirmative and negative covenants.

               The failure to satisfy any of the covenants will, after giving effect to any grace period therefor, constitute an Event of Default under the Amended and Restated Credit Agreement, notwithstanding the ability of Graphics to meet its debt service obligations. The Amended and Restated Credit Agreement includes other customary events of default, including cross defaults to other indebtedness, change of control provisions and certain events including bankruptcy, reorganization and insolvency. An Event of Default under the Amended and Restated Credit Agreement would allow the lenders thereunder to accelerate or, in certain cases, would automatically cause the acceleration of, the maturity of the indebtedness under the Amended and Restated Credit Agreement and would restrict the ability of Graphics to meet its obligations on the Notes.

               Certain of the financial covenants contained in the Amended and Restated Credit Agreement are set forth below.

               Minimum Consolidated EBITDA

               Holdings will not permit its Consolidated EBITDA for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ended on the last day of a fiscal quarter set forth below, to be less than the amount set forth opposite each fiscal quarter ended in the corresponding period set forth below:


                  Fiscal Quarters Ended                     Minimum EBITDA
          -------------------------------------           -------------------
          June 30, 1998 - December 31, 1998                   $50,000,000
          March 31, 1999 - December 31, 1999                   52,500,000
          March 31, 2000 - June 30, 2000                       55,000,000
          September 30, 2000 - June 30, 2001                   57,500,000
          September 30, 2001 - March 31, 2002                  60,000,000
          June 30, 2002 - September 30, 2002                   62,500,000
          December 31, 2002 - March 31, 2003                   65,000,000
          June 30, 2003 - September 30, 2003                   67,500,000
          December 31, 2003 - March 31, 2004                   70,000,000
          June 30, 2004 - September 30, 2004                   72,500,000
          December 31, 2004 - March 31, 2005                   75,000,000


               Consolidated EBITDA shall mean, for any period, Consolidated EBIT, adjusted by (i) adding thereto without duplication (to the extent deducted in arriving at Consolidated EBIT for such period (a) amortization, depreciation and similar non cash charges, plus (b) restructuring charges, severance expenses and other non-recurring charges accrued during such period and (ii) subtracting therefrom restructuring charges, severance expenses and other non-recurring charges paid during such period whether or not such charges and expenses were accrued during such period (provided such charges and expenses are accrued after the Restatement Effective
Date).

               Consolidated EBIT shall mean, for any period, the Consolidated Net of Income Holdings and its Subsidiaries for such period, determined on a consolidated basis, before Consolidated Interest Expense (to the extent deducted in arriving at Consolidated Net Income) and provision for taxes based on income gains or losses from sales or assets other than inventory sold in the ordinary course of business, in each case that were included in arriving at Consolidated Net Income.

               Consolidated Net Income shall mean, for any period, the net after tax income of Holdings and its Subsidiaries determined on a consolidated basis, without giving effect to any extraordinary items which would otherwise be reflected therein and any non-cash expenses incurred or payments made in connection with the Transaction; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income or net losses of any Person in which any other Person or Persons (other than the Borrower or any of its Wholly-Owned Subsidiaries) has an equity interest or interests, (ii) the net income or net losses of any Unrestricted Subsidiary, (iii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Wholly-Owned Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Wholly-Owned Subsidiary and (iv) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time of such declaration or payment permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, except, in the case of clauses (i) and (ii) above, to the extent of the amount of dividends and other distributions actually paid to the Borrower or Wholly-Owned Subsidiaries by such Person during such period.

               Consolidated Interest Coverage Ratio

               Holdings will not permit its Consolidated Interest Coverage Ratio, as measured on the last day of any fiscal quarter, to be less than the ratio set forth opposite each fiscal quarter ended in the corresponding period set forth below:


                  Fiscal Quarters Ended                          Ratio
          -------------------------------------           -------------------
          June 30, 1998 - December 31, 1998                     1.40:1.0
          March 31, 1999 - June 30, 1999                        1.45:1.0
          September 30, 1999 - December 31, 1999                1.50:1.0
          March 31, 2000 - June 30, 2000                        1.55:1.0
          September 30, 2000 - December 31, 2000                1.65:1.0
          March 31, 2001 - June 30, 2001                        1.70:1.0
          September 30, 2001 - December 31, 2001                1.75:1.0
          March 31, 2002 - June 30, 2002                        1.85:1.0
          September 30, 2002 - December 31, 2002                1.90:1.0
          Each fiscal quarter ended thereafter
            through March 31, 2005                              2.00:1.0

"Consolidated Interest Coverage Ratio" for any period means the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense for such period, all as calculated on a Pro Forma Basis.

               Leverage Ratio

               Holdings will not permit the Leverage Ratio, as measured on the last day of any fiscal quarter, to exceed the ratio set forth opposite the last day of each fiscal quarter ended in the corresponding period set forth below:

                  Fiscal Quarters Ended                          Ratio
          -------------------------------------           -------------------
          June 30, 1998 - December 31, 1998                    6.000:1.0
          March 31, 1999 - June 30, 1999                       5.875:1.0
          September 30, 1999 - December 31, 1999               5.750:1.0
          March 31, 2000 - June 30, 2000                       5.625:1.0
          September 30, 2000                                   5.500:1.0
          December 31, 2000                                    5.375:1.0
          March 31, 2001 - June 30, 2001                       5.250:1.0
          September 30, 2001 - December 31, 2001               5.125:1.0
          March 31, 2002 - June 30, 2002                       5.000:1.0
          September 30, 2002 - December 31, 2002               4.875:1.0
          March 31, 2003 - June 30, 2003                       4.750:1.0
          September 30, 2003 - December 31, 2003               4.625:1.0
          Each fiscal quarter ended thereafter
            through march 31, 2005                             4.500:1.0

"Leverage Ratio" for any date means the ratio of Consolidated Debt on such date to Consolidated EBITDA for the four quarter period most recently then-ended, computed on a Pro Forma Basis.


                         DESCRIPTION OF THE NOTES

               The Notes were issued under an Indenture, dated as of August 15, 1995 (the "Indenture"), among Graphics, Holdings and NationsBank of Georgia, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Notes are subject to all such terms and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture is filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and the Notes, including the definitions therein of terms not defined herein and those terms made a part thereof by the Trust Indenture Act.

General

               The Notes are unsecured senior subordinated obligations of Graphics, limited to $185 million aggregate principal amount, and will mature on August 1, 2005. Interest will accrue on the Notes from the most recent date to which interest has been paid or provided for, and will be payable in cash semiannually in arrears at the rate of 12 3/4% per annum on the principal amount of the Notes on each February 1 and August 1 to holders of record thereof at the close of business on the January 15 or July 15 immediately preceding such interest payment date.

               Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at the rate per annum borne by the Notes. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

               Except as set forth below, the Notes may not be redeemed prior to August 1, 2000. On or after such date, the Notes may be redeemed at the option of Graphics, at any time as a whole, or from time to time in part, on not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued interest to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing August 1:

Year                                        Redemption Price
----                                        ----------------
2000.................................           106.375%
2001.................................           103.188
2002 and thereafter..................           100.000


               In addition, at any time and from time to time prior to August 1, 1998, Graphics may redeem the Notes with the proceeds actually received by Graphics (including proceeds received by Holdings and contributed to Graphics) from one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued interest to the redemption date; provided, however, that at least $115 million aggregate principal amount of Notes remains outstanding after each such redemption.

Sinking Fund

               There will be no mandatory sinking fund payments for the Notes.

Ranking

               The Indebtedness evidenced by the Notes is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all existing and future Senior Indebtedness of Graphics, rank pari passu with all existing and future Senior Subordinated Indebtedness of Graphics and rank senior in right of payment to all future Subordinated Obligations of Graphics. At March 31, 1998, Graphics had $134.7 million of Senior Indebtedness, no senior subordinated indebtedness other than the Notes and no subordinated indebtedness outstanding and Graphics' subsidiaries had approximately $0.3 million of liabilities (which were effectively senior to the Notes). Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.

               Graphics may not make any payment with respect to any Senior Subordinated Obligations if at such time there exists a default in the payment of any Senior Indebtedness unless (x) the default has been cured or waived and any acceleration of such Indebtedness has been rescinded or (y) such Senior Indebtedness has been paid in full in cash or cash equivalents. However, Graphics may make any payment with respect to the Notes without regard to the foregoing if Graphics and the Trustee receive written notice approving such payment from the Representative of such Senior Indebtedness. During the continuance of any default (other than a payment default described in the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or after the expiration of any applicable grace periods, Graphics may not make any payment with respect to the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by Graphics and the Trustee of written notice of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (or earlier (i) if such Payment Blockage Period is terminated by written notice to the Trustee and Graphics from the Person who gave such Payment Blockage Notice, (ii) by repayment in full of the Designated Senior Indebtedness on behalf of which the Payment Blockage Notice was given or (iii) if no default permitting acceleration of any Designated Senior Indebtedness is continuing). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, Graphics may, subject to the provisions contained in the first sentence of this paragraph, resume payments on the Notes after such Payment Blockage Period. The Notes will not be subject to more than one Payment Blockage Notice in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided, however, that if any Payment Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than by the Bank Agent in respect of the Amended and Restated Credit Agreement), the Bank Agent may give another Payment Blockage Notice in relation to the Amended and Restated Credit Agreement within such period; provided further, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of the subordination provisions described hereunder, no default or event of default (excluding defaults and events of default arising under financial covenants) which existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, even if not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

               Upon any payment or distribution of assets or securities of Graphics of any kind or character, whether in cash, property or securities, upon a total or partial liquidation or a total or partial dissolution of Graphics or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Graphics or its property, the holders of Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness in cash or cash equivalents before holders of the Notes shall be entitled to receive any payment or distribution in respect of any Senior Subordinated Obligations.

               If payment of the Notes is accelerated because of an Event of Default, Graphics or the Trustee shall promptly notify the holders of Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, Graphics may not make any payment in respect of Senior Subordinated Obligations until five Business Days after such notice is received and, thereafter, may pay the Senior Subordinated Obligations only if the subordination provisions of the Indenture otherwise permit the payment at that time.

               By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of Graphics who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of Graphics who are not holders of Senior Indebtedness or the Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

Guaranty

               Holdings, as primary obligor and not merely as surety, has irrevocably, fully and unconditionally guaranteed on an unsecured senior subordinated basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of Graphics under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by Holdings being herein called the "Guaranteed Obligations"). Holdings agreed to pay, on a senior subordinated basis and in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Guaranty with respect to Holdings.

               The obligations of Holdings under the Guaranty are unsecured senior subordinated obligations. As such, the rights of Noteholders to receive payment by Holdings pursuant to the Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of Holdings. At March 31, 1998, Holdings had outstanding $134.7 million of Senior Indebtedness, including its obligations under the Amended and Restated Credit Agreement. The Indenture does not limit the incurrence of Indebtedness by Holdings.

               The Guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(b) be binding upon Holdings and (c) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

               Pursuant to the Indenture, Holdings may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the same extent Graphics may consolidate with, merge with or into, or transfer all or substantially all its assets to, any other Person; provided, however, that if such other Person is not Graphics, Holdings' obligations under the Indenture must be expressly assumed by such other Person. See "Successor Company."

Certain Definitions

               "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Graphics or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

               "Adjusted Consolidated Assets" means at any time the total amount of assets of Graphics and its consolidated Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of Graphics and its consolidated Restricted Subsidiaries (excluding intercompany items), all as set forth on the consolidated balance sheet of Graphics and its consolidated Restricted Subsidiaries as of the end of the most recent fiscal quarter ended at least 45 days prior to the date of determination.

               "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Limitation on Restricted Payments," "--Limitation on Sales of Assets and Subsidiary Stock" and "--Limitation on Affiliate Transactions," "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Graphics or of rights or warrants to purchase such stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

               "Amended and Restated Credit Agreement" is defined to mean the Credit Agreement, dated as of August 15, 1995 and amended and restated as of May 8, 1998, among Holdings, Graphics, the Banks party thereto and the Bank Agent, together with the related documents thereto (including, without limitation, any Guarantees and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder that are Subsidiaries of Holdings or Graphics and whose obligations are guaranteed by Holdings or Graphics thereunder) all or a portion of the Indebtedness under such agreement or any successor agreement.

               "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Graphics or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or
(ii) any assets of Graphics or any Restricted Subsidiary outside the ordinary course of business of Graphics or such Restricted Subsidiary (other than (y) a disposition by a Restricted Subsidiary to Graphics or by Graphics or a Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a Restricted Payment permitted by the covenant described under "Certain Covenants -- Limitation on Restricted Payments"); provided, however, that for purposes of the covenant described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, the term "Asset Disposition" shall not include any disposition of assets if such disposition is governed by the provisions of the Indenture described under "Successor Company."

               "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment by (ii) the sum of all such payments.

               "Bank Agent" is defined to mean Bankers Trust Company, as agent for the Banks pursuant to the Amended and Restated Credit Agreement, and any successor or successors thereto.

               "Banks" is defined to mean the lenders who are from time to time parties to the Amended and Restated Credit Agreement.

               "Board of Directors" means the Board of Directors of Graphics or any committee thereof duly authorized to act on behalf of such Board.

               "Capital Expenditures" means expenditures (whether paid in cash or accrued as liabilities and including Capital Lease Obligations) of Graphics and its Restricted Subsidiaries relating to the acquisition of equipment used or useful in the business of Graphics or any Restricted Subsidiary or in a Related Business.

               "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent of any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

               "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

               "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders and their respective Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than (A) forty percent (40%) of the total voting power of the then outstanding Voting Stock of Graphics or Holdings and (B) the total voting power of the then outstanding Voting Stock of Graphics or Holdings, as the case may be, beneficially owned by the Permitted Holders and their respective Affiliates, treating the Permitted Holders and their respective Affiliates as a "group";
or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of (A) Graphics (together with any new directors whose election by Graphics's Board of Directors or whose nomination for election by Graphics's Board of Directors or whose nomination for election by Graphics's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) or (B) Holdings (together with any new directors whose election by Holdings' Board of Directors or whose nomination for election by Holdings' shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), in either case, cease for any reason to constitute a majority of the directors of Graphics or Holdings, as the case may be, then in office; or (iii) (A) Graphics or Holdings consolidates with or merges into any other Person or conveys, transfers or leases all or substantially all its assets to any Person or (B) any Person merges into Graphics or Holdings, in either event pursuant to a transaction in which any Voting Stock of Graphics or Holdings, as the case may be, outstanding immediately prior to the effectiveness thereof is reclassified or changed into or exchanged for cash, securities or other property; provided, however, that any consolidation, conveyance, transfer or lease (x) between Graphics and any of its Subsidiaries, between Holdings and any Holdings Subsidiaries, between Subsidiaries of Graphics or between Holdings Subsidiaries (including the reincorporation of Graphics or Holdings in another jurisdiction) or (y) for the purpose of creating a public holding company for Graphics or Holdings in another jurisdiction or (z) for the purpose of creating a public holding company for Graphics or Holdings in which all holders of the capital stock of Graphics or Holdings, as the case may be, would be entitled to receive (other than cash in lieu of fractional shares) solely capital stock of the holding company in amounts proportionate to their holdings of such capital stock of Graphics or Holdings immediately prior to such transaction, shall be excluded from the operation of this clause (iii).

               "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Holdings Subsidiary" means a corporation a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by Holdings or by one or more other Subsidiaries of Holdings, or by Holdings and one or more other Subsidiaries of Holdings.

               "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if Graphics or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding (other than Indebtedness Incurred under a revolving credit or similar arrangement Incurred after the end of such four consecutive fiscal quarters to the extent of the commitment thereunder) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if Graphics or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid) since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period (except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (1)) since the end of such period under a revolving credit or similar arrangement to the extent of the commitment thereunder in effect on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio) and as if Graphics or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period
Graphics or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Graphics or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Graphics and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Graphics and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period Graphics or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any Person which becomes a Restricted Subsidiary) or any acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period, excluding, in the case of an acquisition of assets or Capital Stock, any operating expense or cost reduction of such Person or the Person to be acquired which, in the good faith estimate of a responsible financial or accounting officer of such Person, will be eliminated or realized, as the case may be, during the 12 month period following the date of determination, as a result of such acquisition as if such elimination of such operating expense or the realization of such cost reductions were achieved on the first day of such period, and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Graphics or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Graphics or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period and excluding any operating expenses or cost reductions as provided in clause (4). For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Graphics. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months or, if shorter, the remaining term of the Indebtedness to which it relates).

               "Consolidated Interest Expense" means, for any period, the total interest expense of Graphics and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Graphics or any Restricted Subsidiary, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and premium and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of fees), (vii) Preferred Stock dividends paid in respect of all Preferred Stock of Graphics or a Restricted Subsidiary held by Persons other than Graphics or a Restricted Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations and (ix) interest actually paid by Graphics or any consolidated Restricted Subsidiary under any Guarantee of Indebtedness of any Person; excluding, however, (A) any amount of such interest expense of any Restricted Subsidiary if the net income (or loss) of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause
(iii) of the definition thereof) and (B) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Transactions, all as determined on a consolidated basis in conformity with GAAP.

               "Consolidated Net Income" means, for any period, the net income (or loss) of Graphics and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

        (i) any net income or loss of any Person if such Person is not a Restricted Subsidiary, except that subject to the limitations contained in clause (iv) below, Graphics' equity in the net income or loss of any such Person for such period shall be included in such Consolidated Net Income up to, in the case of net income, the aggregate amount of cash actually distributed by such Person during such period to Graphics or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and, in the case of a net loss, the aggregate amount of cash actually contributed by Graphics or a Restricted Subsidiary to such Person during such period;

        (ii) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" (and in such case, except to the extent includable pursuant to the foregoing clause (i) above), any net income (or loss) of any Person acquired by Graphics or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

        (iii) any net income or loss of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Graphics, except that subject to the limitations contained in clause (iv) below, Graphics' equity in the net income or loss of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to, in the case of net income, the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Graphics or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and, in the case of a net loss, the aggregate amount of cash actually contributed by Graphics or another Restricted Subsidiary to such Restricted Subsidiary during such period;

        (iv) any gain or loss realized upon the sale or other disposition of any assets of Graphics or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

        (v) extraordinary gains or losses; and

        (vi) the cumulative effect of a change in accounting principles;

provided, however, that solely for the purposes of calculating the Consolidated Coverage Ratio (and in such case, except to the extent it is already included pursuant to clause (i) above), "Consolidated Net Income" shall include the amount of all cash dividends received by Graphics or any Restricted Subsidiary from an Unrestricted Subsidiary (subject, in the case of a dividend paid to a Restricted Subsidiary, to the limitation contained in clause (iii) above); provided further, however, that solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments", any amortization, depreciation or other non-cash charge relating to the Transactions or any acquisitions subsequent to the Issue Date, including good-will, non-compete agreements, the stepped-up basis on assets acquired and deferred financing costs, to the extent such items reduced Consolidated Net Income, shall not be included.

               "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of Graphics and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom all current liabilities of Graphics and its consolidated Restricted Subsidiaries as well as, to the extent otherwise included, the amounts of (without duplication): (i) minority interests in consolidated Restricted Subsidiaries held by Persons other than Graphics or a Restricted Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith, by the Board of Directors; (iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; and (v) treasury stock.

               "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Graphics and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52), as of the end of the most recent fiscal quarter of Graphics ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of Graphics plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

               "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

               "Designated Senior Indebtedness" is defined to mean (i) Indebtedness under the Amended and Restated Credit Agreement and (ii) any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount of at least $25 million and is specifically designated by Graphics in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

               "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Change of Control Triggering Event" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to such Person's repurchase of such Notes as are required to be repurchased pursuant to the covenants described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Change of Control Triggering Event."

               "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense, plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense, (b) depreciation expense, (c) amortization expense and (d) all other non-cash charges, less all non-cash items increasing Consolidated Net Income, in each case for such period.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the Transactions and
(ii) except as otherwise expressly provided, the amortization of any amount required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 in connection with the 1993 Acquisition, the Transactions or any acquisitions after the Issue Date.

               "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other financial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other financial obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any Indebtedness or financial obligation.

               "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

               "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

               "Indebtedness" of any Person means, without duplication:

        (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (other than Interest Rate Protection Agreements);

        (ii) all Capital Lease Obligations of such Person;

        (iii) all obligations of such Person issued or assumed as the deferred purchase price of property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

        (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

        (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock, and in respect of a Restricted Subsidiary, all obligations of such Subsidiary with respect to the redemption, repayment or other repurchase of any Preferred Stock (but excluding, in each case, any accrued dividends);

        (vi) all obligations of the type referred to in clauses (i) through
     (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise, including by means of any Guarantee; and

        (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets (as determined by the Board of Directors) or the amount of the obligation so secured.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, (i) that the amount outstanding at any time of any Indebtedness Incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include (A) any liability for Federal, state, local or other taxes, (B) any obligations under Interest Rate Protection Agreements or Raw Material Hedge Agreements or (C) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business.

               "Interest Rate Protection Agreement" means any interest rate or currency swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Graphics or any Restricted Subsidiary against fluctuations in interest rates or currency values.

               "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services of the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment," and the covenant described under "Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to Graphics' equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Graphics at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Graphics shall be deemed to continue to have a permanent "Investment" in such Subsidiary at the time of such redesignation equal to the amount (if positive) equal to (x) Graphics' "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Graphics' equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

               "Investment Grade" means (i) BBB- (or its equivalent) or higher by S&P or (ii) Baa3 (or its equivalent) or higher by Moody's or (iii) the equivalent of such rating by a substitute Rating Agency.

               "Issue Date" means the date on which the Notes are originally issued.

               "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

               "Moody's" means Moody's Investors Service, Inc. and its successors.

               "MSCP Entities" means, collectively, Morgan Stanley Capital Partners III, L.P., a Delaware limited partnership, Morgan Stanley Capital Investors, L.P., a Delaware limited partnership, and MSCP III 892 Investors, L.P., a Delaware limited partnership.

               "MSLEF" means The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership.

               "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal (but not interest) pursuant to a note or installment receivable or otherwise, including upon release to Graphics or a Restricted Subsidiary from any reserve established by Graphics or such Restricted Subsidiary against any liabilities associated with such Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (without regard to the consolidated results of operations of Graphics and its Subsidiaries, taken as whole), and in each case net of all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and, until released to Graphics or a Restricted Subsidiary, net of appropriate amounts to be provided by Graphics or any Restricted Subsidiary of Graphics as a reserve against any liabilities associated with such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition, all as determined in accordance with GAAP, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

               "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

               "Permitted Holders" means, collectively, MSLEF, the MSCP Entities and the other investors, including the officers and directors of Graphics or Holdings, who beneficially own Voting Stock of Holdings on the Issue Date after giving effect to the Transactions, or, upon the death of such an individual investor, such person's executors, administrators, testamentary trustees, heirs, legatees or beneficiaries.

               "Permitted Investment" means (i) an Investment in Graphics or in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary or such Person is a Related Business; (ii) an Investment by Graphics or any Restricted Subsidiary in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Graphics or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iii) a Temporary Cash Investment; (iv) receivables owing to Graphics or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Graphics or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business in accordance with past practices of Graphics or of its Restricted Subsidiaries; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Graphics or any Restricted Subsidiary or in satisfaction of judgments, (viii) Interest Rate Protection Agreements and Raw Material Hedge Agreements and (ix) Investments at any time not exceeding $12 million (valued at the fair market value at the time any such Investment was made).

               "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

               "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

               "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

               "Public Equity Offering" means an underwritten primary public offering of common stock of Graphics or Holdings pursuant to an effective registration statement under the Securities Act.

               "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of Graphics or Holdings has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

               "Rating Agencies" means S&P and Moody's; provided, however, that if S&P or Moody's or both shall not make a rating of the Notes publicly available, the term Rating Agencies shall refer to a nationally recognized securities rating agency or agencies, as the case may be, selected by Graphics to substitute for S&P or Moody's or both, as the case may be.

               "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by a substitute Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

               "Rating Date" means the date that is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention by Graphics or Holdings to effect a Change of Control.

               "Rating Decline" means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by Graphics to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency):
(a) in the event the Notes are rated by any Rating Agency on the Rating Date as Investment Grade, the rating of such Notes by both Rating Agencies shall be below Investment Grade, or (b) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations.

               "Raw Material Hedge Agreement" means an agreement designed to hedge against fluctuations in the cost of raw materials entered into by Graphics or its Restricted Subsidiaries in the ordinary course of business in connection with their business operations.

               "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Indebtedness in exchange, substitution or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

               "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Graphics or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that
(i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees, accrued interest and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of Graphics.

               "Registration Agreement" means the Registration Agreement dated August 10, 1995, among Graphics, Holdings and Morgan Stanley & Co. Incorporated.

               "Related Business" means as of any date the businesses of Graphics and its Restricted Subsidiaries on such date and any business related, ancillary or complementary thereto.

               "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Graphics or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary of Graphics that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Graphics held by any Person or of any Capital Stock of a Subsidiary of Graphics held by any Affiliate of Graphics (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Graphics that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment, other than a Permitted Investment, in any Person; provided, however, that the purchase or redemption of Subordinated Obligations (or dividends to Holdings for the purchase or redemption of Indebtedness of Holdings) upon the occurrence of an "asset sale" or "change of control" shall not constitute a "Restricted Payment" if, prior to such purchase or redemption (or dividend), Graphics shall have purchased all Notes tendered pursuant to an Excess Proceeds Offer or an offer to purchase the Notes upon the occurrence of a Change of Control Triggering Event with respect to such "asset sale" or "change of control."

               "Restricted Subsidiary" means any Subsidiary of Graphics that is not an Unrestricted Subsidiary.

               "SEC" means the Securities and Exchange Commission.

               "Secured Indebtedness" means any Indebtedness of Graphics secured by a Lien.

               "Securities Act" means the Securities Act of 1933.

               "Senior Indebtedness" of any Person means the following obligations of such Person, whether outstanding on the Issue Date or thereafter Incurred (i) all Indebtedness and other monetary obligations of such Person under (A) the Amended and Restated Credit Agreement and all fees, expenses and indemnities payable in connection therewith, (B) any Interest Rate Agreement which the Company has determined in good faith at the time of the Incurrence thereof is related to indebtedness under the Amended and Restated Credit Agreement (which determination shall be conclusive) and all fees, expenses and indemnities payable in connection therewith or (C) any Guarantee of Indebtedness or monetary obligations described in clauses (A) and
(B), and (ii) all other Indebtedness of such Person (other than the Notes), unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Notes or the Guaranty, as the case may be; provided, however, that Senior Indebtedness of such Person shall not include
(1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owned or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is expressly subordinated in right of payment to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of Graphics, Holdings and their respective Subsidiaries at the rate provided for in the documentation governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under relevant bankruptcy law.

               "Senior Subordinated Indebtedness" means (i) with respect to Graphics, the Notes and any other Indebtedness of Graphics that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Graphics which is not Senior Indebtedness of Graphics and (ii) with respect to Holdings, the Guaranty and any other Indebtedness of Holdings that specifically provides that such Indebtedness is to rank pari passu with the Guaranty in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Holdings which is not Senior Indebtedness of Holdings.

               "Senior Subordinated Obligations" means any principal, premium, if any, and interest on the Notes payable pursuant to the terms of the Notes or upon acceleration, including any amounts received on the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes.

               "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Graphics within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

               "S&P" means Standard & Poor's Ratings Group and its successors.

               "Stated Maturity" means with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

               "Subordinated Obligation" means any Indebtedness of Graphics (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

               "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

               "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Graphics) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

               "Unrestricted Subsidiary" means (i) any Subsidiary of Graphics that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) of Graphics to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Graphics or any Restricted Subsidiary of Graphics that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) Graphics could Incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

               "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

               "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

               "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Graphics or one or more Wholly Owned Subsidiaries.

Certain Covenants

               Set forth below are certain covenants contained in the
Indenture:

               Limitation on Indebtedness

               (a) Graphics shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that Graphics may Incur Indebtedness if on the date of such Incurrence the Consolidated Coverage Ratio would be greater than 1.75 to 1.0, on or prior to August 1, 1998, and 2.0 to 1.0, thereafter.

               (b) Notwithstanding the foregoing paragraph (a), Graphics and its Restricted Subsidiaries may Incur any or all of the following
Indebtedness:

        (1) Indebtedness Incurred pursuant to one or more credit facilities (including related Guarantees and security agreements) in an aggregate principal amount outstanding at any time not to exceed the greater of (a) the sum of (x) 90% of the consolidated book value of the accounts receivable of Graphics and its Restricted Subsidiaries and (y) 60% of the consolidated book value of the inventory of Graphics and its Restricted Subsidiaries, in each case as determined at the time of the respective Incurrence in accordance with GAAP and
     (b) $75,000,000; provided, however, that no Restricted Subsidiary shall Incur Indebtedness pursuant to this clause (1) in an aggregate principal amount outstanding at any time which exceeds the sum of (a) 90% of the book value of its accounts receivable on a stand-alone basis and (b) 60% of the book value of its inventory on a stand-alone basis, in each case as determined in accordance with GAAP;

        (2) Indebtedness of Graphics (and any Guarantee or Liens with respect thereto) originally Incurred pursuant to the term loan provisions of the Bank Credit Agreement and any refinancing thereof in an aggregate principal amount outstanding at any time not to exceed
     (i) $60,000,000 less (ii) the aggregate sum of all principal payments actually made from time to time under the Bank Credit Agreement or such refinancing as a result of the application of Net Available Cash pursuant to the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"

        (3) Indebtedness owed to and held by Graphics or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to Graphics or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness;

        (4)  the Notes;

        (5) Indebtedness outstanding on the Issue Date after giving effect to the Transactions (other than Indebtedness described in clause (1), (2), (3) or (4) of the covenant described hereunder);

        (6)  Guarantees by Graphics or a Restricted Subsidiary of
     Indebtedness of a Restricted Subsidiary otherwise permitted to be Incurred by the Restricted Subsidiary (other than Indebtedness permitted by clause (10) below) or Guarantees by a Restricted Subsidiary of Senior Indebtedness of Graphics permitted to be Incurred by Graphics under the Indenture;

        (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) of the covenant described hereunder or pursuant to clause (4) or (5) above or clause (9) or (10) below; provided, however, that Refinancing Indebtedness the proceeds of which are used to Refinance the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (7) if (A) in case the Notes are Refinanced in part or the Indebtedness to be Refinanced is pari passu with the Notes, such Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Refinancing Indebtedness is Incurred or is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes and (B) in case the Indebtedness to be Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Refinancing Indebtedness is Incurred or is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be Refinanced is subordinated to the Notes; provided further, however, that Refinancing Indebtedness the proceeds of which are used to Refinance Indebtedness Incurred pursuant to clause (10) below shall only be permitted under this clause (7) if such Refinancing Indebtedness is Incurred by Graphics or the Restricted Subsidiary that originally Incurred the Indebtedness pursuant to clause (10) below;

        (8) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business or (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Graphics or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness or other obligations Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Graphics or any Restricted Subsidiary in connection with such disposition;

        (9) Indebtedness, in an aggregate principal amount outstanding at any time not to exceed $5 million, Incurred by Graphics in connection with the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of Graphics, any of its Subsidiaries or Holdings, options on any such shares or related stock appreciation rights or similar securities (including phantom equity rights) held by employees, former employees, directors or former directors of Holdings, Graphics or its Subsidiaries (or their estates or beneficiaries under their estates), upon death, disability, retirement, termination of employment or pursuant to any agreement under which such shares of stock or related rights were issued; provided, however, that (A) such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, is expressly made subordinate in right of payment to the Notes and (B) such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, provides that no payments of principal of such Indebtedness, including by way of sinking fund, mandatory redemption or otherwise (including defeasance), may be made by Graphics at any time while any of the Notes are outstanding;

        (10) Indebtedness of any Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Graphics (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was acquired by Graphics);

        (11)  Capital Lease Obligations;

        (12) Indebtedness constituting purchase money obligations for property acquired in the ordinary course of business or other similar financing transactions;

        (13) Indebtedness Incurred to finance Capital Expenditures or the acquisition of Additional Assets in any fiscal year in an aggregate principal amount not to exceed 6% of Graphics' consolidated net sales for the immediately preceding fiscal year and Refinancing Indebtedness in respect thereof; and

        (14) Indebtedness (which may, but need not, be incurred under the Amended and Restated Credit Agreement), in addition to that described in clauses (1) through (13), in an aggregate principal amount outstanding at any time not in excess of the greater of (A) $25 million and (B) 10% of the Consolidated Net Worth of Graphics as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of the incurrence of such Indebtedness.

               (c) Graphics shall not Incur any Indebtedness pursuant to paragraph (a) or (b) above if such Indebtedness is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, Graphics shall not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

               Limitation on Restricted Payments

               (a) Graphics shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Graphics or such Restricted Subsidiary makes such Restricted Payment:

      (1) a Default shall have occurred and be continuing (or would result therefrom); or

      (2) Graphics is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

      (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

             (a) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Old Notes were issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

             (b) the aggregate Net Cash Proceeds received by Graphics as a capital contribution or from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Graphics and other than an issuance or sale to an employee stock ownership plan or other trust established by Graphics or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which Graphics is liable as Guarantor or otherwise);

             (c) the amount by which Indebtedness of Graphics is reduced on Graphics' balance sheet upon the conversion or exchange (other than by a Subsidiary of Graphics) subsequent to the Issue Date, of any Indebtedness for Capital Stock (other than Disqualified Stock) of Graphics (less the amount of any cash, or other property, distributed by Graphics upon such conversion or exchange);

             (d) an amount equal to the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Graphics or any Restricted Subsidiary from such Person, or for the sale of such Investment by Graphics or a Restricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed the amount of Investments previously made by Graphics or any Restricted Subsidiary in such Person, which amount was treated as a Restricted Payment; and

             (e) $5 million.

               (b) The provisions of the foregoing paragraph (a) shall not prohibit:

        (i) any purchase or redemption of Capital Stock or Subordinated Obligations of Graphics made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Graphics (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Graphics or an employee stock ownership plan or similar trust established by Graphics or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which Graphics is liable as Guarantor or otherwise); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale (to the extent used for such purchase or redemption) shall be excluded from the calculation of amounts under clause (3)(b) of paragraph (a) above;

        (ii) any purchase or redemption of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Graphics which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

        (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that the payment of such dividend shall be included in the calculation of the amount of Restricted Payments;

        (iv) the repurchase (or dividends to Holdings for the repurchase) of shares of, or options to purchase shares of, Capital Stock of Graphics or any of its Subsidiaries or of Holdings from employees, former employees, directors or former directors of Holdings, Graphics or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such persons purchase or sell or are granted the option to purchase or sell, shares of such stock; provided, however, that the aggregate amount of such repurchases or dividends shall not exceed $2 million in cash consideration in any calendar year or $12 million in cash consideration in the aggregate (unless such repurchases or dividends are made with the proceeds of insurance policies and the shares of Capital Stock are repurchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries) plus the aggregate Net Cash Proceeds from any reissuance during such calendar year of Capital Stock to employees, officers or directors of Graphics or its Subsidiaries (which Net Cash Proceeds shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above, and that any consideration in excess of such amounts is in the form of Indebtedness that would be permitted to be Incurred under clause (8) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness," provided that to the extent less than $2 million in cash consideration (plus the aggregate Net Cash Proceeds from any such reissuance during such calendar year, as described above) is paid in any single calendar year pursuant to this clause (iv), the unused portion may be carried forward and paid in any subsequent calendar year; provided further, however, that such cash repurchases or dividends, except to the extent made with the proceeds of insurance policies, shall be included in the calculation of the amount of Restricted Payments;

        (v) the payment of dividends on the Capital Stock of Graphics or Holdings following any Public Equity Offering, of up to 6% per annum of the net proceeds received by Graphics in such Public Equity Offering (including proceeds received by Graphics as a capital contribution from Holdings from the net proceeds received by Holdings in such Public Equity Offering); provided, however, that any such dividends shall be included in the calculation of the amount of Restricted Payments;

        (vi) payments or distributions pursuant to appraisal rights required by law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture described under "Successor Company" below; provided, however, that any such payments or distributions shall be included in the calculation of the amount of Restricted Payments;

        (vii) any payments pursuant to any tax-sharing agreement between Graphics and any other Person with which Graphics is required or permitted to file a consolidated tax return or with which Graphics is or could be part of a consolidated group for tax purposes; provided, however, that any such payment shall be excluded in the calculation of the amount of Restricted Payments;

        (viii) payments to Holdings necessary for Holdings to pay corporate overhead expenses, not to exceed $250,000 in any fiscal year; provided, however, that any such payments shall be excluded in the calculation of the amount of Restricted Payments;

        (ix) payments to Holdings sufficient to permit Holdings to pay for the registration of its securities with the SEC (including all reasonable professional fees and expenses); provided, however, that any such payments shall be excluded in the calculation of the amount of Restricted Payments; and

        (x) Investments in Unrestricted Subsidiaries made either in exchange for Capital Stock (other than Disqualified Stock) of Graphics or with the Net Cash Proceeds of the sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of Graphics received by Graphics not more than 12 months prior to the date of such Investment (provided that such Net Cash Proceeds shall be excluded from the calculation of amounts of clause (3)(B) of paragraph
     (a) above); provided, however, that any such Investments shall be excluded in the calculation of the amount of Restricted Payments.

               Limitation on Restrictions on Distributions from Restricted Subsidiaries

               Graphics shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions on its Capital Stock owned by, or pay any Indebtedness owed to, Graphics, (ii) to make any loans or advances to Graphics or (iii) transfer any of its property or assets to Graphics, except:

      (1) any encumbrance or restriction pursuant to the Bank Credit Agreement or any other agreement in effect at or entered into on the date of the Indenture and any extensions, refinancings, renewals or replacements of any such agreement; provided, however, that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement are no less favorable in any material respect to the Noteholders than those encumbrances or restrictions being extended, refinanced, renewed or replaced;

      (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Graphics (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Graphics) and outstanding on such date;

      (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (2) of this covenant or contained in any amendment to an agreement referred to in clause (2) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in any material respect to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in the agreements referred to in clause (2) of this covenant;

      (4) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder.

      (5) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

      (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

      (7) encumbrances and restrictions contained in any Indebtedness or any agreement relating to any Indebtedness of Graphics or a Restricted Subsidiary permitted pursuant to the covenant described under "Limitation on Indebtedness"; provided, however, that either (i) such encumbrances and restrictions are no more restrictive than the encumbrances and restrictions imposed by the Amended and Restated Credit Agreement or (ii) each Restricted Subsidiary subject to any such encumbrances or restrictions after the Issue Date shall Guarantee the Notes on a senior subordinated basis; and

      (8) any encumbrance or restriction existing under or by reason of applicable law.

               Nothing contained in the covenant described hereunder shall prevent Graphics or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of Graphics or any Restricted Subsidiary that secure Indebtedness of Graphics or any of its Restricted Subsidiaries.

               Limitation on Sales of Assets and Subsidiary Stock

               In the event and to the extent that the Net Available Cash received by Graphics or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date in any period of 12 consecutive months exceeds 10% of Adjusted Consolidated Assets as of the beginning of such 12-month period, then Graphics shall (i) within 12 months after the date such Net Available Cash so received exceeds such 10% of Adjusted Consolidated Assets and to the extent Graphics elects (or is required by the terms of any Indebtedness) (A) apply an amount equal to or less than such excess Net Available Cash (1) to repay, or permanently reduce commitments to make loans or advances resulting in, Senior Indebtedness of Graphics or Indebtedness of any Restricted Subsidiary, or (2) to acquire the Notes and any other Senior Subordinated Indebtedness of Graphics (provided that the percentage of such Senior Subordinated Indebtedness of Graphics acquired (as a percent of the aggregate principal amount thereof at such time) shall be no greater than the percentage of the Notes so acquired (as a percent of the aggregate principal amount of the Notes at such time) in each case owing to or held by a Person other than Graphics or any Affiliate of Graphics or (B) invest an amount, equal to or less than the difference between such excess Net Available Cash and the amount so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Additional Assets and (ii) apply an amount equal to the difference between such excess Net Available Cash and the amount applied pursuant to clause (i) as provided in the following paragraphs of this covenant. The amount of such excess Net Available Cash required to be applied pursuant to clause (ii) of the preceding sentence shall constitute "Excess Proceeds."

               If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $5 million, Graphics must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase Notes from the Holders in accordance with the Indenture at a purchase price equal to 100% of the principal amount of such Notes plus accrued interest to the date of purchase (the "Excess Proceeds Payment").

               Graphics will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by Graphics under this covenant and Graphics is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

               Limitation on Affiliate Transactions

               Graphics shall not, and shall not permit any Restricted Subsidiary to, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Graphics (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to Graphics or such Restricted Subsidiary (or, in the case of an Affiliate Transaction between Graphics and a Restricted Subsidiary, are no less favorable to Graphics or are, in the good faith determination of the Board of Directors, in the best interests of Graphics) than those which could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, the terms thereof are set forth in writing and either (A) have been approved by a majority of the disinterested members of the Board of Directors or (B) for which Graphics or such Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to Graphics or such Restricted Subsidiary from a financial point of view.

               The provisions of the preceding paragraph shall not prohibit
(i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of Graphics pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of Graphics or its Restricted Subsidiaries; (v) the payment of reasonable fees to directors of Graphics and its Restricted Subsidiaries who are not employees of Graphics or its Restricted Subsidiaries; (vi) any payments or other transactions pursuant to any tax-sharing agreement between Graphics and any other Person with which Graphics is required or permitted to file a consolidated tax return or with which Graphics is or could be part of a consolidated group for tax purposes; (vii) any Affiliate Transaction between Graphics and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries;
(viii) the Transactions; (ix) any employment or other agreement providing for compensation between Graphics or any of its Restricted Subsidiaries and James
T. Sullivan or Stephen M. Dyott that is approved, in good faith, by the Board of Directors; (x) the payment of fees to Morgan Stanley & Co. Incorporated or its Affiliates for financial, advisory, consulting or investment banking services that the Board of Directors of Graphics deems to be advisable or appropriate for Graphics or any Subsidiary to obtain (and including the payment to Morgan Stanley & Co. Incorporated or its Affiliates of any underwriting discounts or commissions or placement agency fees in connection with the issuance and sale of any securities by Graphics or any Subsidiary of Graphics); or (xi) sales of Capital Stock of Holdings or Graphics to Morgan Stanley & Co. Incorporated or its Affiliates.

               Change of Control Triggering Event

               Upon the occurrence of a Change of Control Triggering Event, each holder of Notes will have the right to require Graphics to repurchase all or any part of such holder's Notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the terms described below. The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control Triggering Event, Graphics covenants to (i) repay in full all Indebtedness under the Amended and Restated Credit Agreement (and terminate all commitments thereunder) or offer to repay in full all Indebtedness under the Amended and Restated Credit Agreement (and terminate all commitments thereunder) and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or (ii) obtain the requisite consents under the Amended and Restated Credit Agreement to permit the repurchase of the Notes as provided below. Graphics shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. Graphics' failure to comply with the covenant described in the second preceding sentence resulting in a failure to mail the notice referred to below shall constitute an Event of Default under clause (iv) and not in clause (ii) under "Defaults" below.

               Within 30 days following any Change of Triggering Event, Graphics will mail a notice to each holder stating

      (i) that a Change of Control Triggering Event has occurred and that such holder has the right to require Graphics to repurchase all or any part of such holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date);

      (ii) the circumstances and relevant facts regarding such Change of Control Triggering Event (including, to the extent available, information with respect to pro forma historical income, cash flow and capitalization of Graphics after giving effect to such Change of Control Triggering Event);

      (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

      (iv) the instructions, determined by Graphics consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

               The obligation of Graphics to offer to purchase Notes upon the occurrence of a Change of Control Triggering Event may in certain circumstances make more difficult or discourage a takeover of Graphics and Holdings, and, thus, the removal of incumbent management. Subject to the limitations discussed below, Graphics could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Graphics' capital structure or credit ratings.

               Graphics' ability to pay cash to the Holders of Notes upon a repurchase may be limited by Graphics' then existing financial resources.

               Graphics will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by Graphics to repurchase the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Graphics shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

               The provisions relative to Graphics' obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

               Limitation on the Issuance of Preferred Stock of Restricted Subsidiaries

               Graphics shall not sell or otherwise dispose of any shares of Preferred Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue, sell or otherwise dispose of any shares of its Preferred Stock, except, in each case, (i) to Graphics or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

               SEC Reports

               Notwithstanding that Graphics may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Graphics shall file with the Commission and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a Person subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that, so long as Holdings is the Guarantor of the Notes, the reports, information and other documents required to be filed and provided as described hereunder shall be those of Holdings rather than Graphics.

               Except for the limitations on dividends and redemptions of capital stock and the limitations on the Incurrence of Indebtedness, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Successor Company

               Neither Holdings nor Graphics may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person (other than Graphics or Holdings, respectively, or a Wholly Owned Subsidiary with a positive net worth immediately prior to such consolidation, merger or transfer of assets; provided, however, that in connection with any such consolidation, merger or transfer, no consideration (other than Capital Stock (excluding Disqualified Stock) of the surviving Person, Holdings or Graphics) shall be issued or distributed to the stockholders of Graphics) unless: (i) the resulting, surviving or transferee Person (the "Successor Company") is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and such entity (if not the Company) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Holdings or Graphics, as the case may be, under the Indenture and the Notes; (ii) immediately prior to and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default has happened and is continuing; (iii) in the case of a transaction involving Graphics, immediately after giving effect to such transaction, the Consolidated Coverage Ratio of the Successor Company is at least 1:1; provided, however, that, if the Consolidated Coverage Ratio of Graphics before giving effect to such transaction is within the range set forth in column (A) below, then the Consolidated Coverage Ratio of the Successor Company shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Consolidated Coverage Ratio of Graphics prior to such transaction and (2) the ratio set forth in column (C) below:

(A)                                  (B)        (C)
-------------------------------    -------    -------
1.11:1 to 1.99:1...............      90%       1.50:1
2.00:1 to 2.99:1...............      80%       2.10:1
3.00:1 to 3.99:1...............      70%       2.40:1
4.00:1 or more.................      60%       2.50:1


(iv) in the case of a transaction involving Graphics, immediately after giving effect to such transaction, the Successor Company has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Graphics prior to such transaction and (v) Holdings or Graphics, as the case may be, delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will be the successor to Holdings or Graphics, as the case may be, and shall succeed to, and be substituted for, and may exercise every right and power of, Holdings or Graphics, as the case may be, under the Indenture but the predecessor company, in the case of a lease, shall not be released from the obligation to pay the principal of and interest on the Notes.

Defaults

               An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by Graphics to comply with its obligations under "Successor Company" above, (iv) the failure by Graphics to comply for 30 days after notice with any of its obligations under the covenants described above in "Certain Covenants" under "Limitation on Indebtedness", "Limitation on Restricted Payments", "Limitation on Restrictions on Distributions from Subsidiaries", "Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to repurchase Notes), "Limitation on Affiliate Transactions", "Change of Control Triggering Event" (other than a failure to repurchase Notes), or "SEC Reports", (v) the failure by Holdings or Graphics to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of Holdings, Graphics or any Significant Subsidiary is not paid within any applicable grace period after final maturity thereof or becomes, or is declared by the holders thereof to be, immediately and unconditionally due and payable because of a default and the total amount of such Indebtedness unpaid or becoming or declared to be due and payable exceeds $10 million and such failure continues (or such payment shall not have been waived or extended or such Indebtedness shall continue to be due and payable) for 30 days after notice (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Holdings, Graphics or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10 million (provided that the amount of such money judgment or decree shall be calculated net of any insurance coverage that the Company has determined in good faith is available in whole or in part with respect to such money judgment or decree) is rendered against Holdings, Graphics or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) the Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or Holdings denies or disaffirms its obligations under the Guaranty. However, a default under clause (iv), (v), (vi) and (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify Graphics of the default and Graphics does not cure such default within the time specified after receipt of such notice.

               If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of principal amount of the outstanding Notes may declare the principal amount of and accrued but unpaid interest on all the Notes as of the date of such declaration to be due and payable. Upon such a declaration, such amounts shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Graphics occurs and is continuing, the principal amount of and any accrued but unpaid interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

               Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

               The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the holders of the Notes. In addition, Graphics is required to deliver to the Trustee, within 120 days after the end of the fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Graphics also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action Graphics is taking or proposes to take in respect thereof.

Amendments and Waivers

               Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things,
(i) reduce the amount of Notes whose holders must consent to an amendment,
(ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note or reduce the principal amount of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes,
(vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, (viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders or (ix) make any change in the Guaranty that would adversely affect the Noteholders.

               Without the consent of any holder of the Notes, Graphics and the Trustee may amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Graphics under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add additional guarantees with respect to the Notes, to secure the Notes, to add to the covenants of Graphics or Holdings for the benefit of the holders of the Notes or to surrender any right or power conferred upon Graphics or Holdings, to provide for the issuance of the Notes, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

               The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

               After an amendment under the Indenture becomes effective, Graphics is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

               Graphics at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. Graphics at any time may terminate its obligations under the covenants described under "Certain Covenants", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (iii) and (iv) under "Successor Company" above ("covenant defeasance").

               Graphics may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Graphics exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Graphics exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi),
(vii) (with respect only to Significant Subsidiaries) or (viii) under "Defaults" above or because of the failure of Graphics to comply with clause
(iii) or (iv) under "Successor Company" above. If Graphics exercises its legal defeasance option or its covenant defeasance option, Holdings will be released from all its obligations with respect to the Guaranty.

               In order to exercise either defeasance option, Graphics must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

               On December 4, 1995, The Bank of New York purchased the corporate trust business of NationsBank of Georgia, National Association, and became the Trustee under the Indenture and the Registrar and Paying Agent with regard to the Notes.

Governing Law

               The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely in such State.


                 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

               The following summary, which represents the opinion of Shearman & Sterling, counsel to the Company, describes the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion assumes that all of the Notes will be held as capital assets (i.e., generally assets that are held for investment), within the meaning of Section 1221 of the Code, and will not be part of a straddle, a hedge or a conversion transaction, within the meaning of
Section 1258 of the Code. The discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or foreign persons). Persons considering the purchase of Notes should consult their tax advisors with regard to the applications of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdictions.

The Notes

               Stated Interest. Each holder of Notes must include as ordinary interest income the interest attributable to such Notes at the time it accrues or is received, in accordance with the holder's accounting method for United States federal income tax purposes.

               The Notes were not issued with original issue discount ("OID"), unless the existence of Graphics' obligation to offer to repurchase such Notes upon a Change of Control Triggering Event affects the yield or maturity date of the Notes. In the event of a Change of Control Triggering Event, Graphics will be required to offer to repurchase the Notes. Based on the applicable regulations, the right of holders of the Notes to require repurchase upon the occurrence of a Change of Control Triggering Event will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such an event giving rise to the repurchase will occur. Graphics has not treated the Change of Control Triggering Event provisions as affecting the computation of the yield to maturity. If the Change of Control Triggering Event provisions were to affect the computation of the yield to maturity, the Notes could be treated as having been issued with OID in the amount of the premium payable upon exercise of the holder's rights under such provisions.

               Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a Note, a holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (reduced, in the case of a cash basis taxpayer, by an amount attributable to accrued stated interest, which is taxable as such) and such holder's adjusted tax basis in such Note. A holder's adjusted tax basis in a Note will generally equal the cost of such Note to such holder, increased by any accrued interest and market discount previously included in taxable income by the holder, and reduced by any amortized bond premium and any payments received by the holder, all with respect to such Note.

               Subject to the exception discussed below for market discount, gain or loss recognized on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement such Note has been held for more than one year.

               Amortizable Bond Premium and Market Discount. If a holder purchased a Note for an amount that is greater than the amount payable at maturity, such holder will be considered to have purchased such Note with "bond premium." The amount of bond premium is the excess of (i) the holder's tax basis in such Note, over (ii) the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). Such holder may elect (in accordance with applicable Code provisions) to amortize such premium using a constant yield method over the remaining term of such Note (or until an earlier call date if it resulted in a smaller amount of bond premium) and to offset interest otherwise required to be included in income in respect of such Note during any taxable year by the amortized amount of such excess for such taxable year. Such election, once made, is irrevocable (unless permission is received from the Internal Revenue Service (the "IRS")) and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. A holder who has elected to amortize premium using the constant yield method may also elect to compute interest accruals by treating the purchase as a purchase at original issuance and applying the constant yield method.

               If a holder purchased a Note for an amount that is less than the stated redemption price at maturity, such holder will generally be considered to have purchased such Note with "market discount." For this purpose, the stated redemption price at maturity of a Note will equal its principal amount. Market discount with respect to a Note is the excess of the stated redemption price at maturity over the amount paid by the holder for such Note. However, the amount of market discount will be considered zero if it would otherwise be less than 1/4 of 1 percent of the stated redemption price of such Note at maturity multiplied by the number of complete years to maturity (after the holder acquired such Note). If a Note is subject to the market discount rules, a holder will generally be required to (i) treat any gain realized with respect to such Note as ordinary income to the extent market discount accrued during the period such holder held the Note, (ii) possibly treat any payment on such Note (other than stated interest) as ordinary income to the extent market discount accrued during the period such holder held such Note and (iii) defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained by such holder to purchase or carry such Note. If such Note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code), accrued market discount will be includable as ordinary income to the holder as if such holder had sold such Note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such Note, unless the holder irrevocably elects (on an instrument-by-instrument basis) to accrue market discount on the basis of a constant interest rate. A holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. An election to include market discount currently, once made, will apply to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. In the case of a holder who has made both of the elections described above with respect to such Note, such a holder may elect to compute interest accruals by treating the purchase as a purchase at original issuance and applying the constant yield method.

               Because of the complexity of the rules relating to bond premium and market discount, holders should consult their tax advisors as to the application of these rules to their particular circumstances and as to the merit of making any elections in connection therewith.

Backup Withholding and Information Reporting

               The information reporting requirements of the Code and Treasury Regulations apply to certain payments of principal, premium, if any, and interest (including OID) on a Note, and to proceeds of the sale or redemption of a Note. Certain holders may also be subject to backup withholding at a rate of 31% on any payments made with respect to, and proceeds of disposition of, the Notes. Backup withholding will apply to such payments if the holder fails to furnish a correct taxpayer identification number (social security number or employer identification number). Backup withholding may also apply to payments of interest to a holder if such holder has failed to report interest or dividend income to the IRS and the IRS has so notified the payor or, in certain circumstances, if a holder has failed to certify that such holder is not subject to such backup withholding, or failed to otherwise comply with the applicable requirements of the backup withholding rules. Any amount withheld under these backup withholding rules will be creditable against the holder's federal income tax liability provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations) are not subject to the backup withholding requirements. The procedures described above for withholding tax on interest payments, and some of the associated backup withholding and information reporting rules, are currently the subject of new proposed regulations, which are proposed to be effective for payments made after December 31, 1997, subject to certain transition rules.


                           PLAN OF DISTRIBUTION

               This Prospectus is to be used by MS&Co. in connection with offers and sales in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. MS&Co. may act as principal or agent in such transactions. MS&Co. has no obligation to make a market in the Notes and may discontinue its market-making activities at any time without notice, at its sole discretion.

               There is currently no established public market for the Notes. Graphics does not currently intend to apply for listing of the Notes on any securities exchange or approval for quotation through any automated quotation system. Therefore, any trading that does develop will occur on the over-the-counter market. The Company has been advised by MS&Co. that it intends to make a market in the Notes but it has no obligation to do so and any market-making may be discontinued at any time without notice. No assurance can be given that an active public market for the Notes will develop.

               MS&Co. acted as placement agent in connection with the original private placement of the Old Notes and received a placement fee of $5.6 million in connection therewith. MS&Co. is affiliated with entities that beneficially own a substantial majority of the outstanding shares of capital stock of Holdings. An affiliate of MS&Co. holds an $11.5 million participation in the Amended and Restated Credit Agreement and collects customary fees in connection with its lending role thereunder. Such affiliate also collected $0.5 million in fees in connection with the 1998 Refinancing.


                               LEGAL MATTERS

               Certain legal matters with respect to the Notes offered hereby were passed on for Graphics and Holdings by Shearman & Sterling, New York, New York. Shearman & Sterling has performed, and will continue to perform, legal services for MSLEF and the MSCP Entities, companies controlled by MSLEF and the MSCP Entities and MS&Co.


                                  EXPERTS

               The consolidated financial statements and schedules of ACG Holdings, Inc. at March 31, 1998 and 1997, and for each of the three fiscal years in the period ended March 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to an accounting change mentioned in note 15 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                Appendix 1

            Holdings' and Graphics' Annual Report on Form 10-K
                 For the Fiscal Year Ended March 31, 1998


                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM 10-K

(Mark One)

[X] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 For the fiscal year ended March 31, 1998

                                or

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
     For the transition period from ________ to ________

     Commission file number 33-97090

                            ACG HOLDINGS, INC.
          (Exact name of registrant as specified in its charter)

                Delaware                              62-1395968
     (State or other jurisdiction of               (I.R.S. employer
     incorporation or organization)             identification number)


                            100 Winners Circle
                        Brentwood, Tennessee  37027
                              (615) 377-0377

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       AMERICAN COLOR GRAPHICS, INC.
          (Exact name of registrant as specified in its charter)

                New York                              16-1003976
     (State or other jurisdiction of               (I.R.S. employer
     incorporation or organization)             identification number)


                            100 Winners Circle
                        Brentwood, Tennessee  37027
                              (615) 377-0377

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Indicate by check mark if disclosure of delinquent filers pursuant to item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrants' knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. X

Aggregate market value of the voting and non-voting Common Stock of ACG Holdings, Inc. held by non-affiliates: Not applicable.

ACG Holdings, Inc. has 134,812 shares outstanding of its Common Stock, $.01 Par Value, as of June 11, 1998 (all of which are privately owned and not traded on a public market).

                    DOCUMENTS INCORPORATED BY REFERENCE
                                   None


                                   INDEX



                                                                       Page
                                                                    Referenced
                                                                    Form 10-K
                                                                    ----------

                                  PART I


Item 1.   Business....................................................  2
Item 2.   Properties..................................................  8
Item 3.   Legal proceedings...........................................  8
Item 4.   Submission of matters to a vote of security holders.........  9



                                  PART II

Item 5.   Market for registrant's common equity and related stockholder matters..................................................... 10
Item 6.   Selected financial data..................................... 11
Item 7.   Management's discussion and analysis of financial condition and results of operations................................... 15
Item 8.   Financial statements and supplementary data................. 28
Item 9.   Changes in and disagreements with accountants on accounting and financial disclosure.................................... 60



                                 PART III

Item 10.  Directors and executive officers............................ 61
Item 11.  Executive compensation...................................... 62
Item 12.  Security ownership of certain beneficial owners and management...................................................67
Item 13.  Certain relationships and related transactions.............. 68



                                  PART IV

Item 14.  Exhibits, financial statement schedules and reports on
          Form 8-K.................................................... 70



          Signatures.................................................. 81


                                  PART I

Special Note Regarding Forward Looking Statements

         This Annual Report on Form 10-K (the "Report") contains forward-looking statements within the meaning of Section 21E of the Securities Act of 1934. Discussions containing such forward-looking statements may be found in Items 1, 3 and 7 hereof, as well as within this Report generally. In addition, when used in this Report, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of many factors outside the control of ACG Holdings, Inc. ("Holdings") formerly Sullivan Communications, Inc. ("Communications"), together with its wholly-owned subsidiary, American Color Graphics, Inc. ("Graphics") formerly Sullivan Graphics, Inc., (collectively the "Company"), including fluctuations in the cost of paper and other raw materials used by the Company, changes in the advertising and printing markets, actions by the Company's competitors particularly with respect to pricing, the financial condition of the Company's customers, the financial condition and liquidity of the Company, the general condition of the United States economy, demand for the Company's products and services and the matters set forth in this Report generally. Consequently, such forward-looking statements should be regarded solely as the Company's current plans, estimates and beliefs. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ITEM 1.   BUSINESS

General

The Company is a successor to a business that commenced operations in 1926, and is one of the largest national diversified commercial printers in North America with ten printing plants in eight states and Canada and fifteen prepress facilities located throughout the United States. The Company operates primarily in two business sectors of the commercial printing industry: printing (which accounted for approximately 84% of total sales during the fiscal year ended March 31, 1998 ("Fiscal Year 1998")) and digital imaging and prepress services conducted through its American Color division (which accounted for approximately 16% of total sales in Fiscal Year 1998). The Company's printing business and American Color division are both headquartered in Nashville, Tennessee. Partnerships affiliated with Morgan Stanley Dean Witter & Co. currently own 61.4% of the outstanding common stock and 72.5% of the outstanding preferred stock of Holdings.

On April 8, 1993 (the "Acquisition Date"), pursuant to an Agreement and Plan of Merger dated March 12, 1993, as amended (the "Merger Agreement"), between Communications and SGI Acquisition Corp. ("Acquisition Corp."), Acquisition Corp. was merged with and into Communications (the "1993 Acquisition"). Acquisition Corp. was formed by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), certain institutional investors and certain members of management (the "Purchasing Group") for the purpose of acquiring a majority interest in Communications. Acquisition Corp. acquired a substantial and controlling majority interest in Communications in exchange for $40 million in cash. In the 1993 Acquisition, Communications continued as the surviving corporation and the separate corporate existence of Acquisition Corp. was terminated.

On August 15, 1995, the Company completed a merger transaction (the "Shakopee Merger") with Shakopee Valley Printing, Inc. ("Shakopee"). Shakopee was formed to effect the purchase of certain assets and assumption of certain liabilities of Shakopee Valley Printing, a division of Guy Gannett Communications. On December 22, 1994, pursuant to an Agreement for the Purchase of Assets between Guy Gannett Communications (the "Seller") and Shakopee (the "Buyer"), the Seller agreed to sell (effective at the close of business on December 22, 1994) certain assets and transfer certain liabilities of Shakopee Valley Printing to the Buyer for a total purchase price of approximately $42.6 million, primarily financed through the issuance of 35,000 shares of common stock and bank borrowings. The 35,000 shares were purchased by Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. (collectively, the "MSCP III Entities"), together with First Plaza Group Trust and Leeway & Co. Each of the MSCP III Entities is affiliated with Morgan Stanley Dean Witter & Co. In addition, the other stockholders of Shakopee were also stockholders of the Company.

On March 11, 1996, Graphics sold its 51% interest in National Inserting Systems, Inc. ("NIS"). The proceeds from the sale were used to repay indebtedness under the Bank Credit Agreement (as defined below).

On March 12, 1996, Graphics acquired the assets of Gowe, Inc., a Medina, Ohio regional printer of newspapers, T.V. books and retail advertising inserts and catalogs (the "Medina Facility") for cash and assumption of certain liabilities of Gowe, Inc. (the "Medina Acquisition").

During March 1996, the Company completed the construction and start-up of a plant in Hanover, Pennsylvania ("Flexi-Tech"). Flexi-Tech is dedicated to the production of commercial flexi books (a form of advertising inserts) serving various segments of the retail advertising market and the production of T.V. listing guides serving the newspaper market.

In February of the fiscal year ended March 31, 1997 ("Fiscal Year 1997"), the Company made a strategic decision to shut down the operations of its wholly-owned subsidiary Sullivan Media Corporation ("SMC"). SMC's shut down was accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Discontinued Operations" and note 5 of the Company's consolidated financial statements.

Market data used throughout this report was obtained from industry publications and internal Company estimates. While the Company believes such information is reliable, the accuracy of such information has not been independently verified and cannot be guaranteed.

Printing

The Company's printing business, which accounted for approximately 84%, 86% and 85% of the Company's sales in Fiscal Year 1998, Fiscal Year 1997 and the fiscal year ending March 31, 1996 ("Fiscal Year 1996"), respectively, produces retail advertising inserts, comics (newspaper Sunday comics, comic insert advertising and comic books), and other publications.

Retail Advertising Inserts (80% of printing sales in Fiscal Year 1998 and Fiscal Year 1997 and 75% in Fiscal Year 1996). The Company believes that it is one of the largest printers of retail advertising inserts in the United States. Retail advertising inserts are preprinted advertisements, generally in color, that display products sold by a particular retailer or manufacturer. Advertising inserts are used extensively by many different retailers, including discount, department, supermarket, home center, drug and automotive stores. Inserts are an important and cost effective means of advertising for these merchants. Advertising inserts are primarily distributed through insertion in newspapers but are also distributed by direct mail or in-store by retailers. They generally advertise for a specific, limited sale period. As a result, advertising inserts are both time sensitive and seasonal. The Company prints advertising inserts for approximately 300 retailers.

Comics (14% of printing sales in Fiscal Year 1998 and Fiscal Year 1997 and 16% in Fiscal Year 1996, include newspaper Sunday comics, comic insert advertising and comic books). The Company believes that it is one of the largest printers of comics in the United States. The Company prints Sunday comics for over 300 newspapers in the United States and Canada and prints a significant share of the annual comic book requirements of Marvel Entertainment Group, Inc. ("Marvel").

Other Publications (6% of printing sales in Fiscal Year 1998 and Fiscal Year 1997 and 9% in Fiscal Year 1996). The Company prints local newspapers, T.V. guide listings and other publications.

In January 1998, the Company approved a plan for its printing division which was designed to improve responsiveness to customer requirements, increase asset utilization and reduce overhead costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Restructuring Costs and Other Special Charges" and note 19 to the Company's consolidated financial statements.

Printing Production

The Company's network of ten printing plants in the United States and Canada is strategically positioned to service major metropolitan centers and provide the Company with distribution efficiencies and shorter turnaround times; two factors instrumental in continuing the Company's success in servicing large national and regional accounts. There are three printing processes used to produce advertising insert and newspaper supplements: offset lithography (heatset and cold), rotogravure and flexography. The Company principally uses heatset offset and flexographic web printing equipment in its printing operations. The Company owns a substantial majority of its printing equipment, which currently consists of 36 heatset offset presses, 5 coldset offset presses and 11 flexographic presses. Most of the Company's advertising inserts and all of its other publications and comic books are printed using the heatset offset process, while some advertising inserts and substantially all of the Company's newspaper Sunday comics and comic advertising inserts are printed using the flexographic process.

In the offset process, images are distinguished chemically from non-image areas of a metal plate and transferred from the plate to a rubber blanket and then to the paper surface. The printed web goes through an oven which dries the solvents from the ink, thereby setting the ink on the paper. In the cold offset process, the ink solvents are absorbed into the paper. Because heatset offset presses can print on a wide variety of papers and produce sharper reproductions, the heatset offset process provides a more colorful and attractive product than cold offset presses.

The flexographic process differs from offset printing in that it utilizes flexible plates and rapid-drying, water-based (as opposed to solvent-based) inks. The flexographic image area results from a raised surface on a polymer plate which is transferred directly to the paper surface. Flexography is used extensively in printing high quality consumer goods packaging. The Company's flexographic printing generally provides vibrant color reproduction at lower cost than heatset offset printing. The strengths of flexography compared with the rotogravure and offset processes are faster press set up times, brighter colors, reduced paper waste, reduced energy use and maintenance costs, and environmental advantages due to the use of water-based inks. Faster set up times make the process suited to commercial customers with shorter runs and extensive regional versioning.

In addition to advertising insert capacity, certain equipment parameters are critical to competing in the advertising insert market, including cut-off length, folding capabilities and in-line finishing. Cut-off length is one of the determinants of the size of the printed page. Folding capabilities for advertising inserts must include a wide variety of page sizes, page counts and special paper folding effects. Finally, many advertising inserts require gluing or stitching of the product, adding cards, trimming and numbering. These production activities generally are done in-line with the press to meet the expedited delivery schedules and pricing required by many customers. The Company believes that its mix and configuration of presses and press services allows for efficient tailoring of printing services to customers' product needs.

Digital Imaging and Prepress Services

The Company's digital imaging and prepress services business is conducted by its American Color division ("American Color") which accounted for approximately 16%, 14% and 13% of the Company's Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996 sales, respectively. The Company believes American Color is one of the largest full-service providers of digital imaging, prepress and color separation services in the United States and a technological leader in its industry. American Color commenced operations in 1975 and maintains 15 full service locations nationwide.

American Color assists its customers in the capture, manipulation, transmission and distribution of images. The majority of its work leads to the production of four-color separations in a format appropriate for use by printers. In recent years, technological advances have made it possible to replace largely manual and photography-based production methods with computer-based, electronic means for producing four-color films faster and at lower costs. American Color makes page changes, including typesetting, and combines digital page layout information with electronically captured and color-corrected four-color images. From these digital files, proofs, final corrections and, finally, four-color films or digital output are produced for each advertising or editorial page. The final four-color films or digital output enable printers to prepare plates for each color resulting in the appearance of full color in the printed page.

American Color's revenue from these traditional services is being supplemented by new revenue sources from electronic prepress services such as digital image storage, facilities management (operating digital imaging and prepress service facilities at a customer location), computer-to-plate services, creative services, consulting and training services and software and data management. American Color has been a leader in implementing these new technologies, enabling it to reduce unit costs and effectively service the increasingly complex demands of its customers more quickly than many of its competitors. American Color has also been one of the leaders in the integration of electronic page make-up, microcomputer-based design and layout, and digital cameras into prepress production.

The digital imaging and prepress services industry is highly fragmented, primarily consisting of smaller local and regional companies, with only a few national full-service digital imaging and prepress companies such as American Color, none of which has a significant nationwide market share. Many smaller digital imaging and prepress companies have left the industry in recent years due to their inability to keep pace with technological advances in the industry.

In April 1995, the Company implemented a plan for its American Color division designed to improve productivity, increase customer service and responsiveness, and provide increased growth in this business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Restructuring Costs and Other Special Charges" and note 19 to the Company's consolidated financial statements.

Competitive Advantages and Strategy

Competitive Advantages. The Company believes that it has the following competitive advantages in its printing and digital imaging and prepress services businesses:

         Modern Equipment. The Company believes that its web heatset offset and flexographic web printing equipment is among the most advanced in the industry and that the average age of its equipment is significantly less than the majority of its regional competitors and is comparable to its major national competitors. The Company is also committed to a comprehensive, long-term maintenance program which enhances the reliability and extends the life of its presses and other production equipment. It also believes that its digital imaging and prepress equipment is significantly more advanced than many of its smaller regional competitors, many of whom have not incorporated digital prepress technologies to the same extent as the Company, nor adopted an open systems environment which allows greater flexibility and more efficient maintenance.

         Strong Customer Base. The Company provides printing services to a diverse base of customers, including approximately 300 retailers and over 300 newspapers in the United States and Canada. The customer base includes a significant number of the major national retailers and larger newspaper chains as well as numerous smaller regional retailers. The Company's consistent focus on providing high quality printing products and strong customer service at competitive prices has resulted in long-term relationships with many of these customers. American Color's customer base includes large and medium-sized customers in the retail, publishing and catalog businesses, many of whom also have long-term relationships with the Company. Although the digital imaging and prepress services business has generally been on a spot bid basis in the past, the Company has been successful in continuing to increase the proportion of its business under long-term contracts.

         Competitive Cost Structure. The Company has reduced the variable and fixed costs of production at its printing facilities over the past several years and believes it is well positioned to maintain its competitive cost structure in the future due to economies of scale. The Company has also reduced both labor and material costs (the principal variable production costs) in its digital imaging and prepress services business primarily through the adoption of new digital prepress production methodologies.

         Strong Management Team. Since the 1993 Acquisition, the Company has strengthened its printing management group by hiring experienced managers with a clear focus on growth and continued cost reduction, resulting in an improved cost structure and a well-defined strategy for future expansion. The Company also has strengthened its management group in its digital imaging and prepress services business, filling a number of senior, regional and plant management positions with individuals who the Company believes will manage the digital imaging and prepress services business for growth and profitability and will continue to upgrade its capabilities.

         National Presence. The Company's nine printing plants in the United States and one plant in Canada provide the Company with distribution efficiencies, strong customer service, flexibility and short turnaround times, all of which are instrumental in the Company's continued success in servicing its large national and regional retail accounts. The Company's expanded sales and marketing groups provide greater customer coverage and enable it to more successfully penetrate regional markets. The Company believes that its 15 digital imaging and prepress facilities provide it with contingency capabilities, increased capacity during peak periods, access to top quality internal technical personnel throughout the country, short turnaround time and other customer service advantages.

Strategy. The Company's objective is to increase shareholder value by growing its revenues, increasing its market share and reducing costs. The Company's strategy to achieve this objective is as follows:

         Grow Unit Volume. Management believes that the Company's level of national sales coverage, when coupled with its significant industry experience and customer-focused sales force, will result in unit growth.
In an effort to stimulate unit volume growth, the Company has strengthened its printing sales group. Unit volume growth is also expected to result from continued capital expansion and selective printing acquisitions. In addition, in its digital imaging and prepress services business, the Company has expanded its sales force, strengthened training, more closely focused its marketing efforts on new, larger customers and implemented a revised incentive compensation program.

         Continue to Improve Product Mix. The Company intends to increase its share of the retail advertising insert market. In addition, the Company expects to continue to adjust the mix of its customers and products within the retail advertising insert market to those that are more profitable and less seasonable and to maximize the use of the Company's equipment. The Company is also continuing expansion of its printing facilities' capabilities for in-plant prepress and postpress services. The Company's digital imaging and prepress services business will continue to focus on high value-added new business opportunities, particularly large-scale projects that will best utilize the breadth of services and technologies the Company has to offer. Additionally, the Company will continue to pursue large facilities management opportunities as well as national and large regional customers that require more sophisticated levels of service and technologies.

         Continue to Reduce Manufacturing Costs and Improve Quality. The Company intends to further reduce its production costs at its printing facilities through its Total Quality Management Process, an ongoing cost reduction and continuous quality improvement process. Additionally, the Company plans to continue to maximize scale advantages in the purchasing, technology and engineering areas. The Company also intends to continue to gain variable cost efficiencies in its digital imaging and prepress services business by using its technical resources to improve digital prepress workflows at its various facilities. The Company also believes it will be able to reduce its per unit technical, sales and management costs as its sales volumes increase in this business.

         Continue to Make Opportunistic Acquisitions. An integral part of the Company's long-term growth strategy includes a plan to selectively assess and acquire other printing and digital imaging and prepress services companies that the Company believes will enhance its leadership position in these industries.

Customers and Distribution

Customers. The Company sells its printing products and services to a large number of customers, primarily retailers and newspapers, and all of the products are produced in accordance with customer specifications. The Company performs a portion of its printing work, primarily the printing of Sunday comics and comic books, under long-term contracts with its customers. The contracts vary in length and many of the contracts automatically extend for one year unless there has been notice to the contrary from either of the contracting parties within a certain number of days before the end of any term. For the balance of its printing work, the Company obtains varying time commitments from its customers ranging from job to job to annual allocations. Printing prices are generally fixed during such commitments; however, the Company's standard terms of trade call for the pass-through of changes in the cost of raw materials, primarily paper and ink.

American Color's customers consist of retailers, magazine publishers, newspaper publishers, printers, catalog sales organizations, consumer products companies, advertising agencies and direct mail advertisers. Its customers typically have a need for high levels of technical expertise, short turnaround times and responsive customer service. In addition to its historical regional customer base, American Color is increasingly focused on larger, national accounts that have a need for a broad range of fully integrated services and communication capabilities requiring leading edge technology. This trend results in an increasing amount of contractual business related to facilities management arrangements with customers. The Company's contracts typically extend from three to five years in length.

The printing and American Color divisions have historically had certain common customers and their ability to cross-market is an increasingly valuable tool as computer-to-plate, regional versioning, electronic digital imaging, facilities management and speed to market become more important to their customers. This enables the Company to provide more comprehensive solutions to customers' digital imaging and prepress and printing needs

No single customer accounted for sales in excess of 10% of the Company's consolidated sales in Fiscal Year 1998. The Company's top ten customers accounted for approximately 34% of consolidated sales in Fiscal Year 1998.

Distribution. The Company distributes its printing products primarily by truck to customer designated locations, primarily newspapers. Costs of distribution are generally paid by the customers, and most shipping is by common carrier. American Color generally distributes its products via electronic transmission, overnight express, or other methods of personal delivery or by courier.

Competition

Commercial printing in the United States is a large, highly fragmented, capital-intensive industry and the Company competes with numerous national, regional and local printers. A trend of industry consolidation in recent years can be attributed to (1) customer preferences for larger printers with a greater range of services, (2) capital requirements and (3) competitive pricing pressures.

The Company believes that competition in the printing business is based primarily on quality and service at a competitive price. The advertising insert business is a large, fragmented industry in which the Company competes for national accounts with several large national printers, several of whom are larger and better capitalized than the Company. In addition, the Company also competes with numerous regional printers for the printing of advertising inserts. Although the Company faces competition principally from one other company (Big Flower Press Holdings, Inc.) in the printing of Sunday newspaper comics in the United States, there are numerous newspapers that print their own Sunday comics. The Company's other publication business competes with many large national and regional commercial printers.

American Color competes with numerous digital imaging and prepress service firms on both a national and regional basis. The industry is highly fragmented, primarily consisting of smaller local and regional companies, with only a few national full-service digital imaging and prepress companies such as American Color, none of which has a significant nationwide market share. Many smaller digital imaging and prepress companies have left the industry in recent years due to their inability to keep pace with the technological advances required to service increasingly complex customer demands. The Company believes that the digital imaging and prepress services sector will continue to be subject to high levels of ongoing technological change and the need for capital expenditures to keep up with such change.

Raw Materials

The primary raw materials used in the Company's printing business are paper and ink. The Company purchases substantially all of its ink and related products under long-term ink supply contracts. Throughout the fiscal year ended March 31, 1995 ("Fiscal Year 1995") and the majority of Fiscal Year 1996, the printing industry experienced substantial increases in the cost of paper. In late Fiscal Year 1996 and throughout Fiscal Year 1997, however, the overall cost of paper declined. During Fiscal Year 1998, paper prices remained relatively stable. Management expects that, as a result of the Company's strong relationships with key suppliers, its material costs will remain competitive within the industry. In accordance with industry practice, the Company generally passes through changes in the cost of paper to its customers. The primary inputs in prepress services processes are film and proofing materials.

In both of the Company's business sectors, there is an adequate supply of the necessary materials available from multiple vendors. The Company is not dependent on any single supplier and has had no significant problems in the past obtaining necessary materials.

Seasonality

Some of the Company's printing and digital imaging and prepress services business is seasonal in nature, particularly those revenues derived from advertising inserts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

Backlog

Because the Company's printing, digital imaging and prepress services products are required to be delivered soon after final customer orders are received, the Company does not experience any backlog of unfilled customer orders.

Employees

As of May 31, 1998, the Company had a total of approximately 2,800 employees, of which approximately 200 employees are represented by a collective bargaining agreement that will expire on December 31, 2001. The Company considers its relations with its employees to be excellent.

Governmental and Environmental Regulations

The Company is subject to regulation under various federal, state and local laws relating to employee safety and health, and to the generation, storage, transportation, disposal and emission into the environment of hazardous substances. The Company believes that it is in material compliance with such laws and regulations. Although compliance with such laws and regulations in the future is likely to entail additional capital expenditures, the Company does not anticipate that such expenditures will be material. See "Legal Proceedings - Environmental Matters."

ITEM 2.   PROPERTIES

The Company operates in 25 locations in 16 states and Canada. The Company owns seven printing plants in the United States and one in Canada and leases two printing plants, one in California and one in Pennsylvania. The American Color division of the Company has 15 production locations, all of which are leased by American Color. The American Color division also operates digital imaging and prepress facilities on the premises of several of its customers ("facilities management"). In addition, the Company maintains one small executive office and its Nashville headquarter facility, both of which are leased. The Company believes that its plants and facilities are adequately equipped and maintained for present and planned operations.

ITEM 3.   LEGAL PROCEEDINGS

The Company has been named as a defendant in several legal actions arising from its normal business activities. In the opinion of management, any liability that may arise from such actions will not have a material adverse effect on the financial condition or results of operations of the Company.

Environmental Matters

Graphics, together with over 300 other persons, has been designated by the U.S. Environmental Protection Agency as a potentially responsible party (a "PRP") under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA," also known as "Superfund") at one Superfund site. Although liability under CERCLA may be imposed on a joint and several basis and the Company's ultimate liability is not precisely determinable, the PRPs have agreed that Graphics' share of removal costs is approximately 0.46% and therefore Graphics believes that its share of the anticipated remediation costs at such site will not be material to its business or financial condition. Based upon an analysis of Graphics' volumetric share of waste contributed to the site and the agreement among the PRPs, the Company has a reserve of approximately $0.1 million in connection with this liability on its consolidated balance sheet at March 31, 1998. The Company believes this amount is adequate to cover such liability.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On January 16, 1998, a majority of the shareholders of Holdings approved a recapitalization plan for Holdings (see note 14 to the Company's consolidated financial statements) pursuant to Section 228 of the General Corporation Law of the State of Delaware and the By-laws of Holdings. All other shareholders were notified of the recapitalization plan.


                                  PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY
          AND RELATED STOCKHOLDER MATTERS

         Market Information

         There is no established public market for the common stock of either Holdings or Graphics.

         Holders

         As of June 11, 1998, there were approximately 96 shareholders of Holdings' common stock. Holdings is the sole shareholder of Graphics' common stock.

         Dividends

         There have been no cash dividends declared on any class of common equity for the two most recent fiscal years. See restrictions on Holdings' ability to pay dividends and Graphics' ability to transfer funds to Holdings in note 1 to the Company's consolidated financial statements.

         Recent Sales of Unregistered Securities

         During the fourth quarter of Fiscal Year 1998, certain officers of the Company exercised options to purchase Holdings' Common Stock for $0.01/share. The sold securities were exempt from registration on the basis that all such officers are "accredited investors" within the meaning of the Securities Act of 1933.


ITEM 6.   SELECTED FINANCIAL DATA

Set forth below is selected financial data for and as of the fiscal years ended March 31, 1994, 1995, 1996, 1997 and 1998. The balance sheet data as of March 31, 1994, 1995, 1996, 1997 and 1998 and the statement of operations data for the fiscal years ended March 31, 1994, 1995, 1996, 1997 and 1998 are derived from the audited consolidated financial statements for such periods and at such dates. The selected financial data below also reflects the Company's discontinued wholly-owned subsidiary, SMC and its coupon free standing insert ("FSI") operation previously conducted by its discontinued wholly-owned subsidiary SMI. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discontinued Operations" and note 5 of the Company's consolidated financial statements.

This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements appearing elsewhere in this annual report.


                          Selected Financial Data
                            ACG Holdings, Inc.

                                                                                           Fiscal Year Ended March 31,
                                                                             ----------------------------------------------------
                                                                                   1998      1997      1996     1995(a)     1994
                                                                             ----------------------------------------------------
Statement of Operations Data:                                                                  (dollars in thousands)
Sales                                                                           $ 533,335   524,551   529,523   433,198   414,673
Cost of Sales                                                                     461,407   459,880   465,110   370,267   369,520
                                                                                  -------   -------   -------   -------   -------
    Gross Profit                                                                   71,928    64,671    64,413    62,931    45,153

Selling, general and administrative expenses (b)                                   54,227    51,418    44,164    41,792    39,343
Restructuring costs and other special charges (c)                                   5,598     2,881     7,533        --        --
Gain from curtailment and establishment of defined benefit
    pension plans, net (d)                                                             --        --        --    (3,311)       --
                                                                                  -------   -------   -------   -------   -------
    Operating income                                                               12,103    10,372    12,716    24,450     5,810
Interest expense, net                                                              38,813    36,132    32,425    25,334    23,737
Other expense (income)                                                                412       245     1,722       985     2,369
Income tax expense                                                                  2,106     2,591     4,874     2,552     2,380
                                                                                  -------   -------   -------   -------   -------

    Loss from continuing operations before extraordinary items                    (29,228)  (28,596)  (26,305)   (4,421)  (22,676)
                                                                                  -------   -------   -------   -------   -------
Discontinued operations: (e)

    Loss from operations, net of tax                                                   --    (1,557)   (1,364)     (912)  (23,272)
    Estimated (loss) on shut down and gain on settlement, net of tax                 (667)   (1,550)    2,868    18,495   (38,412)
Loss on early extinguishment of debt (f)                                               --        --    (4,526)       --        --
                                                                                  -------   -------   -------   -------   -------

Net (loss) income                                                               $ (29,895)  (31,703)  (29,327)   13,162   (84,360)
                                                                                  =======   =======   =======   =======   =======

Balance Sheet Data (at end of period):

Cash and cash equivalents                                                     $         0         0         0     4,635     8,839
Working capital (deficit)                                                          11,610    (8,598)    9,612     4,958     6,956
Total assets                                                                      329,958   333,975   351,181   328,368   305,521
Long-term debt and capitalized leases, including current installments (g)         319,657   312,309   297,617   258,201   250,439
Stockholders' deficit                                                            (106,085)  (76,318)  (44,396)  (14,970)  (45,485)
Other Data:

Net cash provided (used) by operating activities                              $    18,625    24,313    (4,187)   30,510   (27,329)
Net cash used by investing activities                                             (10,024)  (10,997)  (24,436)  (17,580)   (1,332)

Net cash (used) provided by financing activities                                   (8,587)  (13,312)   23,982   (17,527)   23,113
Capital expenditures (including lease obligations entered into)                    23,713    37,767    28,022    20,415    15,722
EBITDA (h)                                                                    $    52,367    46,972    46,847    51,719    33,068


NOTES TO SELECTED FINANCIAL DATA

(a)  On August 15, 1995, Shakopee was merged with and into Graphics (the
     "Shakopee Merger"). The merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests), and accordingly, the consolidated financial statements give retroactive effect to the Shakopee Merger and include the combined operations of Holdings and Shakopee subsequent to December
     22, 1994 (the date on which Shakopee became under common control with the Company). Shakopee's financial results are not reflected in periods prior to December 22, 1994 as these periods were prior to common control ownership.

(b)  Fiscal Year 1998 selling, general and administrative expenses include
     (1) $1.5 million of non-recurring American Color charges associated with the relocation of American Color's corporate office and various severance related expenses, and (2) $0.6 million of non-cash charges associated with an employee benefit program. Fiscal Year 1997 selling, general and administrative expense includes $2.5 million of non-recurring employee termination expenses (including $1.9 million related to the resignation of the Company's former Chief Executive
     Officer - see note 21 to the Company's consolidated financial statements).

(c) In January 1998, the Company approved a restructuring plan for its printing division designed to improve responsiveness to customer requirements, increase asset utilization and reduce overhead costs.
     The Company recognized $3.9 million of costs under such plan in Fiscal
     Year 1998.

     In April 1995, the Company implemented a restructuring plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness and provide increased growth in the business. The Company recognized $0.9 million and $4.1 million of costs under such plan in Fiscal Year 1997 and Fiscal Year
     1996, respectively.

     In addition, the Company recorded $1.7 million, $1.9 million and $3.4 million of other special charges related to asset write-offs and write-downs in its printing and American Color divisions in Fiscal
     Year 1998, Fiscal Year 1997 and Fiscal Year 1996, respectively (see note 19 to the Company's consolidated financial statements).

(d) In October 1994, the Company amended its defined benefit pension plans, which resulted in the freezing of additional defined benefits for future services under the plans effective January 1, 1995. The
     Company recognized a curtailment gain of $3.7 million as a result of freezing such benefits. Also in October 1994, the Board of Directors approved a new Supplemental Executive Retirement Plan ("SERP"), which is a defined benefit plan, for certain key executives. The Company recognized a $0.4 million expense associated with the establishment of the SERP.

(e) In February of Fiscal Year 1997, the Company made a strategic decision to shut down the operation of its wholly-owned subsidiary SMC. SMC's shut down has been accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. Sales, costs of sales and selling, general and administrative expenses attributable to SMC for Fiscal
     Years 1997, 1996 and 1995 have been reclassified to discontinued operations. See "Management's Discussion and Analysis of Financial
     Condition and Results of Operations--Discontinued Operations" and note
     5 of the Company's consolidated financial statements.

     On February 16, 1994, the Company assigned the coupon FSI contracts of its subsidiary, Sullivan Marketing, Inc. ("SMI"), to News America
     FSI, Inc. ("News America"). In June 1994, the Company recorded income from the settlement of a lawsuit entitled Sullivan Marketing, Inc. and Sullivan Graphics, Inc. v. Valassis Communications, Inc.,
     News America FSI Inc. and David Brandon, (the "SMI Settlement") of
     $18.5 million, net of taxes, and when coupled with settlement expenses which had previously been accrued, the net cash proceeds resulting from this settlement were approximately $16.7 million.

     In Fiscal Year 1996, the Company recognized settlement of a complaint naming SMI, News America and two packaged goods companies as defendants (the "EPI lawsuit") and reversed certain accruals related to the estimated loss on shut down of SMI. The resulting effect reflected in the Fiscal Year 1996 consolidated statement of operations was $2.9 million income in discontinued operations. See "Management's
     Discussion and Analysis of Financial Condition and Results of
     Operations--Discontinued Operations" and note 5 of the Company's consolidated financial statements.

(f)  As part of the Shakopee Merger and the refinancing transactions (the
     "Refinancing"), collectively (the "Transactions"), the Company recorded an extraordinary loss related to early extinguishment of debt of $4.5 million, net of zero taxes. This extraordinary loss primarily consisted of the early redemption premium on Graphics' 15% Senior
     Subordinated Notes due 2000 (the "15% Notes") and the write-off of deferred financing costs related to refinanced indebtedness partially offset by the write-off of a bond premium associated with the 15%
     Notes.

(g) The balance of long-term debt outstanding at March 31, 1995 and 1994 includes an additional $9.7 million and $11.3 million, respectively, relating to a purchase accounting adjustment to the 15% Notes resulting from the 1993 Acquisition. The principal amount payable at maturity of the 15% Notes remained at $100 million. The 15% Notes were redeemed in connection with the Refinancing.

(h) EBITDA is included in the Selected Financial Data because management believes that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its future debt service requirements. EBITDA is defined as earnings before net interest expense, income tax expense, depreciation, amortization, other special charges related to asset write-offs and write-downs, other income
     (expense), discontinued operations and extraordinary items. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (or any other measure of performance under generally accepted accounting principles) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Certain covenants in the Indenture dated as of August 15, 1995 (the "Indenture") and the
     Company's Credit Agreement with BT Commercial Corporation (the "Bank
     Credit Agreement") are based on EBITDA, subject to certain adjustments.

     EBITDA includes (1) $1.5 million of non-recurring charges associated with the relocation of American Color's corporate office and various severance related expenses, and (2) $0.6 million of non-cash charges associated with an employee benefit program in Fiscal Year 1998.

     EBITDA includes $3.9 million in restructuring costs related to its printing division in Fiscal Year 1998 and $0.9 million and $4.1 million of restructuring costs related to its American Color division in Fiscal Year 1997 and Fiscal Year 1996, respectively (see note 19 to the Company's consolidated financial statements).

     EBITDA includes non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's former Chief Executive Officer - see note
     21 to the Company's consolidated financial statements).

     EBITDA in Fiscal Year 1995 includes a $3.3 million net gain related to a change in the Company's defined benefit pension plans (as discussed in note (d) above).

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

On August 15, 1995, Shakopee was merged with and into Graphics (the "Shakopee Merger"). The merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests), and accordingly, the consolidated financial statements give retroactive effect to the Shakopee Merger and include the combined operations of Holdings and Shakopee subsequent to December 22, 1994 (the date on which Shakopee became under common control with the Company).

On March 11, 1996, the Company sold its 51% interest in NIS for approximately $2.5 million in cash and a note for approximately $0.2 million. This transaction resulted in a net gain on disposal of approximately $1.3 million, which is classified as Other, net in the consolidated statement of operations. The proceeds of the sale were used to repay indebtedness under the Bank Credit Agreement.

On March 12, 1996, Graphics acquired the assets of Gowe, Inc., a Medina, Ohio based regional printer of newspapers, T.V. books and retail advertising inserts and catalogs (the "Medina Facility") for cash and assumption of certain liabilities of Gowe, Inc. (the "Medina Acquisition"). The Medina Acquisition was accounted for under the purchase method of accounting applying the provisions of Accounting Principles Board Opinion No. 16 ("APB 16"). The Medina Facility's results of operations are included in the Company's consolidated financial statements subsequent to March 11, 1996.

During March 1996, the Company completed the construction and start-up of Flexi-Tech, a new plant in Hanover, Pennsylvania. Flexi-Tech is dedicated to the production of commercial flexi books (a form of advertising inserts) serving various segments of the retail advertising market and the production of T.V. listing guides serving the newspaper market.

In Fiscal Year 1997, the Company began to present certain costs of its American Color production facilities within cost of sales rather than as selling, general and administrative expenses. This new presentation is consistent with the Company's presentation of the printing sector's financial information, and the Company believes that this is a more accurate measure of the gross margin of the business. The financial information for Fiscal Year 1996 has been reclassified to conform with this presentation.

In February of Fiscal Year 1997, the Company made a strategic decision to shut down the operations of its wholly-owned subsidiary SMC. SMC's shut down has been accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. Sales, cost of sales and selling, general and administrative expenses attributable to SMC for Fiscal Year 1996 have been reclassified to discontinued operations.

Printing. In recent years, the Company has taken a number of steps which have resulted in improved printing sector performance including the hiring of several key managers in the manufacturing, purchasing, quality, technical services, production planning and customer service departments (see "EBITDA" below). Comprehensive quality improvement and cost reduction programs have also been implemented for all the Company's printing processes. As a result of these measures, the Company has been successful in lowering its manufacturing costs within the printing sector, while improving product quality.

Additionally, in order to grow sales and improve gross margins, the Company increased the geographic and industry scope of its sales force and shifted the mix of its business toward retail customers and away from the printing of certain lower margin publications. The Shakopee Merger, Medina Acquisition and Flexi-Tech operations (see "Business - Printing") are consistent with the Company's overall strategy to continue to increase profitability by growing its revenues, increasing its market share and reducing costs.

Furthermore, management believes that continued strong demand for the retail advertising insert product has resulted in less excess industry capacity and therefore an improved supply/demand position within the marketplace. This dynamic has resulted in a greater stabilization of printing prices which in conjunction with the Company's cost reduction programs has had favorable impact on printing gross profit levels.

Commercial Printing in the United States is highly competitive. The significant capital required to keep pace with changing technology and competitive pricing trends has led to a trend of industry consolidation in recent years. In addition, customers' preference for larger printers, such as the Company, with a wider variety of services, greater distribution capabilities and more flexibility have also contributed to consolidation within the industry. The industry is expected to remain competitive in the near future and the Company's sales will continue to be subject to changes in retailers' demands for printed products.

The cost of paper is a principal factor in the Company's overall pricing to its customers. The level of paper costs also has a significant impact on the Company's reported sales. Beginning in Fiscal Year 1994 and throughout Fiscal Year 1995 and the majority of Fiscal Year 1996, the paper industry experienced increased demand and high capacity utilization in various grades of paper. This led to a global tightening of the paper supply, and as a result, the printing industry experienced substantial increases in the cost of paper. In late Fiscal Year 1996 and throughout Fiscal Year 1997, the overall cost of paper declined. During Fiscal Year 1998, paper prices remained relatively stable. In accordance with industry practice, the Company generally passes through changes in the cost of paper to its customers. Although the Company has been successful in passing through paper price increases to its customers in the past, there can be no assurances that the Company will be able to pass through future paper price increases.

In January 1998, the Company approved a plan for its printing division which was designed to improve responsiveness to customer requirements, increase asset utilization and reduce overhead costs. The cost of this plan was accounted for in accordance with the guidance set forth in Emerging Issues Task Force Issue 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3") (see "Restructuring Costs and Other Special Charges" below).

American Color. The digital imaging and prepress services industry has experienced significant technological advances as electronic digital prepress systems have replaced the largely manual and photography-based methods utilized in the past. This shift in technology (which improved process efficiencies and decreased processing costs) produced increased unit growth for American Color as the demand for color pages increased. However, American Color's selling price levels per page have declined because of greater efficiencies resulting from increased use of technology. American Color's revenue from traditional services are now supplemented by new revenue sources from electronic digital imaging and prepress services such as digital image storage, facilities management, computer-to-plate services, creative services, consulting and training services and software and data-base management.

In April 1995, the Company implemented a plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness, and provide increased growth in this business. The cost of this plan was accounted for in accordance with the guidelines set forth in EITF 94-3 (see "Restructuring Costs and Other Special Charges" below).

The following table summarizes the Company's historical results of continuing operations for Fiscal Year 1998, 1997 and 1996.


                                          Fiscal Year Ended March 31,
                               -----------------------------------------------
                                   1998              1997             1996
                               ------------       -----------      -----------
                                            (dollars in thousands)


Sales:

   Printing                       $446,350          $449,924        $453,381


   American Color                   86,985            74,627          72,461


   Other (a)                            --                --           3,681
                                   -------           -------         -------

      Total                       $533,335          $524,551        $529,523
                                   =======           =======         =======

Gross Profit:

   Printing                        $51,278           $49,469         $49,015

   American Color                   20,628            15,133          13,687

   Other (a)                            22                69           1,711
                                   -------           -------         -------

      Total                        $71,928           $64,671         $64,413
                                   =======           =======         =======

Gross Margin:

   Printing                          11.5%             11.0%           10.8%

   American Color                    23.7%             20.3%           18.9%

      Total                          13.5%             12.3%           12.2%

Operating Income (Loss):

   Printing (b)(c)                 $22,612           $25,858         $28,239

   American Color (b) (c)            2,509            (1,576)         (3,975)

   Other (a) (d)                   (13,018) (e)      (13,910) (e)    (11,548)
                                   -------           -------         -------

      Total                        $12,103           $10,372         $12,716
                                   =======           =======         =======


(a) Other operations in Fiscal Year 1996 include revenues and expenses associated with the Company's 51% owned subsidiary, NIS (sold on March 11, 1996, see note 4 to the Company's consolidated financial statements).

(b) Printing operating income includes the impact of $1.7 million, $0.4 million and $2 million in Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996, respectively, of other special charges related to asset write-offs and write-downs. American Color's operating loss includes the impact of $1.5 million and $1.4 million in Fiscal Year 1997 and Fiscal Year 1996, respectively, of other special charges related to asset write-offs and write-downs (see note 19 to the Company's consolidated financial statements).

(c) Printing operating income includes the impact of $3.9 million of restructuring costs in Fiscal Year 1998. American Color's operating income (loss) includes the impact of restructuring costs of $0.9 million and $4.1 million in Fiscal Year 1997 and Fiscal Year 1996, respectively (see note 19 to the Company's consolidated financial statements) and $1.5 million of non-recurring charges in Fiscal Year 1998 associated with the relocation of its corporate office and various severance related expenses.

(d) Also includes corporate general and administrative expenses, and amortization expense.

(e) Also reflects non-cash charges associated with an employee benefit program of $0.6 million in Fiscal Year 1998 and non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's former Chief Executive Officer-see note 21 to the Company's consolidated financial statements).

Historical Results of Operations


                   Fiscal Year 1998 vs. Fiscal Year 1997


The Company's sales increased 1.7% to $533.3 million in Fiscal Year 1998 from $524.6 million in Fiscal Year 1997. This increase includes an increase in American Color sales of $12.4 million, or 16.6%, offset in part by a decrease in printing sales of $3.5 million, or 0.8%. The Company's gross profit increased to $71.9 million or 13.5% of sales in Fiscal Year 1998 from $64.7 million or 12.3% of sales in Fiscal Year 1997. The Company's operating income increased to $12.1 million or 2.3% of sales in Fiscal Year 1998 from $10.4 million or 2% of sales in Fiscal Year 1997.
See the discussion of these changes by sector below.

Printing

Sales. Printing sales decreased $3.5 million to $446.4 million in Fiscal Year 1998 from $449.9 million in Fiscal Year 1997. This decrease is primarily the result of an increase in sales to customers that supply their own paper offset in part by an increase in production volume of approximately 2.5%.

Gross Profit. Printing gross profit increased $1.8 million to $51.3 million in Fiscal Year 1998 from $49.5 million in Fiscal Year 1997. Printing gross margin increased to 11.5% in Fiscal Year 1998 from 11.0% in Fiscal Year 1997. The increase in gross profit includes reduced manufacturing costs, improved mix and pricing, along with an increase in production volume. These gains were partially offset by an increase in depreciation and amortization expense. The increase in gross margin includes the above mentioned factors and the impact of an increase in sales to customers that supply their own paper.

Selling, General and Administrative Expenses. Printing selling, general and administrative expenses remained relatively unchanged at $23.1 million, or 5.2% of printing sales, in Fiscal Year 1998 compared to $23.1 million, or 5.1% of printing sales, in Fiscal Year 1997.

Operating Income. As a result of the above factors and the incurrence of both restructuring costs associated with the printing restructuring plan of $3.9 million in Fiscal Year 1998 and other special charges related to asset write-offs and write-downs of $1.7 million and $0.4 million in Fiscal Year 1998 and 1997, respectively (see "Restructuring Costs and Other Special Charges" below), operating income from the printing business decreased to $22.6 million in Fiscal Year 1998 from $25.9 million in Fiscal Year 1997.

American Color

Sales. American Color's sales increased $12.4 million, or 16.6%, to $87.0 million in Fiscal Year 1998 from $74.6 million in Fiscal Year 1997. The increase in Fiscal Year 1998 was primarily the result of higher digital imaging and prepress production volume due to American Color's implementation of various digital prepress technologies, including facilities management, packaging prepress, software and image management services and increases in digital visual effects work.

Gross Profit. American Color's gross profit increased $5.5 million to $20.6 million in Fiscal Year 1998 from $15.1 million in Fiscal Year 1997. American Color's gross margin increased to 23.7% in Fiscal Year 1998 from 20.3% in Fiscal Year 1997. These improvements resulted from increased volume (primarily from increased facilities management sales) and material and payroll cost savings offset in part by costs associated with new operations servicing the packaging industry.

Selling, General and Administrative Expenses. American Color's selling, general and administrative expenses increased to $18.1 million, or 20.8% of American Color's sales in Fiscal Year 1998 from $14.3 million, or 19.2% of American Color's sales in Fiscal Year 1997. This increase includes relocation costs related to the move of American Color's corporate office from Phoenix to Nashville and various severance related expenses of $1.5 million in Fiscal Year 1998. In addition, the increase includes increased sales and marketing expenses, including the costs of the new packaging sales group.

Operating Income (Loss). As a result of the above factors and the incurrence of both restructuring costs associated with the American Color restructuring plan of $0.9 million in Fiscal Year 1997 and other special charges related to asset write-offs and write-downs of $1.5 million in Fiscal Year 1997 (see "Restructuring Costs and Other Special Charges" below), operating income (loss) at American Color increased to income of $2.5 million in Fiscal Year 1998 from a loss of $1.6 million in Fiscal Year 1997.


                   Fiscal Year 1997 vs. Fiscal Year 1996

The Company's sales decreased 0.9% to $524.6 million in Fiscal Year 1997 from $529.5 million in Fiscal Year 1996. This decrease includes a decrease in printing sales of $3.5 million, or 0.8%, an increase in American Color sales of $2.2 million, or 3% and a $3.7 million decrease in other sales. The Company's gross profit increased to $64.7 million or 12.3% of sales in Fiscal Year 1997 from $64.4 million or 12.2% of sales in Fiscal Year 1996. The Company's operating income decreased to $10.4 million or 2% of sales in Fiscal Year 1997 from $12.7 million or 2.4% of sales in Fiscal Year 1996. See the discussion of these changes by sector below.

Printing

Sales. Printing sales decreased to $449.9 million in Fiscal Year 1997 from $453.4 million in Fiscal Year 1996. This decrease includes a decrease in paper prices and the effect of an increase in customer supplied paper. These decreases were partially offset by $46.2 million of incremental sales from the Medina Facility and Flexi-Tech and an increase in production volume of approximately 3% (excluding the Medina Facility and Flexi-Tech).

Gross Profit. Printing gross profit increased $0.5 million, or 0.9%, to $49.5 million in Fiscal Year 1997 from $49 million in Fiscal Year 1996. Printing gross margin increased to 11% in Fiscal Year 1997 from 10.8% in Fiscal Year 1996. The increase in gross profit primarily reflects incremental gross profit from the Medina Facility and an increase in production volume. In addition, the gross profit improvement includes reduced variable production and certain other manufacturing costs due to continued cost containment programs at the printing plants. These gains were partially offset by an increase in depreciation expense, a reduction in the price of scrap paper and incremental costs related to the start-up of Flexi-Tech. The increase in gross margin as a percentage of sales is due primarily to the impact of the above described items and the impact of lower paper prices on sales in Fiscal Year 1997.

Selling, General and Administrative Expenses. Printing selling, general and administrative expenses increased 23.2% to $23.1 million, or 5.1% of printing sales, in Fiscal Year 1997 from $18.8 million, or 4.1% of printing sales, in Fiscal Year 1996. The increase in Fiscal Year 1997 was primarily the result of increased sales and marketing expenses and incremental selling, general and administrative costs at the Medina Facility and Flexi-Tech.

Operating Income. As a result of the above factors and the incurrence of other special charges related to asset write-offs and write-downs of $0.4 million and $2 million in Fiscal Year 1997 and 1996, respectively (see "Restructuring Costs and Other Special Charges" below), operating income from the printing business decreased to $25.9 million in Fiscal Year 1997 from $28.2 million in Fiscal Year 1996.

American Color

Sales. American Color's sales increased 3% to $74.6 million in Fiscal Year 1997 from $72.5 million in Fiscal Year 1996. The increase in Fiscal Year 1997 was primarily the result of higher digital imaging and prepress production volume due to American Color's implementation of various digital prepress technologies, including facilities management and software and image management services and increases in digital visual effects work partially offset by lower equipment sales.

Gross Profit. American Color's gross profit increased $1.4 million to $15.1 million in Fiscal Year 1997 from $13.7 million in Fiscal Year 1996. American Color's gross margin was 20.3% in Fiscal Year 1997, up from 18.9% in Fiscal Year 1996. These increases were primarily the result of increased volume and material cost savings offset in part by increased facilities management costs.

Selling, General and Administrative Expenses. American Color's selling, general and administrative expenses increased 18% to $14.3 million or 19.2% of American Color sales in Fiscal Year 1997 from $12.1 million or 16.7% of American Color sales in Fiscal Year 1996, primarily as a result of the addition of sales and marketing and administrative support personnel and related expenses, including expenses related to its digital visual effects group.

Operating Loss. As a result of the above factors and the incurrence of both restructuring costs associated with the American Color restructuring plan of $0.9 million in Fiscal Year 1997 and $4.1 million in Fiscal Year 1996 and other special charges related to asset write-offs and write-downs of $1.5 million and $1.4 million in Fiscal Year 1997 and 1996, respectively (see "Restructuring Costs and Other Special Charges" below), operating loss at American Color decreased to $1.6 million in Fiscal Year 1997 from $4 million in Fiscal Year 1996.

Other Operations (Fiscal Year 1998 vs. Fiscal Year 1997 and Fiscal Year 1997 vs. Fiscal Year 1996)

Other operations primarily include corporate general and administrative expenses, other expenses and amortization expense. Fiscal Year 1996 also included revenues and expenses associated with the Company's 51% owned subsidiary, NIS (sold on March 11, 1996). Amortization expenses for other operations, including goodwill amortization (see below), were $8.6 million, $8.4 million and $8.7 million in Fiscal Year 1998, 1997 and 1996, respectively.

Operating losses from other operations decreased $0.9 million to a loss of $13.0 million in Fiscal Year 1998 from a loss of $13.9 million in Fiscal Year 1997. This decrease includes non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's former Chief Executive Officer
- see note 21 to the Company's consolidated financial statements) offset in part by $0.6 million of non-cash expenses associated with an employee benefit program in Fiscal Year 1998, a $0.2 million increase in amortization expenses and increases in certain corporate general and administrative expenses during Fiscal Year 1998.

Operating losses from other operations increased $2.4 million to a loss of $13.9 million in Fiscal Year 1997 from a loss of $11.5 million in Fiscal Year 1996. This increase primarily reflects non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's former Chief Executive Officer - see note 21 to the Company's consolidated financial statements).

Goodwill Amortization

Amortization expense associated with goodwill was $8.5 million, $8.3 million and $8.6 million for Fiscal Year 1998, 1997 and 1996, respectively.

Restructuring Costs and Other Special Charges

Restructuring Costs:

Printing In January 1998, the Company approved a plan for its printing division which was designed to improve responsiveness to customer requirements, increase asset utilization and reduce overhead costs. The cost of this plan is being accounted for in accordance with the guidance set forth in EITF 94-3. The pretax costs of $3.9 million which were incurred as a direct result of this plan (excluding other special charges related to asset write-offs and write-downs - see below) includes $3.3 million of employee termination costs and $0.6 million of relocation and other transition expenses. This restructuring charge was recorded in the quarter ended March 31, 1998. The majority of these costs will be paid or settled before March 31, 1999.

American Color In April 1995, the Company implemented a plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness, and provide increased growth in the digital imaging and prepress services business. The cost of this plan was accounted for in accordance with the guidance set forth in EITF 94-3. The pretax costs of $5 million which were incurred as a part of this plan (excluding other special charges related to asset write-offs and write downs - see below) represent employee termination, goodwill write-down and other related costs that were incurred as a direct result of the plan. Approximately $0.9 million of restructuring costs primarily related to relocation expenses were recognized in Fiscal Year 1997. In Fiscal Year 1996 the Company recognized $4.1 million of such restructuring charges, which included $0.9 million of goodwill write-down related to certain facilities that were either shut down or relocated in conjunction with the American Color restructuring and $3.2 million primarily for severance and other personnel related costs.

Other Special Charges:

During the quarter ended March 31, 1998, the Company recorded special charges totaling $1.7 million to adjust the carrying values of idle, disposed and under-performing assets of the Company's printing sector to estimated fair values. The provision was based on a review of Company long-lived assets in accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FASB 121"). Fair value was based on the Company's estimate of held and used and idle assets based on current market conditions using the best information available.

During Fiscal Year 1997 and Fiscal Year 1996, the Company recorded special charges totaling $1.9 million and $3.4 million, respectively, for impaired long-lived assets and to adjust the carrying values of idle, disposed and under performing assets to estimated fair values. The provisions were based on a review of long-lived assets in connection with the adoption of FASB 121. Of the Fiscal Year 1997 total of long-lived assets that were adjusted based on being idle, disposed of or under performing, approximately $0.4 million and $1.5 million related to the printing and American Color divisions, respectively. Fair value was based on the Company's estimate of held and used and idle assets based on current market conditions using the best information available. Approximately $2 million of the Fiscal Year 1996 total related to the printing sectors long-lived assets that were adjusted based on being idle, disposed of or under performing. The remaining $1.4 million of the Fiscal Year 1996 total related to the American Color division. The estimated undiscounted future cash flows attributable to certain American Color division identifiable long-lived assets held and used was less than their carrying value principally as a result of high levels of ongoing technological change.
The methodology used to assess the recoverability of the American Color division long-lived assets involved projecting aggregate cash flows. Based on this evaluation, the Company determined in Fiscal Year 1996 that long-lived assets with a carrying amount of $2.2 million were impaired and such assets were then written down by $1.4 million to their fair value. Fair value was based on Company estimates and appraisals.

These special charges are classified within restructuring costs and other special charges in the consolidated statements of operations.

Interest Expense

Interest expense increased 7.3% to $39.0 million in Fiscal Year 1998 from $36.3 million in Fiscal Year 1997. This increase includes the impact of increased obligations under capital leases and incremental costs related to the $25 million term loan facility entered into on June 30, 1997 (the "Term Loan Facility") (see note 9 to the Company's consolidated financial statements).

Interest expense increased 11% to $36.3 million in Fiscal Year 1997 from $32.7 million in Fiscal Year 1996. This increase includes the impact of increased average indebtedness levels including indebtedness related to the Transactions and obligations under capital leases. The increased indebtedness includes the additional indebtedness related to the Shakopee Merger and indebtedness incurred to fund the fees and expenses associated with the Refinancing (see notes 2 and 9 to the Company's consolidated financial statements).

Nonrecurring Charges Related to Terminated Merger

The Company recognized $1.5 million of expenses related to a terminated merger in Fiscal Year 1996.

Other Expense (Income) and Taxes

Other expenses net, increased to $0.4 million in Fiscal Year 1998 from $0.2 million in Fiscal Year 1997, which was relatively unchanged from Fiscal Year 1996.

Income tax expense decreased to $2.1 million in Fiscal Year 1998 from $2.6 million in Fiscal Year 1997. This change is primarily due to smaller amounts of taxable income in foreign jurisdictions and changes in the deferred tax valuation allowance. During Fiscal Year 1998, the Company increased its valuation allowance by $7.1 million to $37.2 million.

Income tax expense decreased to $2.6 million in Fiscal Year 1997 from $4.9 million in Fiscal Year 1996. This change is primarily due to smaller amounts of taxable income in foreign jurisdictions, the Shakopee Merger and the sale of NIS, partially offset by changes in the deferred tax valuation allowance. During Fiscal Year 1997, the Company increased its valuation allowance by $8.9 million to $30.1 million.


Discontinued Operations

SMC

The Company's Fiscal Year 1998 and Fiscal Year 1997 net loss includes the estimated net loss on shut down of approximately $0.4 million and $1.5 million, respectively. See note 5 to the Company's consolidated financial statements. The Company's net loss in Fiscal Year 1997 and Fiscal Year 1996 includes the loss from operations of its discontinued wholly-owned subsidiary SMC of approximately $1.6 million and $1.4 million, respectively.

SMI

In Fiscal Year 1998, the Company recorded an additional $0.3 million estimated loss on shut down. In Fiscal Year 1996, the Company recognized the settlement of the EPI lawsuit and reversed certain accruals related to the estimated loss on shut down of SMI. The resulting effect reflected in the Fiscal Year 1996 consolidated statement of operations was $2.9 million income in discontinued operations.

Loss on Early Extinguishment of Debt, Net of Tax

As part of the Shakopee Merger and the Refinancing in Fiscal Year 1996 (see notes 2 and 9 to the Company's consolidated financial statements), the Company recorded an extraordinary loss related to early extinguishment of debt of $4.5 million, net of zero taxes. This extraordinary loss primarily consisted of the early redemption premium on the 15% Notes and the write-off of deferred financing costs related to refinanced indebtedness partially offset by the write-off of a bond premium associated with the 15% Notes.

Net Loss

As a result of the factors discussed above, the Company's net loss decreased to a loss of $29.9 million in Fiscal Year 1998 from a loss of $31.7 million in Fiscal Year 1997. As discussed above, Fiscal Year 1998 includes $3.9 million of restructuring costs and $1.7 million of other special charges related to asset write-offs and write-downs associated with the Company's printing division. In addition, Fiscal Year 1998 includes $1.5 million of non-recurring charges related to the relocation of American Color's corporate office and various severance related expenses, non-cash charges of $0.6 million associated with an employee benefit program and an approximate $0.7 million loss from discontinued operations related to SMC and SMI. The Company's net loss increased to a loss of $31.7 million in Fiscal Year 1997 from a loss of $29.3 million in Fiscal Year 1996. Fiscal Year 1997 includes $0.9 million of expense related to the American Color restructuring, $1.9 million of other special charges related to asset write-offs and write-downs, $2.5 million of non-recurring employee termination expenses (including $1.9 million related to the resignation of the Company's former Chief Executive Officer - see note 21 to the Company's consolidated financial statements) and an approximate $3.1 million loss from discontinued operations related to SMC. The Company's net loss in Fiscal Year 1996 includes $4.1 million of expense related to the American Color restructuring, $3.4 million of other special charges related to asset write-offs and write-downs, a $1.5 million non-recurring expense associated with a terminated merger, a $4.5 million extraordinary loss on early extinguishment of debt and approximately $2.9 million of income and a $1.4 million loss from discontinued operations related to SMI and SMC, respectively.

Liquidity and Capital Resources

On May 8, 1998, the Company refinanced all of its existing bank indebtedness (see notes 9 and 23 to the Company's consolidated financial statements). The primary objectives of the refinancing were to gain greater financial and operating flexibility, reduce the Company's overall cost of capital and provide greater opportunity for internal growth and growth through acquisitions.

The 1998 refinancing transaction included the following (1) the Company entered into a $145 million credit facility with Bankers Trust Company, Morgan Stanley Senior Funding, Inc., General Electric Capital Corporation, and a syndicate of lenders (the "Amended and Restated Credit Agreement") providing for a $70 million revolving credit facility which is not subject to a borrowing base limitation (the "New Revolving Credit Facility") maturing on March 31, 2004, a $25 million amortizing term loan facility maturing on March 31, 2004 (the "A Term Loan Facility") and a $50 million amortizing term loan facility maturing on March 31, 2005 (the "B Term Loan Facility"); (2) the repayment of all $57.0 million of indebtedness outstanding under the existing Bank Credit Agreement (plus $0.4 million of accrued interest to the date of repayment); (3) the repayment of all $25.0 million of indebtedness outstanding under the existing Term Loan Facility (plus $0.6 million of accrued interest to the date of repayment) and (4) the payment of approximately $2.2 million in fees and expenses associated with the refinancing transaction.

The New Revolving Credit Facility provides for a maximum of $70 million borrowing availability and includes a $40 million letter of credit sub-limit. As of May 31, 1998, the Company had total borrowings and letters of credit outstanding under the New Revolving Credit Facility of approximately $33.3 million, and therefore, additional borrowing availability of approximately $36.7 million.

At May 31, 1998, the $25 million of the A Term Loan Facility and $50 million of the B Term Loan Facility remained outstanding. Scheduled A Term Loan Facility and B Term Loan Facility payments due over the remainder of fiscal year ending March 31, 1999 ("Fiscal Year 1999") are $0 and $0.5 million, respectively. In addition, scheduled repayments of capital lease obligations and other senior indebtedness during Fiscal Year 1999 are approximately $7 million and $2.3 million, respectively.

In Fiscal Year 1998, cash flow from operations and proceeds from the Term Loan Facility (see the consolidated statements of cash flows) were used to reduce borrowings under the Revolving Credit Facility of $11.5 million and to pay $19.8 million in scheduled principal payments on indebtedness (including capital lease obligations). Additionally, these cash sources were used to fund the Company's Fiscal Year 1998 cash capital expenditures of $10.8 million and meet additional investing and financing needs of $1.5 million. The Company plans to continue its program of upgrading its printing and prepress equipment and currently anticipates that cash capital expenditures will approximate $8 million and equipment acquired under capital leases will approximate $7 million during Fiscal Year 1999. The Company had zero cash on hand at March 31, 1998 due to a requirement under the Bank Credit Agreement that the Company's daily available funds be used to reduce borrowings under the Revolving Credit Facility.

At March 31, 1998, the Company had total indebtedness outstanding of $319.7 million, including capital lease obligations. Of the total debt outstanding at March 31, 1998, $65.2 million was outstanding under the Bank Credit Agreement at a weighted average interest rate of 8.48% and $25 million was outstanding under the Term Loan Facility at a weighted average interest rate of 10.63%. Indebtedness under the Amended and Restated Credit Agreement (effective May 8, 1998) had interest at floating rates.
At March 31, 1998, the Company had indebtedness other than obligations under the Bank Credit Agreement and Term Loan Facility of $229.5 million (including $185 million of the Notes). The Company was in compliance with all financial covenants set forth in the Bank Credit Agreement, as amended, at March 31, 1998. The Company is currently in compliance with all financial covenants set forth in the Amended and Restated Credit Agreement. See notes 9 and 23 to the Company's consolidated financial statements.

A significant portion of Graphics long-term obligations, including indebtedness under the Amended and Restated Credit Agreement, has been fully and unconditionally guaranteed by Holdings. Holdings is subject to certain restrictions under its guarantee of indebtedness under the Amended and Restated Credit Agreement, including among other things, restrictions on merges, acquisitions, incurrence of additional debt and payment of cash dividends. See Notes 1 and 23 to the Company's consolidated financial statements.



EBITDA

                                             Fiscal Year Ended March 31,
                                --------------------------------------------------
                                  1998                 1997                1996
                                --------             --------            --------
                                               (dollars in thousands)
EBITDA:
   Printing (a)                $    46,838          $    46,755         $    46,597

   American Color (a)                9,927                5,770               2,907

   Other (b) (c)                    (4,398) (d)          (5,553) (d)         (2,657)
                                 ---------            ---------           ---------

      Total                    $    52,367          $    46,972         $    46,847
                                 =========            =========           =========

EBITDA Margin:

    Printing                         10.5%                10.4%               10.3%

    American Color                   11.4%                 7.7%                4.0%

       Total                          9.8%                 9.0%                8.8%


(a) Printing EBITDA includes the impact of $3.9 million of restructuring costs in Fiscal Year 1998. American Color EBITDA for Fiscal Year 1997 and 1996 includes the impact of restructuring costs of $0.9 million and $4.1 million, respectively (see note 19 to the Company's consolidated financial statements and discussion above) and $1.5 million of non-recurring charges in Fiscal Year 1998 associated with the relocation of its corporate office and various severance related expenses.

(b) Other operations in Fiscal Year 1996 include revenues and expenses associated with the Company's 51% owned subsidiary, NIS (sold on March
     11, 1996; see note 4 to the Company's consolidated financial statements).

(c)  Also includes corporate general and administrative expenses.

(d) Also reflects non-cash charges associated with an employee benefit program of $0.6 million in Fiscal Year 1998 and non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including
     $1.9 million related to the resignation of the Company's former Chief
     Executive Officer - see note 21 to the Company's consolidated financial statements).

EBITDA is presented and discussed because management believes that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its future debt service requirements. "EBITDA" is defined as earnings before net interest expense, income tax expense (benefit), depreciation, amortization, other special charges related to asset write-offs and write-downs, other income (expense), discontinued operations and extraordinary items. "EBITDA Margin" is defined as EBITDA as a percentage of net sales. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (or any other measure of performance under generally accepted accounting principles) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Certain covenants in the Indenture, the Bank Credit Agreement and the Amended and Restated Credit Agreement are based on EBITDA, subject to certain adjustments.

         Printing. As a result of the reasons previously described under "--Printing," (excluding changes in depreciation and amortization expense and other special charges related to asset write-offs and write-downs), printing EBITDA was $46.8 million in both Fiscal Year 1998 and Fiscal Year 1997 and printing EBITDA increased to $46.8 million in Fiscal Year 1997 from $46.6 million in Fiscal Year 1996, representing an increase of $0.2 million. Printing EBITDA Margin increased to 10.5% in Fiscal Year 1998 from 10.4% in Fiscal Year 1997 and printing EBITDA Margin increased to 10.4% in Fiscal Year 1997 from 10.3% in Fiscal Year 1996. Included in the Fiscal Year 1998 EBITDA and EBITDA Margin is $3.9 million of restructuring costs related to the printing restructuring plan (see discussion above).

         American Color. As a result of the reasons previously described under "--American Color," (excluding changes in depreciation and amortization expense and other special charges related to asset write-offs and write-downs), American Color EBITDA increased to $9.9 million in Fiscal Year 1998 from $5.8 million in Fiscal Year 1997, representing an increase of $4.1 million. EBITDA Margin increased to 11.4% in Fiscal Year 1998 from 7.7% in Fiscal Year 1997. American Color EBITDA increased to $5.8 million in Fiscal Year 1997 from $2.9 million in Fiscal Year 1996, representing an increase of $2.9 million. EBITDA Margin increased to 7.7% in Fiscal Year 1997 from 4% in Fiscal Year 1996. American Color EBITDA and EBITDA Margin in Fiscal Year 1998 includes $1.5 million of non-recurring charges associated with the relocation of its corporate office and various severance related expenses. Included in the Fiscal Year 1997 and Fiscal Year 1996 EBITDA and EBITDA Margin is the impact of restructuring costs of $0.9 million and $4.1 million, respectively (see discussion above).

         Other Operations. As a result of the reasons previously described under "--Other Operations," (excluding changes in depreciation and amortization expense), other operations negative EBITDA decreased to negative EBITDA of $4.4 million in Fiscal Year 1998 from negative EBITDA of $5.6 million in Fiscal Year 1997. EBITDA from other operations increased to negative EBITDA of $5.6 million in Fiscal Year 1997 from negative EBITDA of $2.7 million in Fiscal Year 1996. Negative EBITDA for Fiscal Year 1998 includes the impact of non-cash charges of $0.6 million associated with an employee benefit program. Negative EBITDA for Fiscal Year 1997 includes the impact of non-recurring employee termination expenses of $2.5 million (including $1.9 million related to the resignation of the Company's former Chief Executive Officer - see note 21 to the Company's consolidated financial statements).

Amortization of Goodwill

The goodwill is amortized on a straight-line basis by business sector. Goodwill amortization expense will be approximately $2.5 million in Fiscal Year 1999.

Impact of Inflation

Generally, the Company believes it has been able to pass along increases in its costs to its customers (primarily paper and ink) through increased prices of its printed products. Throughout the majority of Fiscal Year 1996, the printing industry experienced substantial increases in the cost of paper. In late Fiscal Year 1996 and throughout Fiscal Year 1997, however, the overall cost of paper began to decline. During Fiscal Year 1998, paper prices remained relatively stable. Management expects that, as a result of the Company's strong relationship with key suppliers, its material costs will remain competitive within the industry.

Seasonality

Some of the Company's printing and digital imaging and prepress services business is seasonal in nature, particularly those revenues derived from advertising inserts. Generally, the Company's sales from advertising inserts are highest during periods prior to the following advertising periods: Spring advertising season (March 15 -- May 15); Back-to-School (July 15 -- August 15); and Thanksgiving/Christmas (October 15 -- December
15). One of the reasons the Company chose to enter the comic book printing market is that it is not subject to significant seasonal fluctuations. Sales of newspaper Sunday comics are also not subject to significant seasonal fluctuations. The Company's strategy has been and will continue to include the mitigation of the seasonality of its printing business by increasing its sales to customers whose own sales are less seasonal (i.e., food and drug companies).

Environmental

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future period revenue generation are expensed. Environmental liabilities are recorded when assessments and/or remedial efforts are probable and the related costs can be reasonably estimated.

The Company believes that environmental liabilities, currently and in the prior periods discussed herein, are not material. The Company has recorded an environmental reserve of approximately $0.1 million in connection with a Superfund site in its consolidated statement of financial position at March 31, 1998 which the Company believes to be adequate. See "Legal Proceedings
- Environmental Matters". The Company does not anticipate receiving insurance proceeds related to this potential settlement. Management does not expect that any identified matters, individually or in the aggregate, will have a material adverse effect on the consolidated financial position or results of operations of the Company.

Accounting

There are no pending accounting pronouncements that, when adopted, are expected to have a material effect in the Company's results of operations or its financial position.

Year 2000 Compliance

The Year 2000 issue is the result of certain computer programs being written using two digits rather than four digits to define the applicable year. Software that is not Year 2000 compliant recognizes a date using "00" as the year 1900 rather than 2000, which could result in system failures, miscalculations or temporary inability to engage in normal business activity. The Company is currently working to resolve the potential impact of this issue. The Company has determined that certain software programs and computer hardware will need to be modified or replaced. Although there can be no assurance, the Company believes such modification or replacement will mitigate the potential impact of this issue. The Company will utilize both internal and external resources to accomplish this task. Based upon management's best estimate, the cost associated with these modifications and/or replacement is not expected to be material to the Company.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                      Page No.
                                                                      --------
The following consolidated financial statements of ACG Holdings, Inc.
are included in this report:

Report of Independent Auditors........................................... 29
Consolidated balance sheets - March 31, 1998 and 1997.................... 30
For the Years Ended March 31, 1998, 1997 and 1996:
          Consolidated statements of operations.......................... 32
          Consolidated statements of stockholders' deficit............... 33
          Consolidated statements of cash flows.......................... 34
Notes to Consolidated Financial Statements............................... 36


The following consolidated financial statement schedules of ACG Holdings, Inc. are included in Part IV, Item 14:

          I.   Condensed Financial Information of Registrant
               Condensed Consolidated Financial Statements (parent company only) for the years ended March 31, 1998, 1997, and 1996, and as of March 31, 1998 and 1997

         II.   Valuation and qualifying accounts

All other schedules specified under Regulation S-X for ACG Holdings, Inc. have been omitted because they are either not applicable, not required, or because the information required is included in the financial statements or notes thereto.



                         Report of Independent Auditors

The Board of Directors
ACG Holdings, Inc.

We have audited the accompanying consolidated balance sheets of ACG Holdings, Inc. (formerly Sullivan Communications, Inc.) as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three fiscal years in the period ended March 31, 1998. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACG Holdings, Inc. at March 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended March 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 15 to the consolidated financial statements, in fiscal year 1998 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."


ERNST & YOUNG LLP

Nashville, Tennessee
May 22, 1998





                            ACG HOLDINGS, INC.
                        Consolidated Balance Sheets
                 (Dollars in thousands, except par values)

                                                                                                    March 31,
                                                                                   --------------------------------------------
                                                                                         1998                       1997
                                                                                   -----------------          -----------------
Assets

Current assets:
   Cash                                                                               $          0                          0

   Receivables:

     Trade accounts, less allowance for doubtful accounts of
         $2,112 and $5,879 at March 31, 1998 and 1997, respectively                         63,185                     53,510


     Other                                                                                   2,605                      3,252
                                                                                   -----------------          -----------------


                  Total receivables                                                         65,790                     56,762

   Inventories                                                                              10,795                      9,711

   Prepaid expenses and other current assets                                                 3,578                      3,604
                                                                                   -----------------          -----------------

                  Total current assets                                                      80,163                     70,077

Property, plant and equipment:

   Land and improvements                                                                     3,148                      3,278

   Buildings and improvements                                                               19,426                     17,837

   Machinery and equipment                                                                 178,713                    175,196

   Furniture and fixtures                                                                    5,379                      3,625

   Leased assets under capital leases                                                       48,039                     35,113

   Equipment installations in process                                                        1,612                      3,118
                                                                                   -----------------          -----------------

                                                                                           256,317                    238,167

   Less accumulated depreciation                                                           (96,684)                   (71,270)
                                                                                   -----------------          -----------------

                  Net property, plant and equipment                                        159,633                    166,897

Excess of cost over net assets acquired, less accumulated
   amortization of $42,060 and $33,523 at March 31, 1998 and 1997, respectively             74,556                     81,964

Other assets                                                                                15,606                     15,037
                                                                                   -----------------          -----------------

                  Total assets                                                        $    329,958                    333,975
                                                                                   =================          =================


See accompanying notes to consolidated financial statements.



                            ACG HOLDINGS, INC.
                        Consolidated Balance Sheets
                 (Dollars in thousands, except par values)

                                                                                                    March 31,
                                                                                   --------------------------------------------
                                                                                         1998                       1997
                                                                                   -----------------          -----------------


Liabilities and Stockholders' Deficit

Current liabilities:
   Current installments of long-term debt and capitalized leases                      $      9,131                     18,252

   Trade accounts payable                                                                   27,381                     29,364

   Accrued expenses                                                                         31,539                     30,037

   Income taxes                                                                                502                      1,022
                                                                                  -------------------         ------------------

        Total current liabilities                                                           68,553                     78,675

Long-term debt and capitalized leases, excluding current installments                      310,526                    294,057

Deferred income taxes                                                                        9,443                      8,713

Other liabilities                                                                           47,521                     28,848
                                                                                  -------------------         ------------------

        Total liabilities                                                                  436,043                    410,293

Stockholders' deficit:

   Common stock, voting, $.01 par value, 5,852,223 shares authorized,
      134,812 shares issued and outstanding at March 31, 1998 and
      123,889 shares issued and outstanding at March 31, 1997                                    1                          1

   Preferred Stock, $.01 par value, 5,750 shares authorized, 4,000 shares
      Series A convertible preferred stock issued and outstanding at
      March 31, 1997, $40,000,000 liquidation preference, 1,750 shares
      Series B convertible preferred stock issued and outstanding at
      March 31, 1997, $17,500,000 liquidation preference                                        --                         --

   Preferred Stock, $.01 par value, 15,823 shares authorized, 3,631 shares
       Series AA convertible preferred stock issued and outstanding at
       March 31, 1998, $40,000,000 liquidation  preference, 1,606 shares
       Series BB convertible preferred stock issued and outstanding at March
       31, 1998, $17,500,000 liquidation preference                                             --                         --

   Additional paid-in capital                                                               58,249                     57,499

   Accumulated deficit                                                                    (162,250)                  (132,228)

   Cumulative translation adjustment                                                        (2,000)                    (1,590)

   Unfunded pension liability                                                                  (85)                        --
                                                                                    -------------------        ------------------

        Total stockholders' deficit                                                        (106,085)                  (76,318)
                                                                                    -------------------        ------------------

Commitments and contingencies

        Total liabilities and stockholders' deficit                                   $     329,958                   333,975
                                                                                    ===================        ==================
See accompanying notes to consolidated financial statements.



                            ACG HOLDINGS, INC.
                   Consolidated Statements of Operations
                              (In thousands)


                                                                                           Year ended March 31,
                                                                        -------------------------------------------------------
                                                                            1998                  1997                 1996
                                                                        -----------           ------------         ------------
Sales                                                                   $   533,335              524,551             529,523

Cost of sales                                                               461,407              459,880             465,110
                                                                          ---------            ---------           ---------

     Gross profit                                                            71,928               64,671              64,413



Selling, general and administrative expenses                                 45,690               43,164              35,533

Amortization of goodwill                                                      8,537                8,254               8,631

Restructuring costs and other special charges                                 5,598                2,881               7,533
                                                                          ---------            ---------           ---------

     Operating income                                                        12,103               10,372              12,716
                                                                          ---------            ---------           ---------

Other expense (income):

   Interest expense                                                          38,956               36,289              32,688

   Interest income                                                            (143)                 (157)               (263)

   Nonrecurring charge related to terminated merger                              --                   --               1,534

   Other, net                                                                   412                  245                 188
                                                                          ---------            ---------           ---------

         Total other expense                                                 39,225               36,377              34,147
                                                                          ---------            ---------           ---------



     Loss from continuing operations before income
        taxes and extraordinary item                                        (27,122)             (26,005)            (21,431)


Income tax expense                                                           (2,106)              (2,591)             (4,874)
                                                                          ---------            ---------           ---------

     Loss from continuing operations before
        extraordinary item                                                  (29,228)             (28,596)            (26,305)


Discontinued operations:

          Loss from operations, net of tax                                       --               (1,557)             (1,364)

          Estimated (loss) on shut down and gain
             on SMI settlement, net of tax                                    (667)               (1,550)              2,868
                                                                          ---------            ---------           ---------

           Loss before extraordinary item                                  (29,895)              (31,703)            (24,801)

Loss on early extinguishment of debt, net of tax                                --                    --              (4,526)
                                                                          ---------            ---------           ---------

           Net  loss                                                  $    (29,895)              (31,703)            (29,327)
                                                                          =========            =========           =========





See accompanying notes to consolidated financial statements.



                            ACG HOLDINGS, INC.
             Consolidated Statements of Stockholders' Deficit
                              (In thousands)

                                          Series AA      Series A
                                            and BB         and B
                               Voting     Convertible   Convertible   Additional                  Cumulative    Unfunded
                               common     preferred      preferred     paid-in     Accumulated    translation    Pension
                               stock        stock          stock       capital       deficit      adjustment    Liability   Total
                               ------     -----------   -----------   ----------   -----------    -----------   ---------   -----
Balances, April 1, 1995        $    1          --            --         57,499       (71,198)       (1,272)         --     (14,970)

Change in cumulative
 translation adjustment -
 exchange rate fluctuations        --          --            --            --             --           (99)         --         (99)



Net loss                           --          --            --            --        (29,327)           --          --     (29,327)
                                ------      ------       -------        ------       -------        ------       ------    -------

Balances, March 31, 1996      $    1           --            --         57,499      (100,525)       (1,371)         --     (44,396)

Change in cumulative
 translation adjustment -
 exchange rate fluctuations        --          --            --            --             --          (219)         --        (219)



Net loss                           --          --            --            --        (31,703)           --          --     (31,703)
                                ------      ------       -------        ------       -------        ------       ------    -------

Balances, March 31, 1997      $    1           --            --         57,499      (132,228)       (1,590)         --     (76,318)

Change in cumulative
 translation adjustment -
 exchange rate fluctuations        --          --            --            --             --          (410)         --        (410)



Treasury stock                     --          --            --            --           (127)           --          --        (127)


Exercise of stock options          --          --            --            176            --            --          --         176


Executive stock compensation       --          --            --            574            --            --          --         574


Unfunded pension liability         --          --            --            --             --            --         (85)        (85)


Net loss                           --          --            --            --        (29,895)           --          --     (29,895)
                                ------      ------       -------        ------       -------        ------       ------    -------

Balances, March 31, 1998      $    1           --            --         58,249      (162,250)       (2,000)        (85)   (106,085)
                                ======      ======       =======        ======       =======        ======       ======    =======


See accompanying notes to consolidated financial statements.



                            ACG HOLDINGS, INC.
                   Consolidated Statements of Cash Flows
                              (In thousands)

                                                                                       Year ended March 31,
                                                                         ------------------------------------------------
                                                                              1998             1997             1996
                                                                         --------------    ------------    --------------
Cash flows from operating activities:

   Net loss                                                               $   (29,895)        (31,703)          (29,327)

Adjustments to reconcile net loss to cash provided (used) by operating activities:

Extraordinary item - non cash                                                      --              --            (1,912)

Other special charges - non cash                                                1,727           1,944             4,306

Depreciation                                                                   28,124          25,282             21,385

Depreciation and amortization related to SMC                                       --             251                932

Amortization of goodwill                                                        8,537           8,254              8,631

Amortization of other assets                                                    1,876           1,120                680

Amortization of deferred financing costs and bond premium                       2,292           1,784              1,469

Gain on shut down of SMI, net of tax                                               --              --             (1,480)

Loss on shut down                                                                 667           1,550                 --

(Gain) loss on disposals of property, plant and  equipment                        (37)              6                350

Deferred income tax expense                                                       930             911                595

Changes in assets and liabilities, net of effects of shut down of SMI and SMC and acquisition of the Medina Facility:


  (Increase) decrease in receivables                                           (9,079)         11,262            (12,870)

  (Increase) decrease in inventories                                           (1,122)          3,453             (1,744)

  (Decrease) increase in trade accounts payable                                (1,887)         (6,528)            11,571

  Increase (decrease) in accrued expenses                                       1,172           1,226                981

  (Decrease) increase in current income taxes payable                            (520)           (193)               195

  Increase (decrease)  in other liabilities                                    18,588           3,106             (2,722)

  Other                                                                        (2,748)          2,588             (5,227)
                                                                              -------         -------            -------

                        Total adjustments                                      48,520          56,016             25,140
                                                                              -------         -------            -------

Net cash provided (used) by operating activities                               18,625          24,313             (4,187)
                                                                              -------         -------            -------


See accompanying notes to consolidated financial statements.



                            ACG HOLDINGS, INC.
                   Consolidated Statements of Cash Flows
                              (In thousands)

                                                                                       Year ended March 31,
                                                                         ------------------------------------------------
                                                                              1998             1997             1996
                                                                         --------------    ------------    --------------
Cash flows from investing activities:

 Purchases of property, plant and equipment                                   (10,826)        (10,810)          (20,276)

 Proceeds from sales of property, plant and equipment                           1,067              63                36

 Medina acquisition                                                                --              --            (6,682)

 Proceeds from sale of NIS                                                         --              --             2,550

 Other                                                                           (265)           (250)              (64)
                                                                              -------         -------           -------

             Net cash used by investing activities                            (10,024)        (10,997)          (24,436)
                                                                              -------         -------           -------



Cash flows from financing activities:

    Debt:

      Proceeds                                                                 25,000           1,162           280,451

      Payments                                                                (24,899)        (10,374)         (242,970)

        Increase in deferred financing costs                                   (2,467)           (827)          (12,095)

        Repayment of capital lease obligations                                 (6,349)         (3,212)             (591)

      Other                                                                       128             (61)             (813)
                                                                              -------         -------           -------

              Net cash (used) provided by financing activities                 (8,587)        (13,312)           23,982
                                                                              -------         -------           -------


Effect of exchange rates on cash                                                  (14)             (4)                6
                                                                              -------         -------           -------

Decrease in cash                                                                    0               0            (4,635)

Cash:

   Beginning of period                                                              0               0             4,635
                                                                              -------         -------           -------

   End of period                                                             $      0               0                 0
                                                                              =======         =======           =======

Supplemental disclosure of cash flow information:

Cash paid for:

   Interest                                                                  $ 35,931          34,284            30,581

   Income taxes, net of refunds                                                 1,751           1,863             3,964

Exchange rate adjustment to long-term debt                                        (67)            (61)               53

Non cash investing activities:

   Lease obligations                                                         $ 12,887          26,957             7,746




See accompanying notes to consolidated financial statements.



                            ACG HOLDINGS, INC.

                Notes to Consolidated Financial Statements


(1)       Summary of Significant Accounting Policies

          ACG Holdings, Inc. ("Holdings"), together with its wholly-owned subsidiary, American Color Graphics, Inc. ("Graphics"), (collectively the "Company"), was formed in April 1989 under the name GBP Holdings, Inc. to effect the purchase of all the capital stock of GBP Industries, Inc. from its stockholders in a leveraged buyout transaction. In October 1989, GBP Holdings, Inc. changed its name to Sullivan Holdings, Inc. and GBP Industries, Inc. changed its name to Sullivan Graphics, Inc. Effective June 1993, Sullivan Holdings, Inc. changed its name to Sullivan Communications, Inc. Effective July 1997, Sullivan Communications, Inc. changed its name to ACG Holdings, Inc. and Sullivan Graphics, Inc. changed its name to American Color Graphics, Inc.

          On August 15, 1995, the Company completed a merger transaction with Shakopee Valley Printing Inc. ("Shakopee") (the "Shakopee Merger"). Shakopee was formed to effect the purchase of certain assets and assumption of certain liabilities of Shakopee Valley Printing, a Guy Gannett Communications division. On December 22, 1994, Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., and MSCP III 892 Investors, L.P. (collectively the "MSCP III Entities"), together with First Plaza Group Trust and Leeway & Co. purchased 35,000 shares of common stock of Shakopee. On December 22, 1994, pursuant to an Agreement for the Purchase of Assets between Guy Gannett Communications (the "Seller") and Shakopee (the "Buyer"), the Seller agreed to sell (effective at the close of business on December 22, 1994) certain assets and transfer certain liabilities of Shakopee Valley Printing to the Buyer for a total purchase price of approximately $42.6 million, primarily financed through the issuance of 35,000 shares of Common Stock and bank borrowings. Each of the MSCP III Entities is affiliated with Morgan Stanley Dean Witter & Co., the parent company of the general partner of the Company's majority stockholder. In addition, the other stockholders of Shakopee were also stockholders of the Company. See note 2 for a description of the specific terms of the Shakopee Merger.

          Holdings has no operations or significant assets other than its investment in Graphics. Holdings is dependent upon distributions from Graphics to fund its obligations. Under the terms of its debt agreements at March 31, 1998, Graphics' ability to pay dividends or lend to Holdings was either restricted or prohibited, except that Graphics may pay specified amounts to Holdings (i) to pay the repurchase price payable to any officer or employee (or their estates) of Holdings, Graphics or any of their respective subsidiaries in respect of their stock or options to purchase stock in Holdings upon the death, disability or termination of employment of such officers and employees (so long as no default, or event of default, as defined, has occurred under the terms of the Bank Credit Agreement and the Amended and restated Credit Agreement, as defined below, and provided the aggregate amount of all such repurchases does not exceed $2 million) and (ii) to fund the payment of Holdings' operating expenses incurred in the ordinary course of business, other corporate overhead costs and expenses (so long as the aggregate amount of such payments does not exceed $250,000 in any fiscal year) and Holdings' obligations pursuant to a tax sharing agreement with Graphics. A significant portion of Graphics' long-term obligations have been fully and unconditionally guaranteed by Holdings.

          The two business sectors of the commercial printing industry in which the Company operates are (i) printing and (ii) digital imaging and prepress services conducted by its American Color division.

                            ACG HOLDINGS, INC.

                Notes to Consolidated Financial Statements

          Significant accounting policies are as follows:

          (a)  Basis of Presentation

               The consolidated financial statements include the accounts of Holdings and all greater than 50% - owned subsidiaries which are consolidated under generally accepted accounting principles.

               All significant intercompany transactions and balances have been eliminated in consolidation.

               The Shakopee Merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests). The consolidated financial statements give retroactive effect to the merger of the Company and Shakopee and include the combined operations of the Company and Shakopee for the fiscal year ended March 31, 1995. Shakopee was not under common control until December 22, 1994, and, accordingly, the consolidated financial statements reflect Shakopee as under common control subsequent to such date.

               Earnings per share data has not been provided since Holdings' common stock is closely held.

          (b)  Revenue Recognition

               In accordance with trade practices of the printing industry, printing revenues are recognized upon the completion of production. Shipment of printed material generally occurs upon completion of this production process. Materials are printed to unique customer specifications and are not returnable. Credits relating to specification variances and other customer adjustments are not significant.

          (c)  Inventories

               Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market (net realizable value) (see note
               6).

          (d)  Property, Plant and Equipment

               Property, plant and equipment is stated at cost.
               Depreciation, which includes amortization of assets under capital leases, is based on the straight-line method over the estimated useful lives of the assets or the remaining terms of the leases.

          (e)  Excess of Cost Over Net Assets Acquired

               The excess of cost over net assets acquired (or "goodwill") is amortized on a straight-line basis over a range of 5 to 40 years for each of its principal business sectors. The carrying value of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the estimated undiscounted future cash flows of the assets acquired, the Company's carrying amount of the goodwill is reduced by the estimated shortfall of such cash flows. In addition, the Company assesses long-lived assets for impairment under Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FASB 121"). Under these rules, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when assets or circumstances exist that indicate the carrying amount of these assets may not be recoverable.

          (f)  Other Assets

               Financing costs related to the Bank Credit Agreement and Term Loan Facility (as defined herein) are deferred and amortized over the term of the respective agreements. Costs related to the Notes (as defined herein) are deferred and amortized over the ten-year term of the Notes.

               The covenants not to compete are amortized over the three and five year terms of the respective underlying agreements.

          (g)  Income Taxes

               Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

          (h)  Foreign Currency Translation

               The assets and liabilities of the Company's Canadian facility, which include interdivisional balances, are translated at year-end rates of exchange while revenue and expense items are translated at average rates for the year.

               Translation adjustments are recorded as a separate component of stockholders' deficit. Since the transactions of the Canadian facility are denominated in its functional currency and the interdivision accounts are of a long-term investment nature, no transaction adjustments are included in operations.

          (i)  Reclassifications

               Certain prior period amounts have been reclassified to conform with the most recent period presentation.

          (j)  Environmental

               Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future period revenue generation, are expensed. Environmental liabilities are provided when assessments and/or remedial efforts are probable and the related amounts can be reasonably estimated.

          (k)  Fair Value of Financial Instruments

               The Company discloses the estimated fair values of its financial instruments together with the related carrying amount. The Company is not a party to any financial instruments with material off-balance-sheet risk.

          (l)  Concentration of Credit Risk

               Financial instruments which subject the Company to credit risk consist primarily of trade accounts receivable. Concentration of credit risk with respect to trade accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base and their geographic dispersion. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

          (m)  Use of Estimates

               The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          (n)  Stock Based Compensation

               Effective April 1, 1997 the Company changed its method of accounting for stock based compensation plans from the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") to the fair value method established by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Application of the recognition provisions of SFAS 123 is prospective (restatement of prior periods is prohibited). The Company believes that including the fair value of compensation plans in determining net income is consistent with accounting for the cost of all other forms of compensation.

(2)       The Shakopee Merger

          On August 15, 1995, the Shakopee Merger was consummated and each outstanding share of the Common Stock of Shakopee was converted into one share of the New Common Stock of the Company and 1/20 of one share of Series B Preferred Stock of the Company. Also on August 15, 1995, concurrent with the Shakopee Merger, the Company also refinanced its then existing indebtedness (the "Refinancing") (see note 9).

          The Shakopee Merger was accounted for under the purchase method of accounting applying the provisions of Accounting Principles Board Opinion No. 16 ("APB 16"). The purchase price of $42.6 million, was allocated to the tangible assets and identifiable intangible assets and liabilities assumed based upon their respective fair values. The resulting excess of cost over net assets acquired was $12.2 million.

          The Shakopee Merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests), and accordingly the consolidated financial statements give retroactive effect to the Shakopee Merger and include the combined operations of Holdings and Shakopee subsequent to December 22, 1994.

(3)       The Medina Acquisition

          On March 12, 1996, Graphics acquired the assets of Gowe, Inc., a Medina, Ohio based regional printer of newspapers, T.V. books and retail advertising inserts and catalogs (the "Medina Facility"), for cash and assumption of certain liabilities of Gowe, Inc., pursuant to an Asset Purchase Agreement, among Graphics, Gowe, Inc. and ComCorp, Inc., the parent company of Gowe, Inc. (the "Medina Acquisition"). The Medina Acquisition was accounted for under the purchase method of accounting applying the provisions of APB 16. The Medina Facility's results of operations are included in the Company's consolidated financial statements subsequent to March 11, 1996.

          The Company's pro forma unaudited results of operations for the fiscal year ended March 31, 1996 ("Fiscal Year 1996"), assuming that the Medina Acquisition occurred as of April 1, 1995, were $561.6 million in sales, a $25.9 million loss from continuing operations before extraordinary item and a $28.9 million net loss.


(4)       Disposal of 51% Interest in National Inserting Systems, Inc.

          On March 11, 1996, the Company sold its 51% interest in National Inserting Systems, Inc. ("NIS") for approximately $2.5 million in cash and a note for approximately $0.2 million under the terms of a Stock Redemption Agreement between NIS and Graphics. This transaction resulted in a net gain on disposal of approximately $1.3 million, which is classified as other, net in the consolidated statement of operations. The proceeds of the sale were used to repay indebtedness under Graphics' Bank Credit Agreement (as defined herein).

(5)       Discontinued Operations

          SMC

          In February 1997, the Company made a strategic decision to shut down the operations of its wholly-owned subsidiary Sullivan Media Corporation ("SMC"). This resulted in an estimated net loss on shut down of approximately $1.5 million, which is net of zero income tax benefits. In the fiscal year ended March 31, 1998 ("Fiscal Year 1998") the Company recorded an additional $0.4 million estimated net loss on shutdown.

          The shut down of SMC has been accounted for as a discontinued operation, and accordingly, its operating results are segregated and reported as a discontinued operation in the accompanying consolidated statements of operations. The assets of SMC and any resulting gain or loss on the disposal of those assets, is immaterial to the results of operations and financial position of the Company.

          The condensed consolidated statements of operations relating to the discontinued SMC operation follows:

                                                               Year Ended March 31,
                                        ------------------------------------------------------------------

                                               1998                    1997                    1996
                                        ------------------      ------------------      ------------------
      Sales                             $             --                   9,786                   6,819


      Cost and expenses                               --                  11,343                   8,183
                                        ------------------      ------------------      ------------------

      Loss before income taxes                        --                 (1,557)                 (1,364)


      Income taxes                                    --                      --                      --
                                        ------------------      ------------------      ------------------

      Net loss                     $                  --                 (1,557)                 (1,364)
                                        ==================      ==================      ==================

SMI

In Fiscal Year 1996, the Company recognized settlement of the EPI Group Limited ("EPI") complaint naming Sullivan Marketing, Inc. ("SMI"), News America FSI, Inc. ("News America") and two packaged goods companies as defendants ("EPI Lawsuit") and reversed certain accruals related to the estimated loss on shut down of SMI. The resulting effect reflected in the Fiscal Year 1996 consolidated statement of operations was $2.9 million income in discontinued operations. In Fiscal Year 1998, the Company recorded an additional $0.3 million estimated net loss on shut down.

(6)       Inventories

          The components of inventories are as follows (in thousands):

                                                               March 31,
                                          -------------------------------------------------
                                                  1998                        1997
                                          ---------------------       ---------------------
           Paper                           $           9,161                      7,831

           Ink                                           227                        324

           Supplies and other                          1,407                      1,556
                                           --------------------        --------------------

                  Total                    $          10,795                      9,711
                                           ====================        ====================


          In the third quarter of Fiscal Year 1996, the Company changed to the FIFO method of accounting from the last-in, first-out
          ("LIFO") method of accounting as the principal method of accounting for inventories. The change results in a balance sheet which (1) reflects inventories at a value that more closely represents current costs which the Company believes are the primary concern of its constituents (bank lenders, financial markets, customers, trade creditors, etc.) and (2) enhances the comparability of the Company's financial statements by changing to the predominant method used by key competitors in the printing industry. The effect
          (approximately $0.8 million) of the change for the six months ended September 30, 1995 resulted in the retroactive restatement of the first and second quarters of Fiscal Year
          1996 of approximately $0.5 million and $0.3 million, respectively, as a decrease of cost of sales and a decrease to net loss.

(7)       Other Assets

          The components of other assets are as follows (in thousands):

                                                                                                     March 31,
                                                                                    -------------------------------------------
                                                                                           1998                      1997
                                                                                    ------------------       ------------------
         Deferred financing costs, less accumulated
           amortization of $5,185 in 1998 and $2,893
           in 1997                                                                   $         10,104                   9,996

         Spare parts inventory, net of valuation allowance
           of $100 in 1998 and 1997                                                             1,852                   1,699

         Other                                                                                  3,650                   3,342
                                                                                       --------------           -------------

                Total                                                                $         15,606                  15,037
                                                                                       ==============           =============

(8)       Accrued Expenses

          The components of accrued expenses are as follows (in thousands):


                                                                                                     March 31,
                                                                                    ---------------------------------------------

                                                                                           1998                      1997
                                                                                    ------------------       --------------------
         Compensation and related taxes                                         $              10,004                      9,206

         Employee benefits                                                                      8,755                      8,353

         Interest                                                                               5,028                      4,445

         Accrued costs related to shut down of SMC                                                163                      1,046

         Other                                                                                  7,589                      6,987
                                                                                    ------------------       --------------------

                Total                                                           $              31,539                     30,037
                                                                                    ==================       ====================

(9)       Notes Payable, Long-term Debt and Capitalized Leases

          Long-term debt is summarized as follows (in thousands):

                                                                                                       March 31,
                                                                                     ---------------------------------------------

                                                                                            1998                        1997
                                                                                     ------------------          -----------------
          Bank Credit Agreement:

                  Term Loan                                                          $          35,979                     47,088

                  Revolving Credit Facility Borrowings                                          29,257                     40,710
                                                                                     ------------------       --------------------

                                                                                                65,236                     87,798

          Term Loan Facility                                                                    25,000                         --


          12 3/4% Senior Subordinated Notes Due 2005                                           185,000                    185,000

          Capitalized leases                                                                    38,147                     31,607

          Other loans with varying maturities and
              interest rates                                                                     6,274                      7,904
                                                                                     ------------------       --------------------

                 Total long-term debt                                                          319,657                    312,309

          Less current installments                                                              9,131                     18,252
                                                                                     ------------------       --------------------

                 Long-term debt and capitalized leases,
                     excluding current installments                               $            310,526                    294,057
                                                                                     ==================       ====================


August 15, 1995 Refinancing

On August 15, 1995 the Company sold $185 million of 12 3/4% Senior Subordinated Notes Due 2005 (the "Notes"). Concurrently with the closing of the sale of the Notes, the Company entered into a series of transactions, (the "Refinancing," and together with the Shakopee Merger, the "Transactions") including the following: (i) the Company entered into a Credit Agreement with BT Commercial Corporation ("BTCC") (the "BTCC Agreement"), providing for a $75 million revolving credit facility maturing in 2000 (the "Revolving Credit Facility") and a $60 million amortizing term loan with a final maturity in 2000 (the "Term Loan"); (ii) the repayment of all $126.5 million of indebtedness outstanding under Graphics' old bank credit agreement (the "Old Bank Credit Agreement") (plus $2.3 million of accrued interest to the date of repayment); (iii) the redemption of all outstanding 15% Senior Subordinated Notes due 2000 ("the 15% Notes") at an aggregate redemption price of $105.6 million (plus $1.8 million of accrued interest to the redemption date); (iv) the repayment of all $24.6 million of indebtedness, including the Shakopee bank credit agreement, assumed in the Shakopee Merger (plus $0.1 million of accrued interest to the date of repayment) and (v) the payment of approximately $11.8 million of fees and expenses incurred in connection with the Transactions. As a result of the Transactions, the Company recorded an extraordinary loss related to early extinguishment of debt of $4.5 million, net of zero taxes. This extraordinary loss consisted primarily of the early redemption premium on the 15% Notes and the write-off of deferred financing costs related to refinanced indebtedness partially offset by the write-off of a bond premium associated with the 15% Notes.

The Notes bear interest at 12 3/4% and mature August 1, 2005. Interest on the Notes is payable semi-annually on February 1 and August 1. The Notes are redeemable at the option of Graphics in whole or in part after August 1, 2000 at 106.375% of the principal amount, declining to 100% of the principal amount, plus accrued interest, on or after August 1, 2002. Upon the occurrence of a change of control triggering event, as defined, each holder of a Note will have the right to require Graphics to repurchase all or any portion of such holder's Note at 101% of the principal amount thereof, plus accrued interest. The Notes are subordinate to all existing and future senior indebtedness, as defined, of Graphics, and are guaranteed on a senior subordinated basis by Holdings.

The BTCC Agreement as amended (the "Bank Credit Agreement"), required the Company to meet certain financial covenants which as of March 31, 1998 were met. The Bank Credit Agreement required prepayments in certain circumstances including: excess cash flows, proceeds from asset dispositions totaling prescribed levels, and changes in ownership. Borrowings under the Revolving Credit Facility were subject to a borrowing base requirement including accounts receivable and inventory. Graphics had outstanding borrowings under the Revolving Credit Facility of $29.3 million at March 31, 1998.

Interest under the Bank Credit Agreement was floating based on prevailing market rates . The weighted average rate on outstanding indebtedness under the Bank Credit Agreement at March 31, 1998 was 8.48%.

Holdings guaranteed Graphics' indebtedness under the Bank Credit Agreement, which guarantee was secured by a pledge of all of Graphics' and its subsidiaries' stock. In addition, borrowings under the Bank Credit Agreement were secured by substantially all of the assets of Graphics. Holdings was restricted under its guarantee of indebtedness under the Bank Credit Agreement from, among other things, entering into mergers, acquisitions, incurring additional debt, or paying cash dividends.


June 30, 1997 Term Loan Facility


On June 30, 1997, the Company entered into a $25 million term loan facility which included a $5 million participation by Morgan Stanley Senior Funding, Inc., a related party, which matures on March 31, 2001 (the "Term Loan Facility"). Net proceeds of approximately $23.5 million (after loan fees and other transaction costs) were received and used to reduce outstanding borrowings under the existing Revolving Credit Facility. Interest under the Term Loan Facility was floating based upon existing market rates plus agreed upon margin levels which escalated over the initial 24 months of the facility. The obligations under this facility were guaranteed on the same basis and by the same guarantors as the Company's Bank Credit Agreement although such guarantees were secured by second priority security interests in the tangible and intangible assets of the Company and such guarantors. Covenants under this agreement were substantially similar to, but in certain respects are more restrictive than, existing covenants under the Senior Subordinated Notes Indenture. Morgan Stanley Senior Funding, Inc. received transaction fees of approximately $0.3 million. In connection with the Term Loan Facility, the Company obtained amendments to the Bank Credit Agreement with respect to certain financial covenants and an amendment that decreased the Borrowing Base through March 30, 1998.

May 8, 1998 Refinancing

On May 8, 1998, the Company refinanced all outstanding indebtedness under the BTCC Agreement and the Term Loan Facility (see note 23 for a discussion of the terms of this refinancing transaction).

The amortization for total long-term debt and capitalized leases at March 31, 1998 as adjusted to reflect the scheduled payments due under the terms of the Company's senior debt structure as refinanced on May 8, 1998 (see note 23), is shown below (in thousands):

                                                             Long-Term                       Capitalized
        Fiscal year                                             Debt                            Leases
      ----------------------                           ---------------------           -----------------------
        1999                                           $             2,779             $               9,728

        2000                                                         3,278                             9,054

        2001                                                         7,152                             7,527

        2002                                                         6,980                             6,290

        2003                                                         7,835                             5,709

        Thereafter                                                 253,486                            13,077
                                                       ---------------------           -----------------------

            Total                                 $                281,510                            51,385
                                                       =====================

        Imputed interest                                                                            (13,238)
                                                                                       -----------------------

             Present value of minimum                                                 $
               lease payments                                                                         38,147
                                                                                       =======================

Capital leases have varying maturity dates and interest rates which generally approximate 9%-10%. The Company estimates that the carrying amounts of the Company's debt and other financial instruments approximate their fair values at March 31, 1998 and 1997.

(10)      Income Taxes

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts as measured by tax laws and regulations. Significant components of the Company's deferred tax liabilities and assets as of March 31, 1998 and 1997 are as follows (in thousands):

                                                                                                  March 31,
                                                                             ----------------------------------------------------

                                                                                     1998                           1997
                                                                             --------------------           ---------------------
        Deferred tax liabilities:

           Book over tax basis in fixed assets                               $           31,466                           31,402

           Foreign taxes                                                                  3,701                            2,505

           Accumulated amortization                                                         766                              483

           Other, net                                                                     4,594                            4,459
                                                                             --------------------            ---------------------

           Total deferred tax liabilities                                                40,527                           38,849

        Deferred tax assets:

           Bad debts                                                                        830                            2,197

           Accrued expenses and other liabilities                                        34,754                           24,953

           Accrued loss on discontinued operations                                          254                              722

           Net operating loss carryforwards                                              30,420                           30,515

           AMT credit carryforwards                                                       1,262                            1,262

           Cumulative translation adjustment                                                786                              625
                                                                             --------------------            ---------------------



           Total deferred tax assets                                                     68,306                           60,274

           Valuation allowance for deferred tax assets                                   37,222                           30,138
                                                                             --------------------            ---------------------

           Net deferred tax assets                                                       31,084                           30,136
                                                                             --------------------            ---------------------

        Net deferred tax liabilities                                        $             9,443                            8,713
                                                                             ====================            =====================


Management has evaluated the need for a valuation allowance and as such, a valuation allowance of $37.2 million has been recorded . The valuation allowance was increased by $7.1 million during the current fiscal year.

The components of income tax expense are as follows (in thousands):

                                                                     Year ended March 31,
                                                ---------------------------------------------------------------
                                                        1998                 1997                  1996
                                                -------------------- --------------------  --------------------
   Amount attributable to
      continuing operations                     $             2,106                2,591                 4,874

   Amount attributable to
      discontinued operations                                    --                   --                    75
                                                -------------------- --------------------  --------------------

        Total expense                         $               2,106                2,591                 4,949
                                                ==================== ====================  ====================



Income tax expense attributable to loss from continuing operations consists of (in thousands):

                                                                          Year ended March 31,
                                                     -------------------------------------------------------------
                                                             1998                  1997                1996
                                                     --------------------   ------------------- ------------------
       Current

          Federal                                    $                --                    --                689

          State                                                      230                   145                618

          Foreign                                                    946                 1,535              3,047
                                                     --------------------   ------------------- ------------------

           Total current                                           1,176                 1,680              4,354
                                                     --------------------   ------------------- ------------------



       Deferred

          Federal                                                   (108)                  354                513

          State                                                     (157)                  120                  7


          Foreign                                                  1,195                    437                 --
                                                     --------------------   ------------------- ------------------

           Total deferred                                            930                   911                520
                                                     --------------------   ------------------- ------------------



       Provision for income taxes                    $             2,106                 2,591              4,874
                                                     ====================   =================== ==================

The effective tax rates for Fiscal Year 1998, the fiscal year ending March 31, 1997 ("Fiscal Year 1997") and Fiscal Year 1996 were (7.8%), (10.0%), and (22.7%), respectively. The difference between these effective rates relating to continuing operations and the statutory federal income tax rate is composed of the following items:

                                                                               Year ended March 31,
                                                      ----------------------------------------------------------------------
                                                             1998                       1997                     1996
                                                      -------------------       --------------------      ------------------
        Statutory tax rate                                   35.0%                      35.0%                   35.0%

        State income taxes, less
           federal tax impact                                (0.2)                      (0.7)                   (1.9)

        Foreign taxes, less Federal
           tax impact                                        (5.2)                      (5.0)                   (9.4)

        Amortization                                         (9.9)                     (11.9)                  (16.1)

        Change in valuation
           allowance                                        (24.1)                     (28.3)                  (26.7)

        Other, net                                           (3.4)                       0.9                    (3.6)
                                                      -------------------       --------------------      ------------------

        Effective income tax rate                            (7.8)%                    (10.0)%                 (22.7)%
                                                      ===================       ====================      ==================

As of March 31, 1998, the Company had available net operating loss carryforwards ("NOL's") for state purposes of $63.1 million which can be used to offset future state taxable income. If these NOL's are not utilized, they will begin to expire in 1999 and will be totally expired in 2013.

As of March 31, 1998, the Company had available NOL's for federal purposes of $79.7 million which can be used to offset future federal taxable income. If these NOL's are not utilized, they will begin to expire in 2006 and will be totally expired in 2013.

The Company also had available an alternative minimum tax credit carryforward of $1.3 million which can be used to offset future taxes in years in which the alternative minimum tax does not apply. This credit can be carried forward indefinitely.

The Company has alternative minimum tax NOL's in the amount of $60.3 million which will begin to expire in 2007 and will be completely expired in 2013.

(11)      Pension Plans

          The Company sponsors defined benefit pension plans covering full-time employees of the Company who had at least one year of service at December 31, 1994. Benefits under these plans generally are based upon the employee's years of service and, in the case of salaried employees, compensation during the years immediately preceding retirement. The Company's general funding policy is to contribute amounts within the annually calculated actuarial range allowable as a deduction for federal income tax purposes. The plans' assets are maintained by trustees in separately managed portfolios consisting primarily of equity securities, bonds and guaranteed investment contracts.

          In October 1994, the Board of Directors approved an amendment to the Company's defined benefit pension plans which resulted in the freezing of additional defined benefits for future services under the plans effective January 1, 1995.

          Total net periodic pension expense and its components for these plans during the periods indicated is as follows (in thousands):

                                                                 Year ended March 31,
                                            -----------------------------------------------------------------
                                                    1998                  1997                  1996
                                            --------------------  --------------------  ---------------------
       Service cost                         $               499                   446                    318

       Interest cost                                      3,533                 3,546                  3,428

       Actual return on assets                           (6,046)               (4,349)                (6,404)

       Net amortization and deferral                      2,071                   725                  3,076
                                            --------------------  --------------------  ---------------------

       Total pension expense                 $               57                   368                    418
                                            ====================  ====================  =====================


Funded status of the four plans sponsored by the Company is as follows (in thousands):

                                                                                                       March 31,
                                                                                       -----------------------------------------
                                                                                               1998                     1997
                                                                                       --------------------         ------------
          Actuarial present value of accumulated benefit obligations:

                   Vested                                                              $             52,759                 47,756

                   Non-Vested                                                                           179                    829
                                                                                             ---------------         --------------

                                                                                       $             52,938                 48,585
                                                                                             ===============         ==============


                                                                                                       March 31,
                                                                                       -----------------------------------------
                                                                                               1998                      1997
                                                                                       --------------------         ------------

          Projected benefit obligations                                                $             52,938                 48,585

          Plan assets on deposit with trustees at fair value                                         45,306                 41,436
                                                                                             ---------------         --------------

          Projected benefit obligations in excess of plan assets                                    (7,632)                (7,149)

          Unrecognized:

            Net gain                                                                                (2,142)                (3,146)

            Prior Service Cost                                                                        (627)                  (784)
                                                                                             ---------------         --------------

          Pension liability recognized in consolidated balance sheets                  $           (10,401)               (11,079)
                                                                                             ===============         ==============


The above pension liability balance is recorded in the consolidated balance sheets as follows (in thousands):


                                                                                      March 31,
                                                                  --------------------------------------------------

                                                                           1998                        1997
                                                                  ----------------------       ---------------------
           Accrued expenses - employee benefits                   $                938                         771

           Other liabilities                                                     9,463                      10,308
                                                                  ----------------------       ---------------------

                                                                  $             10,401                      11,079
                                                                  ======================       =====================


The pension liability at March 31, 1998 and 1997 reflects the impact of changes in certain assumptions effective during such times as follows:



                                                                                          March 31,
                                                          ---------------------------------------------------------------------

                                                                  1998                     1997                    1996
                                                          ---------------------    --------------------    --------------------
          Discount rate:

              Pension expense                                            7.75%                7.50%                8.75%

              Funded status                                              7.25%                7.75%                7.50%

          Rate of increase in compensation levels                         N/A                  N/A                  N/A


          The expected long-term rate of return on plan assets was 9.25% in the Fiscal Years 1998, 1997 and 1996.

(12)      Other Postretirement Benefits

          The Company provides certain other postretirement benefits for employees, primarily life and health insurance. Full-time employees who have attained age 55 and have at least five years of service are entitled to postretirement health care and life insurance coverage. Postretirement life insurance coverage is provided at no cost to eligible retirees. Special cost sharing arrangements for health care coverage are available to employees whose age plus years of service at the date of retirement equals or exceeds 85 ("Rule of 85"). Any eligible retiree not meeting the Rule of 85 must pay 100% of the required health care insurance premium.

          Effective January 1, 1995, the Company amended the health care plan changing the health care benefit for all employees retiring on or after January 1, 2000. This amendment had the effect of reducing the accumulated postretirement benefit obligation by approximately $3 million. This reduction is reflected as unrecognized prior service cost and is being amortized on a straight line basis over 15.6 years, the average remaining years of service to full eligibility of active plan participants at the date of the amendment.

          The following table sets forth the plan's funded status, reconciled with amounts recognized in the Company's consolidated balance sheets at March 31, 1998 and 1997 (in thousands):

                                                                                           March 31,
                                                                       --------------------------------------------------
                                                                               1998                         1997
                                                                       --------------------         ---------------------
          Accumulated postretirement benefit obligation:



             Retirees                                                 $             2,506                         2,371

             Active plan participants                                               1,260                         1,022
                                                                       --------------------         ---------------------

             Total                                                                  3,766                         3,393

          Plan assets at fair value                                                    --                            --
                                                                       --------------------         ---------------------

          Accumulated postretirement benefit obligation in
             excess of plan assets                                                  3,766                         3,393

          Unrecognized prior service cost                                           2,391                         2,584

          Unrecognized net gain                                                     1,145                         1,694
                                                                       --------------------         ---------------------

          Accrued postretirement benefit cost                         $             7,302                         7,671
                                                                       ====================         =====================



          The estimated current portion of the above accrued postretirement benefit cost is $0.3 million and is included in accrued expenses in the accompanying consolidated balance sheet at March 31, 1998. The remaining $7.0 million is included in the other liabilities section of the consolidated balance sheet.

          Net periodic postretirement benefit cost for the periods indicated included the following components (in thousands):


                                                                                        Year ended March 31,
                                                                -------------------------------------------------------------------
                                                                        1998                     1997                  1996
                                                                --------------------     --------------------   -------------------
    Service cost attributed to service during the period        $                46                       40                    35

    Interest cost in accumulated postretirement benefit
      obligation                                                                266                      250                   317

    Amortization of net gain from earlier periods                               (79)                     (92)                  (67)

    Amortization of prior service cost                                         (194)                    (194)                 (194)
                                                                --------------------     --------------------   -------------------

    Net periodic postretirement benefit cost                    $                39                        4                    91
                                                                ====================     ====================   ===================


          The significant assumptions used in determining postretirement benefit cost and the accumulated postretirement benefit obligation were as follows:



                                                                    March 31,
                                   -------------------------------------------------------------------------

                                           1998                       1997                      1996
                                   ---------------------      --------------------      --------------------
     Discount rate - expense                      7.75%                  7.50%                  8.75%

     Discount rate - APBO                         7.25%                  7.75%                  7.50%



          The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation at March 31, 1998 was 9.95% gradually declining to 5.75% in the year 2005 and forward. The effect of a one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of March 31, 1998 by approximately 8%, and the aggregate of the service and interest cost components of net annual postretirement benefit cost by approximately 8%.

          Supplemental Executive Retirement Plan

          In October 1994, the Board of Directors approved a new Supplemental Executive Retirement Plan ("SERP"), which is a defined benefit plan, for certain key executives. Such benefits will be paid from the Company's assets. The unfunded accumulated benefit obligation under this plan is approximately $2.1 million.

(13)      401(k) Defined Contribution Plan

          Effective January 1, 1995, the Company amended its 401(k) defined contribution plan. Eligible participants may contribute up to 15% of their annual compensation subject to maximum amounts established by the Internal Revenue Service and receive a matching employer contribution on amounts contributed. The employer matching contribution is made bi-weekly and equals 2% of annual compensation for all plan participants plus 50% of the first 6% of annual compensation contributed to the plan by each employee, subject to maximum amounts established by the Internal Revenue Service. The Company's contribution under this Plan amounted to $3.3 million during Fiscal Year 1998, $3.4 million during Fiscal Year 1997 and $2.8 million during the Fiscal Year 1996.

(14)      Capital Stock

          Effective January 16, 1998, the Company amended and restated its Certificate of Incorporation and approved a recapitalization plan resulting in the conversion of Series A and Series B convertible preferred stock (the "Previously Issued Preferred Stock") into Series AA and Series BB convertible Preferred Stock collectively, ("Preferred Stock"). At March 31, 1998, capital stock consists of Holdings Common Stock ("Common Stock") and Preferred Stock. The Preferred Stock has rights on preferences substantially the same as the Previously Issued Preferred Stock. Each share of Common Stock is entitled to one vote on each matter common shareholders are entitled to vote on. The Preferred Stock has no voting rights. Dividends on the Common Stock and Preferred Stock are discretionary by the Board of Directors. Upon the occurrence of a Liquidation Event (as defined in the amended and restated Certificate of Incorporation), all amounts available for payment or distribution shall first be paid to holders of Series BB preferred stock, then holders of Series AA preferred stock and then to holders of Common Stock. Each share of the Preferred Stock may be converted, at the option of the holder, into shares of Common Stock using conversion ratios and subject to conditions set forth in the Company's Certificate of Incorporation.

(15)      Stock Option Plans

          Effective April 1, 1997 the Company changed its method of accounting for stock based compensation plans from the intrinsic value method of APB 25 to the fair value method established by SFAS 123. Application of the recognition provisions of SFAS 123 is prospective (restatement of prior periods is prohibited). However, SFAS 123 pro forma information for prior years is required. The effects of applying SFAS 123 for either recognizing compensation expense or providing pro forma disclosures are not likely to be representative of the effects on future years.

          Common Stock Option Plan

          In 1993, the Company established the ACG Holdings, Inc. Common Stock Option Plan. This plan, as amended, (the "1993 Common Stock Option Plan") is administered by a committee of the Board of Directors (the "Committee") and provides for granting up to 20,841 shares of Common Stock. On January 16, 1998, the Company established another common stock option plan (the "1998 Common Stock Option Plan"). This plan is administered by the Committee and provides for granting up to 36,939 shares of Common Stock. The 1993 Common Stock Option Plan and the 1998 Common Stock Option Plan are collectively referred to as the "Common Stock Option Plans". Stock options may be granted under the Common Stock Option Plans to officers and other key employees of the Company (the "Participants") at the exercise price per share of Common Stock, as determined at the time of grant by the Committee in its sole discretion. All options are 25% exercisable on the first anniversary date of a grant and vest in additional 25% increments on each of the next three anniversary dates of each grant. All options expire 10 years from date of grant.

          A summary of activity under the Common Stock Option Plans is as follows:
                                                             Options
                                                          --------------

          Outstanding at April 1, 1995                           15,264

             Granted                                              2,497
             Exercised                                               --
             Canceled                                            (1,262)
                                                            -------------

          Outstanding at March 31, 1996                          16,499

             Granted                                              6,015
             Exercised                                               --
             Canceled                                            (3,108)
                                                            -------------

          Outstanding at March 31, 1997                          19,406
             Granted                                             30,014
             Exercised                                          (11,774)
             Canceled                                              (105)
                                                            -------------

          Outstanding at March 31, 1998                          37,541
                                                            =============



         During Fiscal Year 1998, certain common stock option agreements were modified to reprice options previously granted with a $50 exercise price to a $.01 exercise price. Based upon the Board of Directors determination, the new exercise price was not less than the fair market value of such options. Additionally, the options granted in Fiscal Year 1998 were with a $.01 exercise price. The weighted average fair value of options granted at the grant date was $0 for fiscal years ending March 31, 1998, 1997 and 1996. The weighted average remaining contractual life of the options outstanding at March 31, 1998, 1997 and 1996, is 8.5 years, 7.6 years and 7.9 years, respectively. Of the options outstanding; 1,147, 9,004 and 5,507 were exercisable at March 31, 1998, 1997 and 1996, respectively. A total of 8,466 shares of Holdings Common Stock were reserved for issuance, but not granted under the Common Stock Option Plans at March 31, 1998. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for Fiscal Year 1998 and Fiscal Year 1997, respectively: risk-free interest rates of 5.5% and 6.5%; no annual dividend yield; volatility factors of 0; and an expected option life of 5 years.

         For the purposes of Fiscal Year 1997 and Fiscal Year 1996 SFAS 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Because the fair value of the Company's options equals $0, earnings were the same for Fiscal Year 1997 and Fiscal Year 1996 under both APB 25 and SFAS 123.

         Preferred Stock Option Plan

         In Fiscal Year 1998, the Company established the ACG Holdings, Inc. Preferred Stock Option Plan (the "Preferred Stock Option Plan"). This plan is administered by the Committee and provides for granting up to 583 shares of Holdings Preferred Stock ("Preferred Stock"). Stock options may be granted under this Preferred Stock Option Plan to officers and other key employees of the Company at the exercise price per share of Preferred Stock, as determined at the time of grant by the Committee in its sole discretion. All options are fully vested and are 100% exercisable at the date of grant. All options expire 10 years from date of grant.

         A summary of the Preferred Stock Option Plan is as follows:


                                                         Options
                                                      -------------

   Outstanding at March 31, 1997                              --

      Granted                                                526

      Exercised                                               --

      Canceled                                                --
                                                        ----------

   Outstanding at March 31, 1998                             526
                                                        ==========

         All options were granted with a $1,909 exercise price. The weighted average fair value of options granted at the grant date was $1,091 for Fiscal Year 1998. The weighted average remaining contractual life of the options outstanding at March 31, 1998 is
         9.8 years. The fair value for these options was estimated at the date of grant using a Black- Scholes option pricing model with the following weighted average assumptions for Fiscal Year 1998: risk free interest rate of 5.5%; no annual dividend yield; volatility factors of 0; and an expected option life of 2 years. All of the options outstanding were exercisable at March 31, 1998. A total of 57 shares of Holdings Preferred Stock were reserved for issuance, but not granted under the Preferred Stock Option Plan at March 31, 1998.

         The Company recognized $0.6 million of related compensation expense within Fiscal Year 1998 selling, general and administrative expenses as a result of the SFAS 123 requirements.

(16)     Commitments and Contingencies

         The Company incurred rent expense for Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996 of $6.4 million, $5.4 million and $4.9 million, respectively, under various operating leases. Future minimum rental commitments under existing operating lease arrangements at March 31, 1998 are as follows (in thousands):


           Fiscal Year
           -----------

           1999                             $           6,824

           2000                                         6,152

           2001                                         4,786

           2002                                         2,667

           2003                                         1,377


           Thereafter                                   4,995
                                              -----------------

                 Total                      $          26,801
                                              =================

         The Company has employment agreements with two of its principal officers and five other employees. Such agreements provide for minimum salary levels as well as for incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at March 31, 1998, excluding bonuses, was approximately $3.3 million.

         On December 21, 1989, Graphics sold CPS, its ink manufacturing operations and facilities. Graphics remains contingently liable under $2.7 million of industrial revenue bonds assumed by CPS.
         CPS assumed these liabilities and has agreed to indemnify Graphics for any resulting obligation and has also provided an irrevocable letter of credit in favor of the holders of such bonds. Accordingly, management believes that any obligation of Graphics under this contingency is unlikely.

         Concurrent with the sale of its ink manufacturing facility, Graphics entered into a long-term ink supply contract with CPS. The supply contract requires Graphics to purchase a significant portion of its ink requirements, within certain limitations and minimums, from CPS. Graphics believes that prices for products under this contract approximate market prices at the time of purchase of such products.

         In the quarter ending December 31, 1997, the Company entered into multi-year contracts to purchase a portion of the Company's raw materials to be used in its normal operations. In connection with such purchase agreements, pricing for a portion of the Company's raw materials is adjusted for certain movements in market prices, changes in raw material costs and other specific price increases. The Company is deferring certain contractual provisions over the life of the contracts which are being recognized as the purchase commitments are achieved. The amount deferred at March 31, 1998 is $19.2 million and is included within other liabilities in the Company's consolidated balance sheet .

         Graphics, together with over 300 other persons, has been designated by the U.S. Environmental Protection Agency as a potentially responsible party (a "PRP") under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA", also known as "Superfund") at one Superfund site. Although liability under CERCLA may be imposed on a joint and several basis and the Company's ultimate liability is not precisely determinable, the PRPs have agreed that Graphics' share of removal costs is 0.46% and therefore Graphics believes that its share of the anticipated remediation costs at such site will not be material to its business or financial condition. Based upon an analysis of Graphics' volumetric share of waste contributed to the site and the agreement among the PRPs, the Company has a reserve of approximately $0.1 million in connection with this liability on its consolidated balance sheet at March 31, 1998. The Company believes this amount is adequate to cover such liability.

         The Company has been named as a defendant in several legal actions arising from its normal business activities. In the opinion of management, any liability that may arise from such actions will not have a material adverse effect on the consolidated financial statements of the Company.

(17)     Significant Customers

         No single customer represented 10% or more of total sales in the fiscal year ended March 31, 1998 and 1997. Sales to Best Buy Co. for Fiscal Year 1996 amounted to approximately 12.7% of the Company's consolidated sales. Receivables outstanding from these sales were approximately $5.9 million at March 31, 1996.

(18)     Interim Financial Information (Unaudited)

         Quarterly financial information follows (in thousands):


                                                            (a)
                                                            SMC
                                     Quarter as        Discontinued        Revised
                                       Issued           Operations         Quarter
                                    ---------------   ---------------   --------------
Fiscal Year 1998:
    Quarter Ended June 30, 1997:
       Net Sales                       $ 126,128                --           126,128
       Gross Profit                    $  17,028                --            17,028
       Net Loss                        $  (4,950)               --            (4,950)

    Quarter Ended September 30, 1997:
       Net Sales                         135,609                --           135,609
       Gross Profit                       17,863                --            17,863
       Net Loss                           (6,404)               --            (6,404)

    Quarter Ended December 31, 1997:
       Net Sales                         145,748                --           145,748
       Gross Profit                       20,370                --            20,370
       Net Loss                           (2,285)               --            (2,285)

    Quarter Ended March 31, 1998:
       Net Sales                         125,850                --           125,850
       Gross Profit                       16,667                --            16,667
       Net Loss                          (16,256)               --           (16,256)

Totals:
       Net Sales                       $ 533,335                --           533,335
       Gross Profit                    $  71,928                --            71,928
       Net Loss                        $ (29,895)               --           (29,895)

Fiscal Year 1997:

    Quarter Ended June 30, 1996:
       Net Sales                       $ 139,704            (1,603)          138,101
       Gross Profit                    $  15,393              (624)           14,769
       Net Loss                        $  (7,604)               --            (7,604)

    Quarter Ended September 30, 1996:
       Net Sales                        138,495             (2,705)          135,790
       Gross Profit                      17,490             (1,167)           16,323
       Net Loss                          (7,548)                --            (7,548)

    Quarter Ended December 31, 1996:
       Net Sales                        136,472             (1,153)          135,319
       Gross Profit                      19,719               (159)           19,560
       Net Income                        (4,339)                --            (4,339)

    Quarter Ended March 31, 1997:
       Net Sales                        119,666             (4,325)          115,341
       Gross Profit                      15,915             (1,896)           14,019
       Net Loss                         (12,212)                --           (12,212)

Totals:
      Net Sales                       $ 534,337             (9,786)          524,551
      Gross Profit                    $  68,517             (3,846)           64,671
      Net Loss                        $ (31,703)                --           (31,703)


(a) In February 1997, the Company shut down the operations of its wholly-owned subsidiary SMC. The resulting effect of this change is a retroactive restatement of Fiscal Year 1997, reclassifying SMC's results of operations to Discontinued Operations (see note 5).

(19)     Restructuring Costs and Other Special Charges

         Restructuring Costs:
         Printing In January 1998, the Company approved a plan for its printing division which was designed to improve responsiveness to customer requirements, increase asset utilization and reduce overhead costs. The cost of this plan is being accounted for in accordance with the guidance set forth in Emerging Issues Task Force Issue 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). The pretax costs of $3.9 million which were incurred as a direct result of this plan (excluding other special charges related to asset write-offs and write-downs - see below) includes $3.3 million of employee termination costs and $0.6 million of relocation and other transition expenses. This restructuring charge was recorded in the quarter March 31, 1998. The majority of these costs will be paid or settled before March 31, 1999.

         American Color In April 1995, the Company implemented a plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness, and provide increased growth in the digital imaging and prepress services business. The cost of this plan was accounted for in accordance with the guidance set forth in EITF 94-3. The pretax costs of $5 million which were incurred as a part of this plan (excluding other special charges related to asset write-offs and write-downs - see below) represent employee termination, goodwill write-down and other related costs that were incurred as a direct result of the plan. Approximately $0.9 million of restructuring costs primarily related to relocation expenses were recognized in Fiscal Year 1997. In Fiscal Year 1996 the Company recognized $4.1 million of such restructuring charges, which included $0.9 million of goodwill write-down related to certain facilities that were either shut down or relocated in conjunction with the American Color restructuring and $3.2 million primarily for severance and other personnel related costs.

         Other Special Charges:
         During the quarter ended March 31, 1998, the Company recorded special charges totaling $1.7 million to adjust the carrying values of idle, disposed and under-performing assets of the Company's printing sector to estimated fair values. The provision was based on a review of Company long-lived assets in accordance with FASB 121. Fair value was based on the Company's estimate of held and used and idle assets based on current market conditions using the best information available.

         During Fiscal Year 1997 and Fiscal Year 1996, the Company recorded special charges totaling $1.9 million and $3.4 million, respectively, for impaired long-lived assets and to adjust the carrying values of idle, disposed and under performing assets to estimated fair values. The provisions were based on a review of long-lived assets in connection with the adoption of FASB 121. Of the Fiscal Year 1997 total long-lived assets that were adjusted based on being idle, disposed of or under performing, approximately $0.4 million and $1.5 million related to the printing and American Color sectors, respectively. Fair value was based on the Company's estimate of held and used and idle assets based on current market conditions using the best information available. Approximately $2 million of the Fiscal Year 1996 total related to the printing sector's long-lived assets, respectively that were adjusted based on being idle, disposed of or under performing. The remaining $1.4 million of the Fiscal Year 1996 total related to the American Color sector. The estimated undiscounted future cash flows attributable to certain American Color division identifiable long-lived assets held and used was less than their carrying value principally as a result of high levels of ongoing technological change. The methodology used to assess the recoverability of the American Color sector long-lived assets involved projecting aggregate cash flows. Based on this evaluation, the Company determined in Fiscal Year 1996 that long-lived assets with a carrying amount of $2.2 million were impaired and such assets were then written down by $1.4 million to their fair value. Fair value was based on Company estimates and appraisals.

         These special charges are classified within restructuring costs and other special charges in the consolidated statements of operations.

(20)     Non-recurring Charge Related to Terminated Merger

         The Company recognized $1.5 million of expenses related to a terminated merger in Fiscal Year 1996.

(21)     Non-recurring Charge Related to Resignation of Former Chief Executive
         Officer

         A non-recurring charge of $1.9 million relating to the resignation of the Company's former Chief Executive Officer was recorded in Fiscal Year 1997, and is classified as a selling, general and administrative expense. Payments under the related agreement continue through 2001, subject to certain requirements.

(22)     Summarized Financial Information of American Color Graphics, Inc.

         Summary financial information for Holdings' wholly-owned subsidiary, American Color Graphics, Inc., is as follows (in thousands):



                                                                         March 31,
                                                      ------------------------------------------------

                                                              1998                       1997
                                                      ---------------------      ---------------------
       Balance sheet data:

       Current assets                                 $            80,163                     70,077

       Noncurrent assets                                          249,795                    263,898

       Current liabilities                                         69,176                     78,675

       Noncurrent liabilities                                     367,490                    331,618




                                                                        Year ended March 31,
                                                  ----------------------------------------------------------------

                                                          1998                   1997                  1996
                                                  ---------------------   -------------------   ------------------
      Statement of operations data:

      Sales                                      $             533,335               524,551              529,523

      Operating income                                          12,103                10,372               12,716

      Net loss                                                 (29,895)              (31,703)             (29,327)


(23)      Subsequent Events

          On May 8, 1998, the Company completed a refinancing transaction which included the following: (1) the Company entered into a $145 million credit facility with Bankers Trust Company, Morgan Stanley Senior Funding, Inc., General Electric Capital Corporation and a syndicate of lenders (the "Amended and Restated Credit Agreement") providing for a $70 million revolving credit facility which is not subject to a borrowing base limitation (the "New Revolving Credit Facility") maturing on March 31, 2004, a $25 million amortizing term loan facility maturing on March 31, 2004 (the "A Term Loan Facility") and a $50 million amortizing term loan facility maturing on March 31, 2005 (the "B Term Loan Facility"); (2) the repayment of all $57.0 million of indebtedness outstanding under the existing Bank Credit Agreement ($65.2 million was outstanding at March 31, 1998) (plus $0.4 million of accrued interest to the date of repayment); (3) the repayment of all $25.0 million of indebtedness outstanding under the existing Term Loan Facility (plus $0.6 million of accrued interest to the date of repayment) and (4) the payment of approximately $2.2 million in fees and expenses associated with the refinancing transaction. In addition, the Company will record an extraordinary loss related to early extinguishment of debt of $4.0 million, net of taxes associated with the write-off of refinanced indebtedness deferred financing costs in the first quarter of the fiscal year ending March 31, 1999.

          Interest under the Amended and Restated Credit Agreement is floating based upon existing market rates plus agreed upon margin levels. In addition, the Company is obligated to pay specific commitment and letter of credit fees. Such margin levels and fees reduce over the term of the agreement subject to the achievement of certain Leverage Ratio measures.

          Borrowings under the Amended and Restated Credit Agreement are secured by substantially all of the Company's assets. In addition, Holdings has guaranteed the indebtedness under the Amended and Restated Credit Agreement, which guarantee is secured by a pledge of all of Graphics' and its subsidiaries' stock. The new agreement (1) requires satisfaction of certain financial covenants including Minimum Consolidated EBITDA, Consolidated Interest Coverage Ratio and Leverage Ratio requirements, (2) requires prepayments in certain circumstances including excess cash flows, proceeds from asset dispositions in excess of prescribed levels and certain capital structure transactions and
          (3) contains various restrictions and limitations on the following items: (a) the level of capital spending, (b) the incurrence of additional indebtedness, (c) mergers, acquisitions, investments and similar transactions and (d) dividends and other distributions. In addition, the agreement includes various other customary affirmative and negative covenants. Graphics' ability to pay dividends or lend funds to Holdings is restricted substantially to the same extent as under the Bank Credit Agreement (see note 1 for a discussion of those restrictions).


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          None.


                                 PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS

The following table provides certain information about each of the current directors and executive officers of Holdings and Graphics (ages as of March 31, 1998). All directors hold office until their successors are duly elected and qualified.

    Name                      Age    Position with Graphics and Holdings
    ----                      ---    -----------------------------------

    Stephen M. Dyott          46     Chairman, President, Chief Executive
                                     Officer and Director
    Michael M. Janson         49     Director
    Eric T. Fry               31     Director
    Joseph M. Milano          45     Executive Vice President and Chief
                                     Financial Officer
    Malcolm J. Anderson       59     Executive Vice President Operations of
                                     Graphics
    Terrence M. Ray           45     President/Chief Operating Officer of
                                     American Color
    Timothy M. Davis          43     Senior Vice President-Administration,
                                     Secretary and General Counsel
    Patrick W. Kellick        40     Senior Vice President/Corporate
                                     Controller and Assistant Secretary

Stephen M. Dyott - Chairman and Chief Executive Officer of Graphics and Holdings since September 1996; President of Holdings since February 1995; Director of Graphics and Holdings since September 1994; Chief Operating Officer of Holdings from February 1995 to September 1996 and Chief Operating Officer of Graphics from 1991 to September 1996; President of Graphics since 1991; Vice President and General Manager - Flexible Packaging, American National Can Company ("ANCC") from 1988 to 1991; Vice President and General Manager - Tube Packaging, ANCC from 1985 to 1987.

Michael M. Janson - Director of Holdings and Graphics since February 1998; Managing Director of the general partner of Morgan Stanley Capital Partners ("MSCP") and of Morgan Stanley Dean Witter & Co. ("MWD"); 1987 joined Morgan Stanley & Co., Incorporated ("MS&Co."); 1997 joined the Private Equity Group of MWD; Managing Director in MS&Co.'s High Yield Capital Markets Department before joining the Private Equity Group; Director of Jefferson Smurfit Corporation and Renaissance Media Group.

Eric T. Fry - Director of Graphics and Holdings since March 1996. Vice President of the general partner of MSCP and MWD. Joined MS&Co. in 1989, initially in the Mergers and Acquisitions Department and from 1991 to 1992 in the Private Equity Group. From 1992 to 1994 attended Harvard Business School and received an MBA. Rejoined MS&Co.'s Private Equity Group in 1994. Director of Enterprise Reinsurance Holdings Corporation, Vanguard Health Systems, Inc. and LifeTrust America, L.L.C.

Joseph M. Milano - Executive Vice President and Chief Financial Officer of Holdings and Graphics from 1997 to 1998; Senior Vice President and Chief Financial Officer of Holdings and Graphics from 1994 to 1997; Vice President - Finance of Holdings and Graphics from 1992 to 1994; Vice President and Chief Financial Officer, Farrel Corporation, 1989 to 1992; Vice President and Chief Financial Officer, Electronic Mail Corporation of America from 1984 to 1988.

Malcolm J. Anderson - Executive Vice President Operations of Graphics since 1996; Senior Vice President Operations of Graphics from 1993 to 1996; President, Plastic Products Division of Kerr Group, Inc. from 1989 to 1993; Vice President Manufacturing - Flexible Packing, American National Can Company from 1982 to 1989; Vice President, Eastern Division General Manager of Sinclair and Valentine Ink Company from 1980 to 1982.

Terrence M. Ray - President and Chief Operating Officer of American Color since August 1996; Executive Vice President of American Color from March 1996 to July 1996; Executive Vice President of Wace USA, Inc. from April 1994 to February 1996; Group Vice President, Chicago Group of Wace USA, Inc. from January 1992 to March 1994; Vice President, Secretary and Chief Financial Officer of Wace USA, Inc., 1988 to 1992.

Timothy M. Davis - Senior Vice President - Administration, Secretary and General Counsel of Holdings and Graphics since 1989; Assistant General Counsel of MacMillan, Inc. and counsel to affiliates of Maxwell
Communication Corporation North America, January 1989 to June 1989. Attorney in private practice from 1981 to 1989.

Patrick W. Kellick - Senior Vice President/Corporate Controller of
Holdings and Graphics from 1997 to 1998; Vice President/Corporate Controller of Holdings and Graphics from 1989 to 1997; Corporate
Controller of Graphics since 1987, and Assistant Secretary of Holdings and Graphics since 1995; various financial positions with Williams Precious Metals (a division of Brush Wellman, Inc.) from 1984 to 1987, including CFO from 1986 to 1987; Auditor with KPMG from 1979 to 1984.

ITEM 11.  EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning compensation paid for services to Holdings and Graphics during the fiscal years ended March 31, 1998, 1997 and 1996 to the Chief Executive Officers and the four other most highly compensated executive officers (the "Named Executive Officers") of Holdings and/or Graphics.

                        Summary Compensation Table


                                                       Annual Compensation              Long-Term Compensation
                                                  ----------------------------   ------------------------------------
                                                                                         Awards             Payouts
                                                                                 -----------------------  -----------
                                                                                              Securities
                                                                        Other                   Under-
                                                                       Annual    Restricted     lying                   All Other
   Name and Principal                                                  Compen-     Stock      Options/        LTIP       Compen-
       Position                   Period           Salary     Bonus    sation     Award(s)    SAR's (#)     Payouts      sation
---------------------------  ------------------   --------   --------  -------   ----------   ----------  -----------   ---------
Stephen M. Dyott              Fiscal Year 1998    $475,000   $525,000      --        --          14,762        --           --
President, Chief Operating    Fiscal Year 1997    $463,462   $350,000      --        --           1,761        --           --
Officer & Director            Fiscal Year 1996    $450,000   $250,000      --        --             380        --           --
thru 09/96
Chairman, President and
Chief Executive Officer &
Director 09/96 forward


Joseph M. Milano              Fiscal Year 1998    $275,000   $290,000      --        --           7,381        --           --
Senior Vice President &       Fiscal Year 1997    $260,097   $150,000      --        --             760        --           --
Chief Financial Officer       Fiscal Year 1996    $228,923   $125,000      --        --             614        --           --


Malcolm J. Anderson           Fiscal Year 1998    $230,000   $200,000      --        --           1,809        --           --
Executive Vice President      Fiscal Year 1997    $230,000   $105,000      --        --             125        --           --
Operations Graphics           Fiscal Year 1996    $212,693   $ 70,000      --        --              --        --       $38,504 (a)


Timothy M. Davis              Fiscal Year 1998    $233,200   $160,000      --        --           3,706        --           --
Senior Vice President         Fiscal Year 1997    $220,562   $110,000      --        --             290        --           --
Administration,               Fiscal Year 1996    $209,923   $106,000      --        --              --        --           --
Secretary & General Counsel


Terrence M. Ray               Fiscal Year 1998    $246,490   $ 35,000      --        --           3,618        --       $50,000 (a)
President/Chief               Fiscal Year 1997    $230,000   $ 50,000      --        --           1,447        --       $14,550 (a)
Operating Officer             Fiscal Year 1996    $ 20,962   $  6,000      --        --              --        --           --
American Color

-------------------------
(a)  Represents relocation expense reimbursements.




The following table presents information concerning the options granted to the Named Executive Officers during the last fiscal year. All outstanding options issued prior to April 8, 1993 were canceled in connection with the 1993 Acquisition.



                   Option/SAR Grants in Last Fiscal Year

                                                                                                 Potential
                                                                                              Realizable Value
                                                                                             at Assumed Annual
                                                                                               Rates of Stock
                                                                                             Price Appreciation
                                         Individual Grants                                    for Option Term
-----------------------------------------------------------------------------------   -----------------------------
                                             % of Total
                                              Options/
                             Number of         SAR's
                            Securities       Granted to
                            Underlying       Employees     Exercise or
                           Options/SAR's     in Fiscal      Base Price   Expiration     0%($)     5%($)     10%($)
         Name               Granted (#)      Year 1998        ($/sh)        Date         (h)       (h)*      (h)*
---------------------      -------------     ----------    -----------   ----------   --------   -------   --------
Common Plan (a)

  Stephen M. Dyott          14,470 (b)            32%           .01           (b)        --         --         --

  Joseph M. Milano           7,235 (c)            16%           .01           (c)        --         --         --

  Malcolm J. Anderson        1,809 (d)             4%           .01           (d)        --         --         --

  Timothy M. Davis           3,618 (e)             8%           .01           (e)        --         --         --

  Terrence M. Ray            3,618 (f)             8%           .01           (f)        --         --         --


         * The Common Stock had no value at the date of grant and as such, the potential realizable value is zero.


Preferred Plan (g)
  Stephen M. Dyott             292                55%        1,908.76    01/19/2008    318,642    870,522   1,711,482

  Joseph M. Milano             146                28%        1,908.76    01/19/2008    159,321    435,261     855,741

  Timothy M. Davis              88                17%        1,908.76    01/19/2008     96,029    262,349     515,789




------------
(a) All options will become 25 percent exercisable on the first anniversary date from each option's respective date of grant and are scheduled to vest in additional 25 percent increments on each of the next three anniversary dates from each option's date of grant.

(b) 14,470 options consists of: 9,170 options granted 01/19/98 with an expiration of 01/19/2008 and the following options granted with a $50 exercise price per option, repriced January 16, 1998 to a $.01 exercise price per option: 1,761 options granted 10/01/96 with an expiration of 10/01/2006; 380 options granted 10/01/95 with an expiration of 10/01/2005;
     859 options granted 09/01/94 with an expiration of 09/01/2004 and 2,300 options granted 04/01/93 with an expiration of 04/01/2003.

(c) 7,235 options consists of 5,071 options granted 01/19/98 with an expiration of 01/19/2008 and the following options granted with a $50 exercise price per option, repriced January 16, 1998 to a $.01 exercise price per option: 760 options granted 10/01/96 with an expiration of 10/01/2006; 614 options granted 10/01/95 with an expiration of 10/01/2005; 688 options granted 09/01/94 with an expiration of 09/01/2004 and 102 options granted 04/01/93 with an expiration of 04/01/2003.

(d) 1,809 options consists of: 1,158 options granted 01/19/98 with an expiration of 01/19/2008 and the following options granted with a $50 exercise price per option, repriced January 16, 1998 to a $.01 exercise price per option: 125 options granted 10/01/96 with an expiration of 10/01/2006 and 526 options granted 09/01/94 with an expiration of 09/01/2004.

(e) 3,618 options consists of: 2,538 options granted 01/19/98 with an expiration of 01/19/2008 and the following options granted with a $50 exercise price per option, repriced January 16, 1998 to a $.01 exercise price per option: 290 options granted 10/01/96 with an expiration of 10/01/2006; 535 options granted 09/01/94 with an expiration of 09/01/2004 and 255 options granted 04/01/93 with an expiration of 04/01/2003.

(f) 3,618 options consists of: 2,171 options granted 01/19/98 with an expiration of 01/19/2008 and the following options granted with a $50 exercise price per option, repriced January 16, 1998 to a $.01 exercise price per option: 1,447 options granted 10/01/96 with an expiration of 10/01/2006.

(g)  All options vested and were exercisable at the date of grant.

(h) The potential realizable value shown in the table is based on hypothetical increases in the estimated fair market value of the common and preferred stock of Holdings ("Holdings Common Stock") over the terms of the options, assuming 0%, 5% and 10% growth in such fair market value. These estimates of potential realizable value have been prepared pursuant to the rules of the Commission and are not necessarily indicative of the amount that would have been utilized upon exercise of the options had such options remained outstanding.


The following table presents information concerning the fiscal year-end value of unexercised stock options held by the Named Executive Officers.

            Aggregated Option/SAR Exercises in Last Fiscal Year
                   and Fiscal Year-End Option/SAR Values

                                                                             Number of Securities          Value of Unexercised
                                                                            Underlying Unexercised         In-the-Money Options/
                                 Shares Acquired           Value          Options/SAR's at 3/31/98           SAR's at 3/31/98
                                 on Exercise (#)        Realized($)       Exercisable/Unexercisable      Exercisable/Unexercisable
                              ---------------------   ---------------   -----------------------------    -------------------------
Common Plan (a)
     Stephen M. Dyott               3,574.50                35.75                  0 / 10,896                       (a)
     Joseph M. Milano               1,115.00                11.15                   0 / 6,120                       (a)
     Malcolm J. Anderson              425.75                 4.26                   0 / 1,383                       (a)
     Timothy M. Davis                 728.75                 7.28                   0 / 2,889                       (a)
     Terrence M. Ray                  361.75                 3.62                   0 / 3,256                       (a)

Preferred Plan (b)
     Stephen M. Dyott                  --                    --                       292 / 0                       (b)
     Joseph M. Milano                  --                    --                       146 / 0                       (b)
     Timothy M. Davis                  --                    --                        88 / 0                       (b)


(a) Holdings Common Stock has not been registered or publicly traded and, therefore a public market price of the stock is not available. At
     March 31, 1998, the Company believes fair market value to be $0 per share of Common Stock.

(b) Holdings Preferred Stock has not been registered or publicly traded and, therefore a public market price of the stock is not available. At
     March 31, 1998, the Company believes fair market value to be $3,000 per share of Preferred Stock.



Pension Plan

Graphics sponsors the American Color Graphics, Inc. Salaried Employees' Pension Plan (the "Pension Plan"), a defined benefit pension plan covering full-time salaried employees of Graphics who had at least one year of service as of December 31, 1994. The basic benefit payable under the Pension Plan is a five-year certain single life annuity equivalent to (a) 1% of a participant's "final average monthly compensation" plus (b) 0.6% of a participant's "final average monthly compensation" in excess of 40% of the monthly maximum Social Security wage base in the year of retirement multiplied by years of credited service (not to exceed 30 years of service). For purposes of the Pension Plan, "final average compensation" (which, for the Named Executive Officers, is reflected in the salary and bonus columns of the Summary Compensation Table) means the average of a participant's five highest consecutive calendar years of total earnings (which includes bonuses) from the last 10 years of service. The maximum monthly benefit payable from the Pension Plan is $5,000.

The basic benefit under the Pension Plan is payable upon completion of five years of vesting service and retirement on or after attaining age 65. Participants may elect early retirement under the Pension Plan upon completion of five years of vesting service and the attainment of age 55, and receive the basic benefit reduced by 0.4167% for each month that the benefit commencement date precedes the attainment of age 65. A deferred vested benefit is available to those participants who separate from service before retirement, provided the participant has at least five years of vesting service.

In October 1994, the Board of Directors approved an amendment to the Pension Plan which resulted in the freezing of additional defined benefits for future services under such plan effective January 1, 1995 (see note 11 to the Company's consolidated financial statements).

At March 31, 1998, all of the Named Executive Officers with the exception of Malcolm J. Anderson and Terrence M. Ray had vested in the pension plan. At March 31, 1998, the Named Executive Officers had the following amounts of credited service (original hire date through January 1, 1995) and annual benefit payable upon retirement at age 65 under the Pension
Plan: Stephen M. Dyott (3 years, 3 months; $8,220), Joseph M. Milano (2 years, 7 months; $5,820), Malcolm J. Anderson (1 year, 3 months; $2,820), and Timothy M. Davis (5 years, 5 months; $11,700).

Supplemental Executive Retirement Plan

In October 1994, the Board of Directors approved a new SERP, which is a defined benefit plan, for the Named Executive Officers and certain other key executives. The plan provides for a basic annual benefit payable upon completion of five years vesting service (April 1, 1994 through March 31, 1999 for Messrs. Dyott, Milano, Anderson and Davis and April 1, 1996, through March 31, 2001 for Mr. Ray) and retirement on or after attaining age 65 or the present value of such benefit at an earlier date under certain circumstances, if elected. The Named Executive Officers have the following basic annual benefit payable under this plan at age 65:

         Stephen M. Dyott                             $100,000
         Joseph M. Milano                             $100,000
         Malcolm J. Anderson                          $ 50,000
         Timothy M. Davis                             $ 75,000
         Terrence  M. Ray                             $ 50,000

Such benefits will be paid from the Company's assets (see note 12 to the Company's consolidated financial statements).

Compensation of Directors

Directors of Holdings and Graphics do not receive a salary or an annual retainer for their services but are reimbursed for expenses incurred with respect to such services.

Employment Agreements

In connection with the 1993 Acquisition, Graphics entered into a new employment agreement with Stephen M. Dyott (the "New Employment
Agreement"). The New Employment Agreement for Mr. Dyott superseded previous employment agreements.

The New Employment Agreement has been amended so that it has a term of four years commencing as of the effective time Acquisition Corp. merged with and into Holdings (the "Effective Time"). The term under the New Employment Agreement is automatically extended at the end of the then current term for one-year periods absent two year's notice of an intent not to renew. The New Employment Agreement provides for the payment of an annual salary and an annual bonus pursuant to a plan adopted following the 1993 Acquisition. In addition, under the New Employment Agreement, Mr. Dyott is eligible to receive all other employee benefits and perquisites made available to Graphics' senior executives generally.

Under the New Employment Agreement, if the employee's employment is terminated by Graphics "without cause" ("cause", as defined in the New Employment Agreement, means a material breach by the employee of his obligations under the New Employment Agreement; continued failure or refusal of the employee to substantially perform his duties to Graphics; a willful and material violation of Federal or state law applicable to Graphics or the employee's conviction of a felony or perpetration of a common law fraud; or other willful misconduct that is injurious to Graphics) or by the employee for "good reason" (which, as defined in the New Employment Agreement, means a decrease in base pay or a failure by Graphics to pay material compensation due and payable; a material diminution of the employee's responsibilities or title; a material change in the employee's principal employment location; or a material breach by Graphics of a material term of the New Employment Agreement), the employee will be entitled to salary continuation payments (and certain other benefits) through the greater of the remainder of the scheduled term and a period of two years beginning on the date of termination. The New Employment Agreement also provides for post-employment non-solicitation, non-competition and confidentiality covenants.

Graphics entered into an employment agreement with Terrence M. Ray on August 18, 1997, (the "Agreement"). The Agreement has a term of three years commencing with the date of the Agreement and that term shall be automatically extended for one year periods absent one year's notice of an intent not to renew. The Agreement provides for the payment of an annual salary and an annual bonus pursuant to an executive bonus plan adopted by American Color. In addition, under the Agreement, Mr. Ray is eligible to receive all other employee benefits and prerequisites made available to Graphics' senior executives generally.

In addition, Graphics has entered into severance agreements with Joseph M. Milano, Malcolm J. Anderson and Timothy M. Davis. These agreements provide that if the employee's employment is terminated by Graphics "without cause", as defined above, or by the employee for "good reason", as defined above, the employee will be entitled to salary continuation payments (and certain other benefits) for up to two years beginning on the date of termination.

James T. Sullivan resigned as Chairman of the Board and Chief Executive Officer and as a director and employee of Holdings effective as of September 18, 1996 (the "Effective Date"). For the period commencing on the Effective Date and ending on April 8, 1999, Mr. Sullivan will hold the title of Vice Chairman of Holdings. Mr. Sullivan will receive salary continuation payments at an annual rate of $0.6 million through April 8, 1999. For two years thereafter, Mr. Sullivan will be engaged as a consultant to Holdings for which he will be paid an annual fee of $0.2 million. Under the terms of his resignation agreement, Mr. Sullivan will be entitled, through April 8, 1999, to continue to participate in certain employee benefit plans provided by Holdings to its employees generally. Mr. Sullivan also received payment of his full supplemental retirement benefit under the American Color Graphics, Inc. Supplement Executive Retirement Plan. Mr. Sullivan's resignation agreement also contains certain noncompetition and other restrictive covenants.

Compensation Committee Interlocks and Insider Participation

The Company has not maintained a formal compensation committee since the 1993 Acquisition. Mr. Dyott sets compensation in conjunction with the Board of Directors.

Repriced Options

During 1998, certain common stock option agreements were modified to reprice options previously granted with a $50 exercise price to a $.01 exercise price. Based upon the Board of Directors determination, the new exercise price was not less than the fair market value of such options. See note 15 to the Company's consolidated financial Statements.

The following table presents information concerning all repricing of options and SARs held by any executive officer during the last ten completed fiscal years.

                     Ten Year Option / SAR Repricings


                                   Number of
                                   Securities      Market                                      Length of
                                   Underlying     Price of                                  Original Option
                                    Options/      Stock at        Exercise                       Term
                                      SARs         Time of        Price at       New         Remaining at
                                   Repriced or   Repricing or     Time of       Exercise        Date of
                                     Amended      Amendment       Repricing      Price        Repricing or
       Name              Date          (#)           ($)             ($)          ($)          Amendment
---------------------  --------    -----------   ------------     ---------     --------    ---------------
Stephen M. Dyott       01/16/98        1,761           --             50            .01       8 yrs. 6 mo.
Chairman, President,   01/16/98          380           --             50            .01       7 yrs. 6 mo.
Chief Executive        01/16/98          859           --             50            .01       6 yrs. 5 mo.
Officer and Director   01/16/98        2,300           --             50            .01       5 yrs. 0 mo.

Joseph M. Milano       01/16/98          760           --             50            .01       8 yrs. 6 mo.
Executive Vice         01/16/98          614           --             50            .01       7 yrs. 6 mo.
President and Chief    01/16/98          688           --             50            .01       6 yrs. 5 mo.
Financial Officer      01/16/98          102           --             50            .01       5 yrs. 0 mo.

Malcolm J. Anderson    01/16/98          125           --             50            .01       8 yrs. 6 mo.
Executive Vice         01/16/98          526           --             50            .01       6 yrs. 5 mo.
President Operations
of Graphics

Timothy M. Davis       01/16/98          290           --             50            .01       8 yrs. 6 mo.
Senior Vice            01/16/98          535           --             50            .01       6 yrs. 5 mo.
President-             01/16/98          255           --             50            .01       5 yrs. 0 mo.
Administration,
Secretary and
General Counsel

Terrence M. Ray        01/16/98        1,447           --             50            .01       8 yrs. 6 mo.
President/Chief
Operating Officer
of American Color

Patrick W. Kellick     01/16/98          257           --             50            .01       8 yrs. 6 mo.
Senior Vice            01/16/98          105           --             50            .01       6 yrs. 5 mo.
President/Corporate
Controller and
Assistant Secretary



ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 31, 1998, concerning the persons having beneficial ownership of more than five percent of the capital stock of Holdings and the ownership thereof by each director of Holdings and by all current officers of Holdings as a group. Each holder below has sole voting power and sole investment power over the shares designated below.



                                        Shares of Holdings         Percent        Shares of Holdings       Percent
Name                                        Common Stock          of Class          Preferred Stock       of Class
----                                    ------------------        --------        ------------------      --------
The Morgan Stanley Leveraged Equity
Fund II, L.P.
1221 Ave. of the Americas
New York, NY 10020                             59,450               44.1                  2,727             52.0

MSCP Entities
1221 Ave. of the Americas
New York, NY 10020                             23,333               17.3                  1,070             20.4

First Plaza Group Trust
c/o Mellon Bank, N.A.
1 Mellon Bank Center
Pittsburgh, PA 15258                           17,000               12.6                    780             14.8

Leeway & Co.
c/o State Street
Master Trust Div. W6
One Enterprise Drive
North Quincy, MA 02171                         10,667                7.9                    489              9.3

Stephen M. Dyott                                4,075                3.0                    315 (1)          5.7 (1)

Michael M. Janson                                  --                 --                     --               --

Eric T. Fry                                        --                 --                     --               --

All current directors and
 officers as a group                            8,854                6.6                    554 (2)          9.6 (2)


------------
(1)  Includes 292 preferred stock options exercisable within 60 days.
(2)  Includes 526 preferred stock options exercisable within 60 days.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The 1993 Acquisition

On the Acquisition Date, MSLEF II and the Purchasing Group invested $40 million in Holdings and acquired control of Holdings and Graphics.

Pursuant to the Merger Agreement, (i) MSLEF II and the Purchasing Group made a $40 million equity investment in Holdings and acquired (a) 90% of the outstanding Holdings Common Stock and (b) all the outstanding shares of the preferred stock of Holdings (the "Holdings Preferred Stock"), with a total preference of $40 million and which, under certain circumstances, is convertible into shares of Holdings Common Stock; and (ii) Golder, Thoma, & Cressey, an Illinois limited partnership ("GTC") and its affiliates received 4,987 shares of Holdings Common Stock.

MSLEF II is an investment fund affiliated with MWD. MWD is a holding company that, through its subsidiaries, is a major international financial services firm. In addition, two of the current directors of Holdings are employees of Morgan Stanley & Co. Incorporated, an affiliate of MSLEF II and also a subsidiary of MWD. As a result of these relationships, MWD may be deemed to control the management and policies of Graphics and Holdings. In addition, MWD may be deemed to control matters requiring shareholders' approval, including the election of all directors, the adoption of amendments to the Certificates of Incorporation of Holdings and Graphics and the approval of mergers and sales of all or substantially all of Graphics' and Holdings' assets.

Management Equity Participation. In connection with the 1993 Acquisition, certain members of the Company's management at that time, including James
T.  Sullivan and Stephen M.  Dyott (collectively, the "Management
Investors"), invested an aggregate of approximately $2.3 million in Holdings and received an aggregate of 3,700 shares of Holdings Common Stock and 185 shares of Holdings Preferred Stock.

Each Management Investor also entered into a Management Equity Agreement, dated as of April 8, 1993, with Holdings (collectively, the "Management Agreements"), pursuant to which, if a Management Investor's employment with the Company terminates for any reason, Holdings has the right to repurchase any of the shares of Holdings Common Stock and Holdings Preferred Stock held by such Management Investor at a price per share equal to the "Threshold Amount" (as defined in section 4.2(d)(ix) of Holdings' Certificate of Incorporation) applicable to such shares at such time divided by the number of shares of Holdings Preferred Stock outstanding at such time. In the case of shares of Holdings Common Stock held by such Management Investor, the repurchase price will be equal to fair market value. The payment of the repurchase price may be deferred (with interest) if the making of such payment would cause Holdings to violate any debt covenant or provision of applicable law, or if the Board of Directors of Holdings determines that Holdings is not financially capable of making such payment.

Stockholders' Agreement. In connection with the 1993 Acquisition, Holdings, MSLEF II, each of the members of the Purchasing Group, the GTC Funds, certain other stockholders of Holdings who were stockholders of Holdings immediately prior to the Merger Agreement (such stockholders, together with the GTC Funds, being referred to as the "Existing Holders") and GTC entered into a Stockholders' Agreement, dated as of April 8, 1993 (the "Stockholders' Agreement"). The Stockholders' Agreement includes provisions requiring the delivery of certain shares of Holdings Common Stock from the Purchasing Group to Holdings, depending upon the return realized by the members of the Purchasing Group on their investment, and thereafter from Holdings to the Existing Holders. Depending upon the returns realized by the members of the Purchasing Group on their investment, their interest in the Holdings Common Stock could be reduced and the interest of the Existing Holders could be increased as set forth in the Stockholders' Agreement.

Tax Sharing Agreement

Holdings and Graphics are parties to a tax sharing agreement effective July 27, 1989. Under the terms of the agreement, Graphics (whose income is consolidated with that of Holdings for federal income tax purposes) is liable to Holdings for amounts representing federal income taxes calculated on a "stand-alone basis". Each year Graphics pays to Holdings the lesser of (i) Graphics' federal tax liability computed on a stand-alone basis and
(ii) its allocable share of the federal tax liability of the consolidated group. Accordingly, Holdings is not currently reimbursed for the separate tax liability of Graphics to the extent Holdings' losses reduce consolidated tax liability. Reimbursement for the use of such Holdings' losses will occur when the losses may be used to offset Holdings' income computed on a stand-alone basis. Graphics has also agreed to reimburse Holdings in the event of any adjustment (including interest or penalties) to consolidated income tax returns based upon Graphics' obligations with respect thereto. No reimbursement obligation currently exists between Graphics and Holdings. Also under the terms of the tax sharing agreement, Holdings has agreed to reimburse Graphics for refundable federal income tax equal to an amount which would be refundable to Graphics had Graphics filed separate federal income tax returns for all years under the agreement. Graphics and Holdings have also agreed to treat foreign, state and local income and franchise taxes for which there is consolidated or combined reporting in a manner consistent with the treatment of federal income taxes as described above.

Shakopee Merger

In December 1994, Graphics and Shakopee entered into an agreement pursuant to which they agreed in principle to the terms of the Shakopee Merger and to negotiate definitive agreements with respect thereto. Prior to the consummation of the Shakopee Merger, the MSCP III Entities owned a majority of Shakopee's outstanding stock and the Company provided general management, supervisory and administrative services to Shakopee, pursuant to a management agreement entered into in December 1994, in exchange for an annual service fee of $0.5 million. The Shakopee Merger was consummated and the management agreement was terminated simultaneously with the consummation of the offering of the Notes.

In 1998, the Company established the ACG Holdings, Inc. Preferred Stock Option Plan (the "Preferred Stock Option Plan"). This plan is administered by the Committee and provides for granting up to 583 shares of Holdings Preferred Stock. Stock options may be granted under this Preferred Stock Option Plan to officers and other key employees of the Company at the exercise price per share of Preferred Stock, as determined at the time of grant by the Committee in its sole discretion. All options are fully vested and are 100% exercisable at the date of grant. All options expire 10 years from date of grant. In Fiscal Year 1998, the Company granted options to purchase 526 shares of Preferred Stock to certain key executives, at an exercise price of $1,909/share. See note 15 to the Company's consolidated financial statements.

Other

MS&Co. acted as placement agent in connection with the original private placement of the Notes and received a placement fee of $5.6 million in connection therewith. MS&Co. is affiliated with entities that beneficially own a substantial majority of the outstanding shares of capital stock of Holdings. MS&Co. had a $5 million participation in the Term Loan Facility and received fees of approximately $0.3 million in connection therewith.
In addition, Morgan Stanley Senior Funding, Inc. originally had a participation of approximately $35 million in the Amended and Restated Credit Agreement and received gross fees of approximately $0.5 million in connection therewith. On June 8, 1998, Morgan Stanley Senior Funding Inc. reduced its participation in such credit facility to $11.5 million.


                                  PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)      The following documents are filed as a part of this report:

              Reports of Independent Auditors

         1 and 2. Financial Statements: The following Consolidated Financial Statements of Holdings are included in
                         Part II, Item 8:

                         Consolidated balance sheets - March 31, 1998 and 1997

                         For the Years Ended March 31, 1998, 1997 and 1996:

                              Consolidated statements of operations
                              Consolidated statements of stockholders' deficit Consolidated statements of cash flows

                              Notes to Consolidated Financial Statements

                         Financial Statement Schedules: The following financial statement schedules of Holdings are filed as a part of this report.

        Schedules                                                     Page No.

 I.     Condensed Financial Information of Registrant.................   73
        Condensed Financial Statements (parent company only) for the years ended March 31, 1998, 1997, and 1996 and as of March 31, 1998 and 1997

II.     Valuation and qualifying accounts.............................   80

         Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Consolidated Financial Statements or notes thereto.

     3. Exhibits: The exhibits listed on the accompanying Index to Exhibits immediately following the financial statement schedules are filed as part of, or incorporated by reference into, this report.


Exhibit No.   Description
-----------   -----------

   3.1        Certificate of Incorporation of Graphics, as amended to date*
   3.2        By-laws of Graphics, as amended to date*
   3.3 Restated Certificate of Incorporation of Holdings, as amended to date
   3.4        By-laws of Holdings, as amended to date*
   4.1 Indenture (including the form of Note), dated as of August 15, 1995, among Graphics, Holdings and
              NationsBank of Georgia, National Association, as
              Trustee**
  10.0 Credit Agreement, dated as of August 15, 1995 and Amended and Restated as of May 8, 1998, among Holdings, Graphics,
              GE Capital Corporation as Documentation Agent, Morgan
              Stanley Senior Funding, Inc. as Syndication Agent, Bankers
              Trust Company as Administrative Agent and the parties signatory thereto
 10.0(a) June 8, 1998, First Amendment to Amended and Restated Credit Agreement dated as of May 8, 1998, among Holdings, Graphics,
              GE Capital Corporation as Documentation Agent, Morgan Stanley Senior Funding, Inc. as Syndication Agent, Bankers Trust Company as Administrative Agent and the parties signatory thereto
 10.1 Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto**
 10.1(a) January 10, 1996, First Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto***
 10.1(b) March 6, 1996, Second Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto+++
 10.1(c) June 6, 1996, Third Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto+++
 10.1(d) August 13, 1996, Fourth Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto****
 10.1(e) February 27, 1997, Fifth Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto++++
 10.1(f) June 30, 1997, Sixth Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto
 10.1(g) March 13, 1998, Seventh Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto
 10.2 Agreement and Plan of Merger, dated as of August 14, 1995, among Holdings, Graphics and Shakopee**
 10.3 Resignation letter, dated as of September 18, 1996, between Graphics and James T. Sullivan****
 10.4(a) Employment Agreement, dated as of April 8, 1993, between Graphics and Stephen M. Dyott*
 10.4(b) Amendment to Employment Agreement, dated December 1, 1994, between Graphics and Stephen M. Dyott++
 10.4(c) Amendment to Employment Agreement, dated February 15, 1995, between Graphics and Stephen M. Dyott++
 10.4(d) Amendment to Employment Agreement, dated September 18, 1996, between Graphics and Stephen M. Dyott****
 10.5 Employment Agreement, dated as of August 18, 1997, between Graphics and Terrence M. Ray
 10.6 Severance Letter, dated April 8, 1993, between Graphics and Joseph M. Milano+
 10.6(a)      October 12, 1995, Amendment to Severance Letter, dated
              April 8, 1993, between Graphics and Joseph M. Milano***
 10.7 Severance Letter, dated April 8, 1993, between Graphics and Timothy M. Davis+
 10.7(a) October 12, 1995, Amendment to Severance Letter, dated April 8, 1993, between Graphics and Timothy M. Davis***
 10.8         Severance Letter dated September 8, 1995, between
              Graphics and M.J. Anderson
 10.9         Amended and Restated Stockholders' Agreement, dated as of
              August 14, 1995, among Holdings, the Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III,
              L.P. and the additional parties named therein**
 10.9(a) Amendment No. 1, dated January 16, 1998, to Amended and Restated Stockholders' Agreement dated as of August 14, 1995 among Holdings, the Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P. and the additional parties named therein
 10.10 Purchase Agreement between Guy Gannett, Holdings and Shakopee, dated November 23, 1994+
 10.11 First Amendment Agreement, dated as of December 22, 1994, between Guy Gannett, Holdings and Shakopee**
 10.12        Second Amendment Agreement, dated as of March 27,
              1995, between Guy Gannett, Holdings and Shakopee**
 10.13        Stock Option Plan of Holdings++
 10.14 Purchase Agreement between ComCorp, Inc., Graphics and Gowe Inc., dated March 12, 1996+++
 10.15 Term Loan Agreement, dated as of June 30, 1997, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto
 10.16        Holdings Common Stock Option Plan
 10.17        Holdings Preferred Stock Option Plan
 21.1         List of Subsidiaries
 27.0         Financial Data Schedule



* Incorporated by reference from Amendment No. 2 to Form S-1 filed on October 4, 1993 - Registration number 33-65702.

+ Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1995 - Commission file number 33-31706-01.

** Incorporated by reference from Form S-4 filed on September 19, 1995 - Registration number 33-97090.

++ Incorporated by reference from Amendment No. 2 to Form S-4 filed on November 22, 1995 - Registration number 33-97090.

*** Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 - Commission file number 33-31706-01.

+++ Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1996 - Commission file number 33-97090.

**** Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 - Commission file number 33-97090.

++++ Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1997 - Commission file number 33-97090.

(b)  Reports on Form 8-K:

     The following report on Form 8-K was filed during the fourth quarter of Fiscal Year 1998:

     1. Form 8-K filed with the Securities and Exchange Commission on January 29, 1998 under Item 5 to announce the Company's EBITDA for the three months ended December 31, 1997.

     The Company did not file any other reports on Form 8-K during the three months ended March 31, 1998.



        SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            ACG HOLDINGS, INC.
                            Parent Company Only
                         Condensed Balance Sheets
                 (Dollars in thousands, except par values)


                                                       March 31,
                                             ---------------------------

                                                1998             1997
                                             ----------       ----------
Assets

Current assets:

     Receivable from subsidiary              $      359             128
                                              ----------       --------

              Total assets                   $      359             128
                                              =========        ========







See accompanying notes to condensed financial statements.



        SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            ACG HOLDINGS, INC.
                            Parent Company Only
                         Condensed Balance Sheets
                 (Dollars in thousands, except par values)



                                                                                                           March 31,
                                                                                              -----------------------------------
                                                                                                    1998               1997
                                                                                              ----------------   ----------------
Liabilities and Stockholders' Deficit

Current liabilities:

     Income taxes payable                                                                   $            53                128
                                                                                              ---------------    ---------------

        Total current liabilities                                                                        53                128

Liabilities of subsidiary in excess of assets                                                       106,391             76,318
                                                                                              ---------------    ---------------

        Total liabilities                                                                           106,444             76,446
                                                                                              ---------------    ---------------

Stockholders' deficit:

   Common stock, voting, $.01 par value, 5,852,223 shares
     authorized, 134,812 shares issued and outstanding at
     March 31, 1998 and 123,889 shares issued and outstanding
     at March 31, 1997                                                                                    1                  1

   Preferred Stock, $.01 par value, 5,750 shares authorized,
     4,000 shares Series A convertible preferred stock issued
     and outstanding at March 31, 1997, $40,000,000 liquidation preference, 1,750 shares Series B convertible preferred
     stock issued and outstanding at March 31, 1997, $17,500,000
     liquidation preference                                                                              --                 --

   Preferred Stock, $.01 par value, 15,823 shares authorized, 3,631 shares series AA convertible preferred stock issued and
     outstanding at March 31, 1998, $40,000,000 liquidation preference,
     1,606 shares Series BB convertible preferred stock issued and
     outstanding at March 31, 1998, $17,500,000 liquidation preference                                   --                 --

   Additional paid-in capital                                                                        58,249             57,499

   Accumulated deficit                                                                             (162,250)          (132,228)

   Cumulative translation adjustment                                                                 (2,000)            (1,590)

   Unfunded pension liability                                                                           (85)                --
                                                                                              ---------------    ---------------

        Total stockholders' deficit                                                                (106,085)           (76,318)
                                                                                              ---------------    ---------------

Commitments and contingencies

         Total liabilities and stockholders' deficit                                        $           359                128
                                                                                              ===============    ===============



See accompanying notes to condensed financial statements.


        SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            ACG HOLDINGS, INC.
                            Parent Company Only
                    Condensed Statements of Operations
                              (In thousands)



                                                            Year Ended March 31,
                                  ------------------------------------------------------------------------

                                           1998                      1997                     1996
                                  ----------------------     --------------------     --------------------

Equity in loss of subsidiary     $             (29,895)                 (31,703)                 (29,327)
                                  ----------------------     --------------------     --------------------



         Net loss                $             (29,895)                 (31,703)                 (29,327)
                                  ======================     ====================     ====================



See accompanying notes to condensed financial statements.



        SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            ACG HOLDINGS, INC.
                            Parent Company Only
                    Condensed Statements of Cash Flows
                              (In thousands)


                                                                      Year Ended March 31,
                                            -------------------------------------------------------------------------

                                                    1998                      1997                       1996
                                            --------------------       -------------------        -------------------
Cash flows from operating activities                        --                        --                         --

Cash flows from investing activities                        --                        --                         --

Cash flows from financing activities                        --                        --                         --
                                            --------------------       -------------------        -------------------

                  Net change in cash                        --                        --                         --
                                            ====================       ===================        ===================





See accompanying notes to condensed financial statements.



        SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            ACG HOLDINGS, INC.
                            Parent Company Only
                  Notes to Condensed Financial Statements

Description of ACG Holdings, Inc.

Sullivan Communications, Inc. ("Communications"), together with its wholly-owned subsidiary, Sullivan Graphics, Inc., collectively the ("Company"), was formed in April 1989 under the name GBP Holdings, Inc. to effect the purchase of all the capital stock of GBP Industries, Inc. from its stockholders in a leveraged buyout transaction. In October 1989, GBP Holdings, Inc. changed its name to Sullivan Holdings, Inc. and GBP Industries, Inc. changed its name to Sullivan Graphics, Inc. Effective June 1993, Sullivan Holdings, Inc. changed its name to Sullivan Communications, Inc. Effective July 1997, Sullivan Communications, Inc. changed its name to ACG Holdings, Inc. ("Holdings") and Sullivan Graphics, Inc. changed its name to American Color Graphics, Inc. ("Graphics").

Holdings has no operations or significant assets other than its investment in Graphics. Holdings is dependent upon distributions from Graphics to fund its obligations. Under the terms of its debt agreements at March 31, 1998, Graphics' ability to pay dividends or lend to Holdings is either restricted or prohibited, except that Graphics may pay specified amounts to Holdings to fund the payment of Holdings' obligations pursuant to a tax sharing agreement (see note 4).

On April 8, 1993 (the "Acquisition Date"), pursuant to an Agreement and Plan of Merger dated as of March 12, 1993, as amended (the "Merger Agreement"), between Holdings and SGI Acquisition Corp. ("Acquisition Corp."), Acquisition Corp. was merged with and into Holdings (the "Acquisition"). Acquisition Corp. was formed by The Morgan Stanley Leveraged Equity Fund II, L.P., certain institutional investors and certain members of management (the "Purchasing Group") for the purpose of acquiring a majority interest in Holdings. Acquisition Corp. acquired a substantial and controlling majority interest in Holdings in exchange for $40 million in cash. In the Acquisition, Holdings continued as the surviving corporation and the separate corporate existence of Acquisition Corp. was terminated.

In connection with the Acquisition, the existing consulting agreement with the managing general partner of Holdings' majority stockholder was terminated and the related liabilities of Holdings were canceled. The agreement required Holdings to make minimum annual payments of $1 million for management advisory services subject to limitations in Graphics' debt agreements. No amounts were paid during the periods presented in these condensed financial statements.

     1.  Basis of Presentation

         The accompanying condensed financial statements (parent company only) include the accounts of Holdings and its investments in Graphics accounted for in accordance with the equity method, and do not present the financial statements of Holdings and its subsidiary on a consolidated basis. These parent company only financial statements should be read in conjunction with the Company's consolidated financial statements. The Acquisition was accounted for under the purchase method of accounting applying the provisions of Accounting Principles Board Opinion No. 16 ("APB 16").

     2.  Guarantees

         As set forth in the Company's consolidated financial statements, a substantial portion of Graphics' long-term obligations have been guaranteed by Holdings.

         Holdings has guaranteed Graphics' indebtedness under the Bank Credit Agreement, which guarantee is secured by a pledge of all of Graphics' stock. Borrowings under the Bank Credit Agreement are secured by substantially all assets of Graphics. Holdings is restricted under its guarantee of the Bank Credit Agreement from, among other things, entering into mergers, acquisitions, incurring additional debt, or paying cash dividends.

         On August 15, 1995, Graphics issued $185 million of Senior Subordinated Notes (the "Notes") bearing interest at 12 3/4% and maturing August 1, 2005. The Notes are guaranteed on a senior subordinated basis by Holdings and are subordinate to all existing and future senior indebtedness, as defined, of Graphics.

         On May 8, 1998, the Company refinanced all outstanding indebtedness under the Bank Credit Agreement and the Term Loan Facility (see note 5 below for a discussion of the terms of this refinancing transaction).

     3.  Dividends from Subsidiaries and Investees

         No cash dividends were paid to Holdings from any consolidated subsidiaries, unconsolidated subsidiaries or investees accounted for by the equity method during the periods reflected in these condensed financial statements.

     4.  Tax Sharing Agreement

         Holdings and Graphics are parties to a tax sharing agreement effective July 27, 1989. Under the terms of the agreement, Graphics (whose income is consolidated with that of Holdings for federal income tax purposes) is liable to Holdings for amounts representing federal income taxes calculated on a "stand-alone basis". Each year Graphics pays to Holdings the lesser of (i) Graphics' federal tax liability computed on a stand-alone basis and (ii) its allocable share of the federal tax liability of the consolidated group. Accordingly, Holdings is not currently reimbursed for the separate tax liability of Graphics to the extent Holdings' losses reduce consolidated tax liability. Reimbursement for the use of such Holdings' losses will occur when the losses may be used to offset Holdings' income computed on a stand-alone basis. Graphics has also agreed to reimburse Holdings in the event of any adjustment (including interest or penalties) to consolidated income tax returns based upon Graphics' obligations with respect thereto. Also, under the terms of the tax sharing agreement, Holdings has agreed to reimburse Graphics for refundable federal income taxes equal to an amount which would be refundable to Graphics had Graphics filed separate federal income tax returns for all years under the agreement. Graphics and Holdings have also agreed to treat foreign, state and local income and franchise taxes for which there is consolidated or combined reporting in a manner consistent with the treatment of federal income taxes as described above.

     5.  Subsequent Events

         On May 8, 1998, the Company completed a refinancing transaction which included the following: (1) the Company entered into a $145 million credit facility with Bankers Trust Company, Morgan Stanley Senior Funding, Inc., General Electric Capital Corporation and a syndicate of lenders (the "Amended and Restated Credit Agreement") providing for a $70 million revolving credit facility which is not subject to a borrowing base limitation (the "New Revolving Credit Facility") maturing on March 31, 2004, a $25 million amortizing term loan facility maturing on March 31, 2004 (the "A Term Loan Facility") and a $50 million amortizing term loan facility maturing on March 31, 2005 (the "B Term Loan Facility"); (2) the repayment of all $57.0 million of indebtedness outstanding under the existing Bank Credit Agreement ($65.2 million was outstanding at March 31, 1998) (plus $0.4 million of accrued interest to the date of repayment); (3) the repayment of all $25.0 million of indebtedness outstanding under the existing Term Loan Facility (plus $0.6 million of accrued interest to the date of repayment) and (4) the payment of approximately $2.2 million in fees and expenses associated with the refinancing transaction. In addition, the Company recorded an extraordinary loss related to early extinguishment of debt of $4.0 million, net of taxes associated with the write-off of refinanced indebtedness deferred financing costs in the first quarter of the fiscal year ending March 31, 1999.

         Interest under the Amended and Restated Credit Agreement is floating based upon existing market rates plus agreed upon margin levels. In addition, the Company is obligated to pay specific commitment and letter of credit fees. Such margin levels and fees reduce over the term of the agreement subject to the achievement of certain Leverage Ratio measures.

         Borrowings under the Amended and Restated Credit Agreement are secured by substantially all of the Company's assets. In addition, Holdings has guaranteed the indebtedness under the Amended and Restated Credit Agreement, which guarantee is secured by a pledge of all of Graphics' and its subsidiaries' stock. The new agreement (1) requires satisfaction of certain financial covenants including Minimum Consolidated EBITDA, Consolidated Interest Coverage Ratio and Leverage Ratio requirements, (2) requires prepayments in certain circumstances including excess cash flows, proceeds from asset dispositions in excess of prescribed levels and certain capital structure transactions and
         (3) contains various restrictions and limitations on the following items: (a) the level of capital spending, (b) the incurrence of additional indebtedness, (c) mergers, acquisitions, investments and similar transactions and (d) dividends and other distributions. In addition, the agreement includes various other customary affirmative and negative covenants.




SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
ACG HOLDINGS, INC.


                                                                                                             Balance
                                                   Balance at       Additions                                  at
                                                  Beginning of      Charged to                   Other       End of
                                                    Period           Expense     Write-offs   Adjustments    Period
                                                  ------------      ----------   ----------   -----------    -------
                                                                               (in thousands)
Fiscal Year ended March 31, 1998

   Allowance for doubtful accounts                 $     5,879           908       (4,675)          --       $ 2,112

   Reserve for inventory obsolescence -
      spare parts                                  $       100            --          --            --       $   100

   Reserve for inventory obsolescence -
      paper & ink                                  $        69           184          (47)         (41)      $   165

   Income tax valuation allowance                  $    30,138            --          --   (a)   7,084       $37,222




Fiscal Year ended March 31, 1997

   Allowance for doubtful accounts                 $     4,830         4,847       (3,798)          --       $ 5,879

   Reserve for inventory obsolescence -
      spare parts                                  $       100            --           --           --       $   100

   Reserve for inventory obsolescence -
      paper & ink                                  $       611           318          (45)        (815)      $    69

   Income tax valuation allowance                  $    21,210            --           --  (a)   8,928       $30,138


Fiscal Year ended March 31, 1996

   Allowance for doubtful accounts                 $     3,174         3,619       (1,963)          --       $ 4,830

   Reserve for inventory obsolescence -
      spare parts                                  $       100            --           --           --       $   100

   Reserve for inventory obsolescence -
      paper & ink                                  $        50            --           --           561      $   611

   Income tax valuation allowance                  $    13,808            --           --  (a)    7,402      $21,210



(a) The increase in the valuation allowance primarily relates to current year losses for which no tax benefit has been recorded.






                                SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

                            ACG Holdings, Inc.

                       American Color Graphics, Inc.

                                                                   Date
                                                                   ----


                    /s/      Stephen M. Dyott                   June 29, 1998
                    -------------------------------------       -------------
                             Stephen M. Dyott
              Chairman, President and Chief Executive Officer
                            ACG Holdings, Inc.
              Chairman, President and Chief Executive Officer
                       American Color Graphics, Inc.
     Director of ACG Holdings, Inc. and American Color Graphics, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.


         Signature                           Title                   Date
         ---------                           -----                   ----

 /s/  Joseph M. Milano
----------------------------     Executive Vice President       June 29, 1998
     (Joseph M. Milano)          Chief Financial Officer        -------------




 /s/  Patrick W. Kellick
----------------------------      Senior Vice President         June 29, 1998
    (Patrick W. Kellick)           Corporate Controller         -------------
                                   Assistant Secretary
                              (Principal Accounting Officer)


 /s/  Michael M. Janson                 Director                June 29, 1998
----------------------------                                    -------------
     (Michael M. Janson)


 /s/  Eric T. Fry                       Director                June 29, 1998
----------------------------                                    -------------
     (Eric T. Fry)





                            ACG HOLDINGS, INC.


                        Annual Report on Form 10-K

                     Fiscal Year Ended March 31, 1998

                             Index to Exhibits


Exhibit No.   Description
-----------   -----------

   3.1        Certificate of Incorporation of Graphics, as amended to date*
   3.2        By-laws of Graphics, as amended to date*
   3.3 Restated Certificate of Incorporation of Holdings, as amended to date
   3.4        By-laws of Holdings, as amended to date*
   4.1 Indenture (including the form of Note), dated as of August 15, 1995, among Graphics, Holdings and
              NationsBank of Georgia, National Association, as
              Trustee**
  10.0 Credit Agreement, dated as of August 15, 1995 and Amended and Restated as of May 8, 1998, among Holdings, Graphics,
              GE Capital Corporation as Documentation Agent, Morgan
              Stanley Senior Funding, Inc. as Syndication Agent, Bankers
              Trust Company as Administrative Agent and the parties signatory thereto
 10.0(a) June 8, 1998, First Amendment to Amended and Restated Credit Agreement dated as of May 8, 1998, among Holdings, Graphics,
              GE Capital Corporation as Documentation Agent, Morgan Stanley Senior Funding, Inc. as Syndication Agent, Bankers Trust Company as Administrative Agent and the parties signatory thereto
 10.1 Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto**
 10.1(a) January 10, 1996, First Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto***
 10.1(b) March 6, 1996, Second Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto+++
 10.1(c) June 6, 1996, Third Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto+++
 10.1(d) August 13, 1996, Fourth Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto****
 10.1(e) February 27, 1997, Fifth Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto++++
 10.1(f) June 30, 1997, Sixth Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto
 10.1(g) March 13, 1998, Seventh Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing
              Bank, and the parties signatory thereto
 10.2 Agreement and Plan of Merger, dated as of August 14, 1995, among Holdings, Graphics and Shakopee**
 10.3 Resignation letter, dated as of September 18, 1996, between Graphics and James T. Sullivan****
 10.4(a) Employment Agreement, dated as of April 8, 1993, between Graphics and Stephen M. Dyott*
 10.4(b) Amendment to Employment Agreement, dated December 1, 1994, between Graphics and Stephen M. Dyott++
 10.4(c) Amendment to Employment Agreement, dated February 15, 1995, between Graphics and Stephen M. Dyott++
 10.4(d) Amendment to Employment Agreement, dated September 18, 1996, between Graphics and Stephen M. Dyott****
 10.5 Employment Agreement, dated as of August 18, 1997, between Graphics and Terrence M. Ray
 10.6 Severance Letter, dated April 8, 1993, between Graphics and Joseph M. Milano+
 10.6(a)      October 12, 1995, Amendment to Severance Letter, dated
              April 8, 1993, between Graphics and Joseph M. Milano***
 10.7 Severance Letter, dated April 8, 1993, between Graphics and Timothy M. Davis+
 10.7(a) October 12, 1995, Amendment to Severance Letter, dated April 8, 1993, between Graphics and Timothy M. Davis***
 10.8         Severance Letter dated September 8, 1995, between
              Graphics and M.J. Anderson
 10.9         Amended and Restated Stockholders' Agreement, dated as of
              August 14, 1995, among Holdings, the Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III,
              L.P. and the additional parties named therein**
 10.9(a) Amendment No. 1, dated January 16, 1998, to Amended and Restated Stockholders' Agreement dated as of August 14, 1995 among Holdings, the Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P. and the additional parties named therein
 10.10 Purchase Agreement between Guy Gannett, Holdings and Shakopee, dated November 23, 1994+
 10.11 First Amendment Agreement, dated as of December 22, 1994, between Guy Gannett, Holdings and Shakopee**
 10.12        Second Amendment Agreement, dated as of March 27,
              1995, between Guy Gannett, Holdings and Shakopee**
 10.13        Stock Option Plan of Holdings++
 10.14 Purchase Agreement between ComCorp, Inc., Graphics and Gowe Inc., dated March 12, 1996+++
 10.15 Term Loan Agreement, dated as of June 30, 1997, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto
 10.16        Holdings Common Stock Option Plan
 10.17        Holdings Preferred Stock Option Plan
 21.1         List of Subsidiaries
 27.0         Financial Data Schedule



* Incorporated by reference from Amendment No. 2 to Form S-1 filed on October 4, 1993 - Registration number 33-65702.

+ Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1995 - Commission file number 33-31706-01.

** Incorporated by reference from Form S-4 filed on September 19, 1995 - Registration number 33-97090.

++ Incorporated by reference from Amendment No. 2 to Form S-4 filed on November 22, 1995 - Registration number 33-97090.

*** Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 - Commission file number 33-31706-01.

+++ Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1996 - Commission file number 33-97090.

**** Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 - Commission file number 33-97090.

++++ Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1997 - Commission file number 33-97090.



                                  PART II

                INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Indemnification of Directors and Officers

               Graphics

               The Business Corporation Law of the State of New York (the "New York Law") permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations. Pursuant to the New York Law, Graphics has included in its Certificate of Incorporation and bylaws a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent permitted by the New York Law and to provide that Graphics shall indemnify its directors and officers to the fullest extent permitted by the New York Law.

               Holdings

               The General Corporation Law of the State of Delaware (the "Delaware Law") permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations. Pursuant to the Delaware Law, Holdings has included in its Amended and Restated Certificate of Incorporation and bylaws a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent permitted by the Delaware Law and to provide that Holdings shall indemnify its directors and officers to the fullest extent permitted by the Delaware Law.

               Each party to the Stockholders' Agreement has agreed that no past, current or future director or officer of Holdings shall have any liability (whether direct or indirect, in contract, tort or otherwise) to such party arising out of or relating to any action or omission of such director or officer in his or her capacity as a director or officer of Holdings, except to the extent that any loss, claim, damage or liability is found in a final judgment of a court to have resulted form such director's or officer's bad faith, willful misconduct or gross negligence. Furthermore, each party to the Stockholders' Agreement will discharge and release each such director and officer from, and waive and relinquish any and all rights to, any and all claims, demands, rights of action or causes of action arising out of or relating to any action or omission of such director or officer in his or her capacity as a director or officer of Holdings, except to the extent that any loss, claim, damage or liability is found in a final judgment of a court to have resulted from such director's or officer's bad faith, willful misconduct or gross negligence.

Item 15.    Recent Sales of Unregistered Securities.


      See Item 5 of Part II of the Annual Report attached as Appendix 1 to the Prospectus.

Item 16.    Exhibits and Financial Statement Schedules.

      (a)   Exhibits.

Exhibit No. Description
----------- -----------

    3.1     Certificate of Incorporation of Graphics, as amended to date*
    3.2     By-laws of Graphics, as amended to date*
    3.3 Amended and Restated Certificate of Incorporation of Holdings, as amended to date*****
    3.4     By-laws of Holdings, as amended to date*
    4.1 Indenture (including the form of Note), dated as of August 15, 1995, among Graphics,
            Holdings and NationsBank of Georgia, National Association, as Trustee**
    5.1 Opinion of Shearman & Sterling regarding the legality of the securities being registered++
    8.1     Opinion of Shearman & Sterling regarding tax matters++
   10.0 Credit Agreement, dated as of August 15, 1995 and Amended and Restated as of May 8, 1998, among Holdings, Graphics, GE Capital Corporation as Documentation Agent, Morgan Stanley Senior Funding, Inc. as Syndication Agent, Bankers Trust Company as Administrative Agent and the parties signatory thereto*****
   10.0(a) June 8, 1998, First Amendment to Amended and Restated Credit Agreement dated as of May 8, 1998, among Holdings, Graphics, GE Capital Corporation as Documentation Agent, Morgan Stanley Senior Funding, Inc. as Syndication Agent, Bankers Trust Company as Administrative Agent and the parties signatory thereto*****
   10.1 Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto**
   10.1(a) January 10, 1996, First Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto***
   10.1(b) March 6, 1996, Second Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto+++
   10.1(c) June 6, 1996, Third Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto+++
   10.1(d) August 13, 1996, Fourth Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto****
   10.1(e) February 27, 1997, Fifth Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto++++
   10.1(f) June 30, 1997, Sixth Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto****
   10.1(g) March 13, 1998, Seventh Amendment to Credit Agreement, dated as of August 15, 1995, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto*****
   10.2 Agreement and Plan of Merger, dated as of August 14, 1995, among Holdings, Graphics and Shakopee**
   10.3 Resignation letter, dated as of September 18, 1996, between Graphics and James T. Sullivan****
   10.4(a) Employment Agreement, dated as of April 8, 1993, between Graphics and Stephen M. Dyott*
   10.4(b) Amendment to Employment Agreement, dated December 1, 1994, between Graphics and Stephen M. Dyott++
   10.4(c) Amendment to Employment Agreement, dated February 15, 1995, between Graphics and Stephen M. Dyott++
   10.4(d) Amendment to Employment Agreement, dated September 18, 1996, between Graphics and Stephen M. Dyott****
   10.5 Employment Agreement, dated as of August 18, 1997, between Graphics and Terrence M. Ray*****
   10.6     Severance Letter, dated April 8, 1993, between Graphics and Joseph
            M. Milano+
   10.6(a) October 12, 1995, Amendment to Severance Letter, dated April 8, 1993, between Graphics and Joseph M. Milano***
   10.7 Severance Letter, dated April 8, 1993, between Graphics and Timothy M. Davis+
   10.7(a) October 12, 1995, Amendment to Severance Letter, dated April 8, 1993, between Graphics and Timothy M. Davis***
   10.8     Severance Letter, dated September 8, 1995, between Graphics and M.
            J. Anderson.*****
   10.9 Amended and Restated Stockholders' Agreement, dated as of August 14, 1995, among Holdings, the Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P. and the additional parties named therein**
   10.9(a) Amendment No. 1, dated January 16, 1998, to Amended and Restated Stockholders' Agreement, dated as of August 14, 1995, among Holdings, the Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P. and the additional parties named therein*****
   10.10 Purchase Agreement between Guy Gannett, Holdings and Shakopee, dated November 23, 1994+
   10.11 First Amendment Agreement, dated as of December 22, 1994, between Guy Gannett, Holdings and Shakopee*
   10.12 Second Amendment Agreement, dated as of March 27, 1995, between Guy Gannett, Holdings and Shakopee**
   10.13    Stock Option Plan of Holdings++
   10.14 Purchase Agreement between ComCorp, Inc., Graphics and Gowe Inc., dated March 12, 1996+++
   10.15 Term Loan Agreement, dated as of June 30, 1997, among Holdings, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto*****
   10.16    Common Stock Option Plan of Holdings*****
   10.17    Preferred Stock Option Plan of Holdings*****
   21.1     List of Subsidiaries of Holdings*****
   23.1     Consent of Ernst & Young LLP
   23.4 Consent of Shearman & Sterling (included in its opinion filed as Exhibit 5.1)
   24.1     Powers of Attorney++
   25.1 Statement of Eligibility of NationsBank of Georgia, National Association on Form T-1 (bound separately)

------------
++    Previously filed.
* Incorporated by reference from Amendment No. 2 to Form S-1 filed on October 4, 1993 - Registration number 33-65702.
+ Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1995 - Commission file number 33-31706-01.
** Incorporated by reference from Form S-4 filed on September 19, 1995 - Registration number 33-97090.
++ Incorporated by reference from Amendment No. 2 to Form S-4 filed on November 22, 1995 - Registration number 33-97090.
*** Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 - Commission file number 33-31706-01.
+++ Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1996 - Commission file number 33-97090.
**** Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 - Commission file number 33-97090.
++++ Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1997 - Commission file number 33-97090.
***** Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1998 - Commission file number 33-97090.

      (b)   Financial Statement Schedules.

      See Part IV of the Annual Report attached as Appendix 1 to the
Prospectus.


Item 17.    Undertakings.

               The Registrants hereby undertake:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 14 "Indemnification of Directors and Officers", above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

               Pursuant to the requirements of the Securities Act, American Color Graphics, Inc. has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on July 8, 1998.

                                       AMERICAN COLOR GRAPHICS, INC.




                                       By: /s/ Joseph M. Milano
                                           -----------------------------------
                                           Executive Vice President and
                                           Chief Financial Officer
                                           (Principal Financial Officer)


               Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on July 8, 1998.

           Signature                                  Title
           ---------                                  -----

               *                        Chairman, Chief Executive Officer,
-------------------------------         President, and Director
        Stephen M. Dyott                (Principal Executive Officer)



     /s/ Joseph M. Milano               Executive Vice President and
--------- ----------------------        Chief Financial Officer
        Joseph M. Milano                (Principal Financial Officer)



               *                        Senior Vice President, Corporate
-------------------------------         Controller and Assistant Secretary
       Patrick W. Kellick               (Principal Accounting Officer)


      /s/ Michael M. Janson
-------------------------------         Director
        Michael M. Janson


        /s/ Eric T. Fry
-------------------------------         Director
          Eric T. Fry


*  By: /s/ Joseph M. Milano
   ------------------------------
   Attorney in fact


                                SIGNATURES

               Pursuant to the requirements of the Securities Act, ACG Holdings, Inc. has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on July 8, 1998.



                                       ACG HOLDINGS, INC.




                                       By: /s/ Joseph M. Milano
                                           -----------------------------------
                                           Executive Vice President and
                                           Chief Financial Officer
                                           (Principal Financial Officer)


               Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 8, 1998.

           Signature                                  Title
           ---------                                  -----

                *                          Chairman, Chief Executive Officer,
-------------------------------            President, and Director
        Stephen M. Dyott                   (Principal Executive Officer)



      /s/ Joseph M. Milano                 Executive Vice President and
-------------------------------            Chief Financial Officer
        Joseph M. Milano                   (Principal Financial Officer)



                *                          Senior Vice President, Corporate
-------------------------------            Controller and Assistant
       Patrick W. Kellick                  Secretary (Principal Accounting
                                           Officer)



     /s/ Michael M. Janson
-------------------------------            Director
        Michael M. Janson



        /s/ Eric T. Fry
-------------------------------            Director
           Eric T. Fry


*  By: /s/ Joseph M. Milano
   ------------------------------
   Attorney in fact